Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

DEERFIELD ELGX REVOLVER, LLC,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

ENDOLOGIX, INC.,

each of its direct and indirect subsidiaries listed on the signature pages hereto and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers

Closing Date: August 9, 2018

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(continued)

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(continued)

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(continued)

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17.13	Intercreditor Agreement	133

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate (Agent)
Exhibit B-2	Form of Borrowing Base Certificate (Third Party Agent)
Exhibit C-1	Form of Compliance Certificate
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Person
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Approved Account Debtor
Schedule P-1	Existing Investments
Schedule 4.01(d)	Existing Liens
Schedule 4.01(f)	Existing Indebtedness
Schedule 4.03	Litigation
Schedule 4.06	Real Estate
Schedule 4.07	Intellectual Property
Schedule 4.15	Borrower’s Subsidiaries
Schedule 4.17	Borrower’s Outstanding Shares of Stock, Options and Warrants
Schedule 4.18	Material Contracts
Schedule 4.20	Environmental
Schedule 4.22	Labor Relations
Schedule 4.23	Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office
Schedule 4.33(a)	FDA/Governmental Notices
Schedule 4.41	Stock of the Subsidiaries of the Loan Parties
Schedule 4.45	Inventory Location
Schedule 5.20	Other Loan Documents to be Form 8-K Exhibits
Schedule 6.05	Contingent Obligations
Schedule 6.07	Transactions with Affiliates

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of August 9, 2018, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), DEERFIELD ELGX REVOLVER, LLC, a Delaware limited liability company, as Agent for each member of the Lender Group, Endologix, Inc., a Delaware corporation (“Endologix”), each of its direct and indirect Subsidiaries set forth on the signature pages hereto and any additional borrower that may hereafter be added to this Agreement (individually as a “Borrower”, and collectively with any entities that become party hereto as Borrower and each of their successors and permitted assigns, the “Borrowers”).

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facility described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION.

1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“2.25% Convertible Note Documents” means the 2.25% Convertible Notes, the 2.25% Senior Note Indenture and each other document or agreement from time to time entered into in connection with the foregoing.

“2.25% Convertible Notes” means those certain 2.25% senior unsecured notes, governed by the terms of a base indenture, as supplemented by the first supplemental indenture relating to the 2.25% senior notes (together, the “2.25% Senior Notes Indenture”), between Endologix and Wells Fargo Bank, National Association, as trustee, each of which were entered into on December 10, 2013.

“2.25% Senior Notes Indenture” has the meaning provided therefor in the definition of “2.25% Convertible Notes.”

“3.25% Convertible Notes” means those certain 3.25% senior unsecured notes, governed by the terms of a base indenture, as supplemented by the second supplemental indenture relating to the 3.25% senior notes (together, the “3.25% Senior Notes Indenture”), between Endologix and Wells Fargo Bank, National Association, as trustee, each of which were entered into on November 2, 2015, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 3.25% Convertible Note Refinancing.

“3.25% Convertible Note Documents” means the 3.25% Convertible Notes, the 3.25% Senior Note Indenture and each other document or agreement from time to entered into in connection with the foregoing, as the same may be amended, restated, refinanced, supplemented or otherwise modified in on with a Permitted 3.25% Convertible Note Refinancing.

“3.25% Senior Notes Indenture” has the meaning provided therefor in the definition of “3.25% Convertible Notes.”

“10-K” means an annual report on Form 10-K (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“10-Q” means a quarterly report on Form 10-Q (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, (c) a merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product or Intellectual Property of or from another Person if the Acquisition Consideration paid in connection with such acquisition is in excess of $5,000,000 individually or in the aggregate with respect to all such acquisitions in any twelve (12) month period.

“Acquisition Consideration” has the meaning specified therefor in the definition of “Permitted Acquisitions.”

“Administrative Questionnaire” has the meaning specified therefor in Section 13.01(a).

“Affected Lender” has the meaning specified therefor in Section 2.11(b).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Deerfield Revolver, in its capacity as administrative agent for itself and for the other members of the Lender Group hereunder, as such capacity is established in, and subject to the provisions of, Article XV, and the successors and assigns of Deerfield Revolver in such capacity, and including, when the context may require, during any Third Party Agent Retention Period, any Third Party Agent.

“Agent-Related Persons” means Agent (including, for the avoidance of doubt, any Third Party Agent), together with its Affiliates, controlling persons and their respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors.

“Agent’s Account” means the Deposit Account of Agent (or, during a Third Party Agent Retention Period, any Third Party Agent) identified on Schedule A-1 (or such other Deposit Account of Agent (or, during a Third Party Agent Retention Period, such Third Party Agent) that has been designated as such, in writing, by Agent (or, during a Third Party Agent Retention Period, such Third Party Agent) to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by Borrowers or their Subsidiaries to Agent (or any Third Party Agent) under the Loan Documents and securing the Obligations.

“Agreement” means this Credit Agreement.

“All-in Yield” means the interest rate (including margins and floors), original issue discount and fees paid to all lenders (or consenting lenders) of such debt or their Affiliates (based on the remaining life to maturity), but not including any fees not paid to all lenders (such as fees to initial purchasers (i.e., investment banks in Rule 144A offerings), underwriters or lead agents).

“Announcing Form 8-K” has the meaning specified therefor in Section 5.20.

“Anti-Corruption Laws” means any and all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any Subsidiary of any Loan Party from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Money Laundering Laws” means any and all laws, rules, and regulations in effect from time to time related to terrorism or money laundering, including, without limitation, (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Anti-Terrorism Laws” means any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and the USA Patriot Act (Pub. L. No. 107-56 (Oct. 12, 2001)).

“Applicable Laws” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. “Applicable Laws” includes Healthcare Laws and Environmental Laws.

“Applicable Revolver Reduction Premium” has the meaning specified in Section 2.09(d)(iii).

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full in cash on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.03(b)(ii).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignee” has the meaning specified therefor in Section 13.01(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 or any other form agreed by the Agent.

“Authorizations” means, with respect to any Person, any permits (including Regulatory Required Permits), approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any supplements or amendments with respect to the foregoing.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrowers to Agent (and, during any Third Party Agent Retention Period, also to the Third Party Agent).

“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower Representative or any other officer of the Borrower Representative having substantially the same authority and responsibility.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.01 (after giving effect to the then outstanding Revolver Usage).

“Average Availability” means, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bank of America Cash Collateral Account” means that certain deposit account #1453234066 of Borrower at Bank of America, N.A. (or such replacement deposit account provided by Bank of America, N.A. or by another commercial bank) established and maintained for the sole purpose of providing cash collateral in favor of Bank of America, N.A. (or such replacement commercial bank) for obligations of the Borrower in respect of certain commercial credit cards (or with respect to a replacement commercial bank, similar commercial credit cards to those provided by Bank of America, N.A. as of the Closing

Date) provided to the Borrower by Bank of America, N.A. (or such replacement commercial bank); provided that the aggregate amount on deposit in such deposit account (or such replacement deposit account) shall not at any time exceed $2,500,000.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Blocked Account” has the meaning specified therefor in Section 2.12(a).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” has the meaning specified therefor in the preamble.

“Borrower Representative” means Endologix, in its capacity as Borrower Representative pursuant to the provisions of Section 2.13, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, an amount equal to:

(a) the lesser of:

(i) the Maximum Revolver Amount, and

(ii) an amount equal to:

(A) an amount not to exceed 85% of the aggregate amount of Eligible Accounts; less

(B) the amount, if any, of the Dilution Reserve; plus

(C) the least of (1) the product of 50% multiplied by the value (calculated at the lower of cost or market based on the Borrowers’ historical accounting practices) of Eligible Inventory at such time, (2) the product of 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Orderly Liquidation Value applicable to such categories) at such time, (3) the Inventory Cap and (4) an amount equal to 40% of the Borrowing Base; plus

(D) an amount not to exceed 50% of the Net Book Value of Eligible Equipment;

less

(b) the aggregate amount of all Reserves in effect at such time;

provided, that, the Borrowing Base will be automatically adjusted down, if necessary, such that (1) availability from Eligible Foreign Accounts shall never exceed the lesser of (x) $5,000,000 and (y) 20% of the Borrowing Base and (2) availability from Eligible Equipment shall never exceed $2,000,000; and

provided, further, that, as of any date of determination prior to the Trigger Date, the Borrowing Base shall never exceed an amount equal to (i) 75% of the Borrowing Base plus (ii) Qualified Cash as of such date.

“Borrowing Base Certificate” means each of the Borrowing Base Certificate (Agent) and Borrowing Base Certificate (Third Party Agent), as the context may require.

“Borrowing Base Certificate (Agent)” means a certificate in the form of Exhibit B-1, which Borrowing Base Certificate (Agent) shall be delivered to Agent in accordance with the terms of this Agreement.

“Borrowing Base Certificate (Third Party Agent)” means a certificate in the form of Exhibit B-2, which Borrowing Base Certificate (Third Party Agent) shall be delivered to a Third Party Agent during a Third Party Agent Retention Period in accordance with the terms of this Agreement.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) is otherwise closed for transacting business with the public, except that, if a determination of a Business Day shall relate to amounts accruing interest at the LIBOR Rate, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Borrowers which equity investment is made substantially contemporaneously with the making of the expenditure, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding the Loan Parties and their Affiliates).

“Capital Lease” means, with respect to any Person, any lease of or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capped Call” means the capped call transactions referenced in Schedule 6.05 in respect of the 2.25% Convertible Notes and any like transactions that are economically similar to such transactions entered into in connection with any Indebtedness contemplated under clause (j) of the definition of Permitted Indebtedness.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed one year and (f) investments made in accordance with Endologix’ investment policy in effect as of the Closing Date that was provided to the Agent’s counsel on March 14, 2017 at 12:15 p.m. New York time, and any amendments thereto that do not, when taken as a whole, materially increase the risk of the investments made by Endologix from time to time from Endologix’ investment policy in effect as of the Closing Date.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change in Law” means the occurrence after the Closing Date of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change in Control” or “Change of Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting Stock of Endologix (or other securities convertible into such voting Stock) representing more than 50% of the combined voting power of all voting Stock of Endologix; (b) Endologix shall have ceased to own, directly or indirectly, 100% of the Stock of any of its Subsidiaries (with the exception of any Subsidiaries permitted to be dissolved or merged to the extent otherwise permitted by this Agreement and other than, solely with respect to Foreign Subsidiaries, directors qualifying shares as necessary to comply with foreign law); (c) the occurrence of a “Change of Control”, “Change in Control”, “Fundamental Change” or terms of similar import under the 2.25% Convertible Note Documents, the 3.25% Convertible Note Documents, the Term Debt Documents or any Permitted Japan Lifeline Unsecured Debt Documents; or (d) the occurrence of any “Major Transaction” (as defined in any Warrant). As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Exchange Act; provided that no Change in Control shall be deemed to have occurred with respect to a “Permitted Successor Transaction” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) which prohibits the Term Lenders from delivering a “Put Notice” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) under the Term Loan Credit Agreement as in effect on the Closing Date.

“Closing Date” means the date of this Agreement.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrowers or any of their Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) or the Lenders under any of the Loan Documents, including the “Collateral” (as defined in the Guaranty and Security Agreement).

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Loan Parties’ or their Subsidiaries’ Collateral or books and records, in each case, in form and substance reasonably satisfactory to Agent and the Lenders.

“Commitment” means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.01.

“Commitment Fee” has the meaning specified therefor in Section 2.09(e).

“Common Stock” means the “Common Stock” of Endologix, with a $0.001 par value per share.

“Compliance Certificate” means a certificate, duly executed by an Authorized Officer of the Borrower Representative, appropriately completed and substantially in the form of Exhibit C-1 hereto.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent and the Lenders, executed and delivered by Borrowers or one of their Subsidiaries, Agent, Term Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Convertible Note Documents” means, collectively the 2.25% Convertible Note Documents and the 3.25% Convertible Note Documents (which, for the avoidance of doubt, shall include the indenture and each other document or agreement from time to time entered into in connection with any Permitted 3.25% Convertible Note Refinancing, in each case, to the extent such indenture, documents or agreements are permitted pursuant to the terms of the definition of “Permitted 3.25% Convertible Note Refinancing”).

“Copyrights” has the meaning specified therefor in the Guaranty and Secured Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Correction” means the repair, modification, adjustment, relabeling, destruction, or inspection (including patient monitoring) of a product or device without its physical removal from its point of use to some other location.

“Cortland” means Cortland Capital Market Services LLC, a Delaware limited liability company, and its Affiliates and its and their successors and assigns.

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Deerfield Revolver” means Deerfield ELGX Revolver, LLC and its successors and assigns.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Depositary Bank” has the meaning specified therefor in Section 2.12(a).

“Designated Account” means the Deposit Account of Borrower Representative identified on Schedule D-1 (or such other Deposit Account of Borrower Representative located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent (and, during any Third Party Agent Retention Period, also to the Third Party Agent)).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent (and, during any Third Party Agent Retention Period, also to the Third Party Agent)).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior three (3) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of 5%.

“Dispose” and “Disposition” mean (a) the sale, lease, license, transfer, assignment, conveyance or other disposition of any assets or property (including any transfer or conveyance of any assets or property pursuant to a division or split of a limited liability company or other entity or Person into two or more limited liability companies or other entities or Persons), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Stock that does not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable (in each case, other than solely for Stock that does not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change in control” or similar event, provided that such “change in control” or similar event results in the occurrence of the payment in full in cash of all of the Obligations (other than unasserted contingent indemnification obligations) and the termination of all of the Commitments, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which is organized, incorporated or otherwise formed under the laws of the United States or any state thereof or the District of Columbia.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“DTC” has the meaning specified therefor in Section 4.31.

“EBITDA” means, for any period, Borrowers and their Subsidiaries’ net income, plus (to the extent deducted from net income in the determination thereof) interest expense, taxes, depreciation and amortization for such period, all calculated on a consolidated basis in accordance with GAAP, consistently applied and determined as of and at the end of such period. For purposes of this Agreement, EBITDA for any period shall be determined by disregarding any extraordinary, unusual or non-recurring items of income during such period.

“Eligible Accounts” means Eligible Domestic Accounts and Eligible Foreign Accounts.

“Eligible Domestic Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services in the United States that have been acknowledged as accepted by the applicable Account Debtor, that comply with each of the representations and warranties respecting Eligible Domestic Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) from time to time after the Closing Date. In determining the amount to be included, Eligible Domestic Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Subject to the proviso to the first sentence of this definition, Eligible Domestic Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, Accounts that are more than 60 days past due or have a credit balance that is more than 60 days past due, or Accounts with selling terms of more than 60 days (or, with respect to Twins & Martin, 120 days),

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or (ii) is not organized under the laws of the United States or any state thereof,

(g) Accounts of a Loan Party with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of (x) Accounts with respect to which such Loan Party has complied, to the reasonable satisfaction of Agent

(or, at the sole option of Agent during any Third Party Agent Retention Period, the Third Party Agent), with the Assignment of Claims Act, 31 USC §3727 and (y) up to $1,000,000, in the aggregate, of Accounts where the Account Debtor is satisfactory to Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) in its Permitted Discretion), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Loan Party, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, but only to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Loan Parties exceed 20% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent (or, at the sole option of Agent during any Third Party Agent Retention Period, the Third Party Agent) based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent (including, during any Third Party Agent Retention Period, the Third Party Agent), in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts with respect to which the Account Debtor is an individual,

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Loan Party of the subject contract for goods or services, or

(q) Accounts where the Account or the applicable Account Debtor fails to meet such other specifications and requirements which may be from time to time established by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) in its Permitted Discretion.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that solely with respect to clause (d) above, no such Person shall include (i) Borrowers or any of Borrowers’ Affiliates or (ii) unless an Event of Default has occurred and is continuing, (A) any direct competitor of the Loan Parties, in each case, as determined by Agent in its reasonable discretion, (B) any investor or fund that has publicly announced in writing its intention to obtain control of Endologix publicly or otherwise to the knowledge of the assigning Lender, or (D) any Person listed in the email delivered by prior counsel to Endologix to counsel to the Agent on March 16, 2017 at 5:00 p.m. (Pacific time) and any Affiliates or Approved Funds of any such Person actually known to the assigning Lender and to the Agent to be Affiliates or Approved Funds of any such Person.

“Eligible Foreign Accounts” means those Accounts created by a Borrower in the Ordinary Course of Business, have been acknowledged as accepted by the applicable Account Debtor, that comply with each of the representations and warranties respecting Eligible Foreign Accounts made in the Loan Documents, and with respect to which the applicable Account Debtor does not have its principal place of business in the United States (but is not located in an OFAC sanctioned country), and in each case that are: (i) supported by an irrevocable letter of credit reasonably satisfactory to Agent and the Lenders (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, (ii) covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent and the Lenders or (iii) generated by an Account Debtor with its principal place of business in a jurisdiction approved by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) on a case-by-case basis in its Permitted Discretion; provided, that it is understood that the Account Debtors set forth on Schedule E-1 are in approved jurisdictions as of the date hereof. In addition, Eligible Foreign Accounts shall only include Accounts that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) from time to time after the Closing Date. In determining the amount to be included, Eligible Foreign Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Subject to the proviso to the second sentence of this definition, Eligible Foreign Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, Accounts that are more than 60 days past due or have a credit balance that is more than 60 days past due, or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in US Dollars,

(f) Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof,

(g) Accounts of a Loan Party with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of

Accounts with respect to which such Loan Party has complied, to the reasonable satisfaction of Agent (or, at the sole option of Agent during any Third Party Agent Retention Period, the Third Party Agent), with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Loan Party, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, but only to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Loan Parties exceed 20% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent (or, at the sole option of Agent during any Third Party Agent Retention Period, the Third Party Agent) based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent (including, during any Third Party Agent Retention Period, the Third Party Agent), in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts with respect to which the Account Debtor is an individual,

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Loan Party of the subject contract for goods or services, or

(q) Accounts where the Account or the applicable Account Debtor fails to meet such other specifications and requirements which may be from time to time established by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) in its Permitted Discretion.

“Eligible Equipment” means, subject to the criteria below, all Equipment that is: (a) owned by a Borrower (and for which a Borrower has good and lawful title thereto) free and clear of all Liens other than Liens in favor of Agent securing the Obligations, (b) installed in a facility in the United States (i) owned by a Borrower or (ii) leased by a Loan Party and subject to a landlord’s agreement in favor of Agent that is in form and substance reasonably satisfactory to Agent and the Lenders, (c) in good working order and operating condition (ordinary wear and tear excepted), (d) not obsolete, outdated or surplus

Equipment, (e) subject to a first priority Lien in favor of Agent (for the benefit of itself and the Lenders), (f) not “fixtures” under the Applicable Laws of the jurisdiction in which such Equipment is located, (g) subject to liability and property and casualty insurance with insurers reasonable acceptable to Agent and the Lenders and in an amount reasonably acceptable to Agent and the Lenders naming Agent as an additional insured and lender’s loss payee on such insurance policies with evidence reflecting such that is reasonably satisfactory to Agent and the Lenders, and (h) not determined by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) in its Permitted Discretion to be unacceptable due to age, type, category, quality or quantity and/or for any other reason whatsoever. In addition, Agent (and, during any Third Party Agent Retention Period, the Third Party Agent) reserves the right, at any time and from time to time after the Closing Date (including on the basis of any appraisal conducted after the Closing Date), to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Equipment in its reasonable and good faith credit judgment and discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available.

“Eligible Inventory” means Inventory of a Loan Party, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) Permitted Discretion to address the results of any field examination or appraisal performed by (or on behalf of) Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. Subject to the proviso to the first sentence of this definition, an item of Inventory shall not be included in Eligible Inventory if:

(a) such Loan Party does not have good, valid, and marketable title thereto,

(b) such Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Loan Party),

(c) it is not located at one of the locations in the continental United States set forth on Schedule 4.45 or is Trunk Inventory,

(d) it is in-transit,

(e) it is located on Real Property leased by such Loan Party or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) has established a Landlord Reserve with respect to such location,

(f) it is not held for sale in the Borrowers’ Ordinary Course of Business (unless it consists of first quality raw materials) or is not of good and merchantable quality, or it has not been approved for sale by the Borrowers, or it is quarantined from Borrowers’ general Inventory population or is rejected by Borrowers’ Material Review Board,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by such Loan Party’s customers or is subject to a Recall,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, display or demo items, discontinued items, work-in-process, items used in research and development, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in such Loan Party’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or Inventory on consignment with third parties,

(j) such Inventory is not covered by casualty insurance reasonably acceptable to Agent and the Lenders,

(k) it consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrowers or their business, operations or assets,

(l) it does not meet all standards imposed by any Governmental Authority in all material respects, including with respect to its production, acquisition, sale or importation (as the case may be,

(m) it has expired or is obsolete,

(n) such Inventory is located at the Santa Rosa location and a reserve has been established on the books of the Borrowers against such Inventory in accordance with Endologix’s standards in place regarding aged Inventory,

(o) it is held for rental or lease by or on behalf of Borrowers,

(p) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(q) it fails to meet such other specifications and requirements which may from time to time be established by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) in its Permitted Discretion. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Employee” means any employee of any Loan Party or any Subsidiary of any Loan Party.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits or compensation and which is contributed to, sponsored by or maintained by the Borrower or any of its Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has or could reasonably be expected, individually or in the aggregate, to have any present or future obligation or liability.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of or liability under Environmental Laws or releases of Hazardous Materials, including, without limitation, (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Laws” means all Applicable Laws, Authorizations and permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the date hereof.

“Environmental Permits” has the meaning specified therefor in Section 4.20(a).

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and applicable published guidance thereunder.

“ERISA Affiliate” means collectively the Borrower, any Subsidiary of Borrower and any Person under common control or treated as a single employer with, Borrower or any Subsidiary of Borrower within the meaning of IRC Section 414 (b), (c), (m) or (o) or under ERISA.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) or (c) of ERISA (other than an event for which the 30-day notice period is waived) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the IRC or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the IRC or other Applicable Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of IRC Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the IRC; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any Liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent

“Event of Default” has the meaning specified therefor in Article VIII.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of thirty (30) days with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Accounts” has the meaning specified therefor in Section 5.08.

“Excluded Domestic Holdco” means a wholly-owned Domestic Subsidiary of a Borrower substantially all of the assets of which consist of Stock of Excluded Foreign Subsidiaries held directly or indirectly by such Subsidiary and which does not engage in any business, operations or activity other than that of a holding company, excluding for purposes of such determination, Indebtedness of such Excluded Foreign Subsidiaries.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary which is a controlled foreign corporation (as defined in the IRC) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Obligations) of a Loan Party.

“Excluded Property” means, collectively:

(a) voting shares of any (A) Excluded Foreign Subsidiary of Borrower or (B) Excluded Domestic Holdco, in each case, in excess of 65% of all of the issued and outstanding voting shares of capital stock of such subsidiary;

(b) any lease, license, contract, property right or agreement as to which, if and to the extent that, and only for so long as, the grant of a security interest therein shall (1) constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement or render it unenforceable, (2) be prohibited by any applicable law or (3) require the consent of any third party (in each case of clauses (1), (2) and (3), other than to the extent that any such breach, termination, default, prohibition or requirement for consent would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law), provided that such security interest shall attach immediately to each portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above;

(c) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(d) motor vehicles and other assets, in each instance, in which perfection of a security requires notation on certificates of title with a value, individually, of less than $250,000;

(e) without in any way limiting clause (a) above, equity interests in any Person (other than wholly owned Subsidiaries) to the extent not permitted by the terms of such Person’s organizational or joint venture documents (so long as such joint venture was not entered into (or such Subsidiary was not formed) in contravention of the terms of the Loan Documents and such prohibition did not arise in anticipation of the restrictions under the Loan Documents);

(f) any assets financed by purchase money Indebtedness or Capital Leases, to the extent such purchase money Indebtedness or Capital Lease is permitted hereunder, if the documentation governing such purchase money Indebtedness or Capital Leases securing such purchase money Indebtedness or Capital Leases prohibits the creation of a security interest or lien thereon or requires the consent of any Person as a condition to the creation of any other security interest or lien on such property or if such contract or other agreement would be breached or give any party the right to terminate it as a result of creation of such security interest or lien;

(g) those assets as to which Agent determines (in its sole discretion) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lender Group of the security to be afforded thereby; and

(h) the Bank of America Cash Collateral Account;

provided, however, notwithstanding anything to the contrary herein or under the other Loan Documents, “Excluded Property” shall not include (i) any proceeds, products, substitutions, receivables or replacements of Excluded Property (unless such proceeds, products, substitutions, receivables or replacements would otherwise constitute Excluded Property), or (ii) any assets or property provided as security or collateral for the Term Debt or for which a Lien has been granted in favor of Term Agent, any Term Lender or any other Person party to the Term Debt Documents.

“Excluded Subsidiary” means (a) any Excluded Domestic Holdco and (b) any Excluded Foreign Subsidiary.

“Excluded Taxes” means (i) any Tax imposed on or measured by the net income (however denominated) of any Recipient (including any branch profits Taxes and franchise Taxes), in each case (A) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient’s principal office is located or, in the case of any Lender or Participant, the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s applicable lending office is located, or (B) imposed as a result of a present or former connection between such Recipient and the jurisdiction (or any political subdivision or taxing authority thereof) imposing such Tax (other than any such connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced its rights or remedies hereunder or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document); (ii) Taxes resulting from a Recipient’s failure to comply with the requirements of Section 16.02, (iii) any United States federal withholding Taxes imposed on amounts payable to or for the account of a Foreign Lender based upon the applicable withholding rate pursuant to the law in effect at the time such Foreign Lender acquires its interest in the Loan or Commitment (or designates a new lending office), except to the extent such Foreign Lender (or its assignor, if any) was previously entitled to receive amounts pursuant to Section 16.01, if any, with respect to such withholding Tax at the time such Foreign Lender changed its lending office (or became a party hereto), and (iv) any withholding Taxes imposed under FATCA on amounts payable to or for the account of such Recipient.

“Extraordinary Advances” has the meaning specified therefor in Section 2.02(c)(iii).

“FATCA” means Sections 1471 through 1474 of the IRC, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and (a) any current or future regulations or official interpretations thereof (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non- United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“First Period” has the meaning specified in Section 2.09(d)(ii).

“Fixed Charge Coverage Ratio” means, as of any date of determination and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the ratio of (a) for the applicable Measurement Period ending on such date, EBITDA minus Capital Expenditures (other than Capital Expenditures financed with Indebtedness (other than Revolving Loans)) made or incurred during such Measurement Period or the proceeds of Stock, to (b) Fixed Charges for such Measurement Period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Stock) during such period.

“Foreign Benefit Plan” means any employee benefit plan that is subject to the laws of a jurisdiction outside the United States, including those mandated by a government other than that of the United States of America.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied, subject to the provisions of Section 1.02 .

“Global Excess Liquidity” means, as of any date of determination by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent), the sum of (a) without duplication of clause (b) of this definition, Qualified Cash plus (b) without duplication of clause (a) of this definition, unrestricted cash and Cash Equivalents of Loan Parties that is in Excluded Accounts maintained by a branch office of the bank or securities intermediary located outside the United States in an aggregate amount not to exceed the lesser of (i) $10,000,000 and (ii) 20% of clause (a) of this definition, plus (c)(i) without duplication of any cash or Cash Equivalents from any Borrowing or Loan made hereunder or under the other Loan Documents that would count towards either of clause (a) or clause (b) of this definition and (ii) solely to the extent the applicable conditions in Article III (and any additional conditions to Borrowing or the making of Loans hereunder or under the Loan Documents that may be added or included from time to time after the Closing Date) have been satisfied (or would be satisfied if a Borrowing or a Loan would have been made hereunder or under the other Loan Documents) as of such date of determination (after giving effect to any such Borrowing or Loan hereunder or thereunder and any Revolver Usage as of such date), the amount of Availability.1

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210, 211, 820 and any comparable foreign requirements.

“Governmental Authority” means any nation, sovereign, government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal or administrative or public body or entity, whether domestic or foreign, federal, state, local or other political subdivision thereof, having jurisdiction over the matter or matters and Person or Persons in question or having the authority to exercise executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (a) each Subsidiary of Borrowers (other than any Excluded Subsidiary), and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.09.

[1]

DLA: as mentioned by email yesterday, if we cannot get the control agreements and landlord waivers done by this morning, then we will provide up to a 20 day post-closing period to allow the company to get them in place where availability with still count for the global liquidity test (but not under any circumstance for any borrowing purposes).

“Guaranty and Security Agreement” means the Guaranty and Security Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Agent and the Lenders, executed and delivered by Borrowers and each of the Guarantors to Agent.

“Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Healthcare Laws” means all Applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or post-market requirements of any drug, medical device, clinical laboratory service, food, dietary supplement or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA or otherwise regulated by the FDA, or subject to regulation under the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §263a et seq) and its implementing regulations (42 C.F.R. Part 493) and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Immaterial Subsidiaries” shall mean, as of any date of determination, any Subsidiary of the Borrower that is not a Loan Party that, when measured as of the most recent fiscal quarter end or fiscal year end for which Endologix has filed its 10-K or 10-Q, when taken together with all other Immaterial Subsidiaries as of such date, (i) did not have assets with a value in excess of 5.0% of the total property and assets of the Loan Parties and their Subsidiaries on a consolidated basis set forth in the balance sheet included in such 10-K or 10-Q in accordance with GAAP and on a pro forma basis and (ii) did not have revenues representing in excess of 5.0% of total revenues of the Loan Parties and their Subsidiaries on a consolidated basis.

“Indebtedness” means the following with respect to any Person:

(a) all indebtedness for borrowed money of such Person;

(b) the deferred purchase price of assets or services (other than trade payables entered into in the Ordinary Course of Business and which are not more than 120 days past due and other than items covered by clause (xiv) of this definition) of such Person, which in accordance with GAAP should be shown to be a liability on the balance sheet;

(c) all guarantees of Indebtedness by such Person;

(d) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder;

(e) all Capital Lease Obligations of such Person;

(f) all indebtedness (including indebtedness of other types covered by the other clauses of this definition) of such Person or another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) fair market value of such property and (z) the amount of the indebtedness secured);

(g) all indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property);

(h) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(i) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends;

(j) all direct or indirect liability, contingent or otherwise, of such Person with respect to any other Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

(k) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts;

(l) all direct or indirect liability, contingent or otherwise, of such Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement;

(m) all direct or indirect liability, contingent or otherwise, of such Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any assets or property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person;

(n) earn-outs, all purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations (or continuing obligations of any nature of such Person arising out of purchase and sale contracts) (including in connection with Permitted Acquisitions), but only to the extent the same (x) have become due and payable and are recorded as a liability on the balance sheet of such Person and (y) are payable in cash;

(o) all off-balance sheet liabilities of such Person; or

(p) all obligations arising under non-compete agreements, bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.03.

“Indemnified Person” has the meaning specified therefor in Section 10.03.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers under any Loan Document.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all Intellectual Property Licenses and all Copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any Patents, patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, Trademarks, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Intellectual Property Licenses” has the meaning specified therefor in the Guaranty and Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the Closing Date, executed and delivered by Borrowers, each of their Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent and the Lenders.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between Agent and the Term Agent and acknowledged and agreed by the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Internal Controls” has the meaning ascribed to it in Section 4.13(a).

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Cap” means, initially, $10,000,000; provided, that, (x) after the first anniversary of the Closing Date, such cap may be increased to $15,000,000 to the extent the following conditions have been met: (i) Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) shall have received an appraisal detailing the value of Borrowers’ Intellectual Property, in scope and with results acceptable to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) and (ii) Borrowers’ shall have achieved TTM EBITDA of greater than $0 for two consecutive fiscal quarters and (y) the Inventory Cap shall be reduced to $0 in the event that Market Capitalization of Endologix is less than $200,000,000.

“Investment” has the meaning specified therefor in Section 6.06.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder.

“IP” means all Intellectual Property that is necessary for the conduct of the Loan Parties’ business as currently conducted.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Landlord Reserve” means, as to each location at which Borrowers have Collateral or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months’ rent for which the landlord will have, under applicable law, a Lien in the Collateral of Borrowers to secure the payment of rent or other amounts under the lease relative to such location, or (b) three (3) months’ rent under the lease relative to such location.

“Latest Balance Sheet Date” has the meaning specified therefor in Section 4.12.

“Lender” has the meaning specified therefor in the preamble, shall include any other Person made a party hereto pursuant to the provisions of Section 13.01 and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent (including, during any Third Party Agent Retention Period, the Third Party Agent), any other Secured Party or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrowers or their Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent or any Third Party Agent in connection with the Lender Group’s transactions with Borrowers or their Subsidiaries under any of the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of Agent’s and any Third Party Agent’s outside counsel and reasonable out-of-pocket costs incurred in connection with travel and due diligence, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s or any Third Party Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrowers or their Subsidiaries, (d) Agent’s and any Third Party Agent’s fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent or any Third Party Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) reasonable consulting or advisory fees and expenses of Agent and any Third Party Agent and fees and expenses related to any field examination, appraisal, or valuation to the extent of the fees and charges, and due diligence expenses, including in connection with periodic reviews of insurance and Collateral, (h) Agent’s, any Third Party Agent’s and Lenders’ reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party subpoenas, claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrowers or any of their Subsidiaries, (i) Agent’s and any Third Party Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of any Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, restating, supplementing, waiving, or modifying the Loan Documents and (j) Agent’s, any Third Party Agent’s and each Lender’s costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrowers or any of their Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Adjustment Date” means the first calendar day of such calendar month.

“LIBOR Rate” means the greater of (a) 1.00% and (b) the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited or a comparable, replacement or successor rate, which rate is approved by Agent, as published on the applicable Bloomberg screen (or such other commercially available source providing such quotations as may be designated by Agent from time to time), for deposits in Dollars for a term of thirty (30) days on or about 11:00 a.m. (London time) two (2) Business Days prior to the LIBOR Adjustment Date. The LIBOR Rate may not be the lowest or best rate at which Agent calculates interest or extends credit. The LIBOR Rate for each calendar month shall be adjusted (if necessary) on each LIBOR Adjustment Datewhich determination shall be conclusive in the absence of manifest error; provided that to the extent a comparable, replacement or successor rate is approved by Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind. For purposes of this Agreement and the other Loan Documents, any Loan Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidated Damages” has the meaning specified in Section 2.09(d)(i).

“Loan” means any Revolving Loan or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.08.

“Loan Documents” means the Agreement, any Notes, the Control Agreements, any Borrowing Base Certificate, each Compliance Certificate, the Intercreditor Agreement, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrowers or any of their Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Lockbox” has the meaning specified therefor in Section 2.12(a).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Capitalization” shall mean, on any date of determination, an amount equal to (i) the total number of issued and outstanding shares of common Stock of Endologix on the date of measurement multiplied by (ii) the arithmetic mean of the closing prices per share of such Stock on the Nasdaq Stock Market for the 30 consecutive trading days immediately preceding such date of determination.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation (e.g., normal stock rotation practices and routine equipment adjustments and repairs, etc.).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, financial condition or properties of the Loan Parties and their Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any provision of any Loan Document, (c) the ability of any Loan Party to timely perform the Obligations, (d) the creation, perfection or priority of the Liens, taken as a whole for the Collateral, granted under the Loan Documents, or (e) the rights and remedies of the Secured Parties under any Loan Document.

“Material Contracts” means (a) the Operative Documents, (b) the Term Debt Documents, (c) the Convertible Note Documents, (d) the agreements listed on Schedule 4.18, (e) the Permitted Japan Lifeline Unsecured Debt Documents and (f) each other agreement or contract to which such Loan Party or its Subsidiaries is a party the termination of which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided that Capped Calls shall not be considered Material Contracts.

“Material Intangible Assets” means all of (i) each Loan Party’s Intellectual Property and (ii) license or sublicense agreements or other agreements with respect to rights in Intellectual Property (including each Intellectual Property License), in each case that are material to the financial condition, business or operations of the applicable Loan Party.

“Maturity Date” means April 2, 2022.

“Maximum Revolver Amount” means $40,000,000 (provided that such amount shall be increased to $50,000,000 during any Maximum Revolver Increased Amount Period), decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.03(c).

“Maximum Revolver Decreased Market Capitalization Event” means any time, after a Maximum Revolver Increased Amount Trigger Event occurs, the Market Capitalization of Endologix decreases to an amount less than or equal to $350,000,000.

“Maximum Revolver Decreased Market Capitalization Notice Trigger Event” means the first occurrence of a Maximum Revolver Decreased Market Capitalization Event after a Maximum Revolver Increased Amount Trigger Event has occurred and was continuing immediately before such Maximum Revolver Decreased Market Capitalization Event occurred.

“Maximum Revolver Decreased Market Capitalization Overadvance Amount” means, at any time a Maximum Revolver Decreased Market Capitalization Overadvance Event occurs, if Revolver Usage at such time is in excess of $40,000,000, the result of (a) the amount of the Revolver Usage, minus (b) $40,000,000.

“Maximum Revolver Decreased Market Capitalization Overadvance Event” means any time that the Market Capitalization of Endologix is less than or equal to $350,000,000 and the Revolver Usage is more than $40,000,000.

“Maximum Revolver Increased Amount Period” means from the time a Maximum Revolver Increased Amount Trigger Event occurs until the time that the Market Capitalization of Endologix is less than or equal to $350,000,000.

“Maximum Revolver Increased Amount Trigger Event” means, at any time that the Market Capitalization of Endologix is in excess of $350,000,000 for at least ten (10) consecutive Business Days, the Borrower Representative delivers an officer’s certificate executed by an Authorized Officer of the Borrower Representative to the Agent (and, during a Third Party Agent Retention Period, also the Third Party Agent) certifying as such and providing reasonable detail thereof, all in form and substance reasonably satisfactory to the Agent (and, during a Third Party Agent Retention Period, also the Third Party Agent).

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) fiscal months of Borrowers for which financial statements have been delivered pursuant to Section 5.05(a).

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Monthly Cash Burn Amount” means, with respect to Borrowers, an amount equal to Borrower’s change in cash and Cash Equivalents, without giving effect to any increase resulting from contributions or proceeds of financings, for either (a) the immediately preceding eighteen (18) month period as determined as of the last day of the month immediately preceding the proposed consummation of the Permitted Acquisition or voluntary prepayment, as applicable, and based upon the financial statements delivered to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) in accordance with this Agreement for such period, not including unusual or non-recurring expenses or (b) the immediately succeeding eighteen (18) month period based upon the projections delivered to Agent (or any Third Party Agent, as applicable) prior to the Closing Date, not including unusual or non-recurring expenses, using whichever calculation as between clause (a) and clause (b) demonstrates a higher burn rate (or, in other words, more cash used), in either case, divided by eighteen (18).

“Monthly Collateral Monitoring Fee” has the meaning specified therefor in Section 2.09(f).

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has, or could reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“Necessary Documents” has the meaning specified therefor in Section 4.05.

“Net Book Value of Eligible Equipment” means, at any time, the then-current book value of all Eligible Equipment (giving effect to any adjustments to such book value on or prior to the date of measurement thereof) less all accumulated depreciation and amortization of such Equipment through the date of measurement, all as determined in accordance with GAAP.

“Net Orderly Liquidation Value” means, at any time, the orderly liquidation value with respect to the applicable asset as set forth in the most recent appraisal acceptable to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent), upon which Agent (and any Third Party Agent) is expressly entitled to rely, prepared by an appraiser acceptable to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent), net of operating expenses, liquidation expenses and commissions set forth in such appraisal; provided, that to the extent operating expenses, liquidation expenses and commissions set forth in such appraisal are not allocated to specific categories of Inventory, such operating expenses, liquidation expenses and commissions may be allocated by Agent (or, during any Third Party Agent Retention Period at the sole option of Agent, the Third Party Agent) to specific assets as determined in Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) Permitted Discretion; and provided further, that the liquidation timeframe is acceptable to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent).

“Net Revenue” means, for any period, (a) the Loan Parties’ gross revenues during such period, less (b)(i) trade, quantity and cash discounts allowed by the Loan Parties, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price, (iii) product returns and allowances, (iv) allowances for shipping or other distribution expenses, (v) set-offs and counterclaims, and (vi) any other similar and customary deductions used by the Loan Parties in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP and in the Ordinary Course of Business.

“Non-Third Party Agent Retention Period” means any period of time that is not during a Third Party Agent Retention Period.

“Note” means any promissory note evidencing any of the Obligations and/or the Commitments issued by the Borrowers in favor of the Agent or any Lender.

“Obligations” means all loans (including the Revolving Loans (inclusive of Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees and other amounts set forth in Section 2.09), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) [reserved], (iv) Third Party Agent commissions, fees and charges, (v) Lender Group Expenses, (vi) fees payable hereunder or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Expenditures” means, with respect to any Person for any period, the amount of all expenditures (whether such expenditures are paid in cash, financed or otherwise) by such Person and its Subsidiaries during such period that are reported as operating expenses (including expenditures related to research and development, clinical and regulatory affairs, marketing and sales, and general and administrative) on the income statements of such Person and its Subsidiaries that are included in such Person’s financial statements (including those financial statements required by Section 5.05(a)), which amount shall (i) be in compliance and accordance with GAAP and any SEC requirements and regulations, but (ii) exclude one-time non-recurring expenditures that are not regularly incurred in the Ordinary Course of Business of such Person and its Subsidiaries.

“Operative Documents” means the Loan Documents and the Term Debt Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party, as conducted by such Loan Party in accordance with past practices, as applicable.

“Organizational Documents” means, with respect to any Loan Party, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Originating Lender” has the meaning specified therefor in Section 13.01(e).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.01.

“Participant” has the meaning specified therefor in Section 13.01(e).

“Participant Register” has the meaning specified therefor in Section 13.01(i).

“Patents” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Perfection Certificate” means a certificate in the form of Exhibit P-1.

“Permitted 3.25% Convertible Note Refinancing” has the meaning provided therefor in the definition of “Permitted Indebtedness.”

“Permitted Acquisition” means any Acquisition by a Loan Party, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower Representative shall have delivered to (x) during any Non-Third Party Agent Retention Period, subject to Section 5.20, Agent, or (y) during any Third Party Agent Retention Period, the Third Party Agent, in each case, (i) at least ten (10) Business Days prior to the closing of the proposed Acquisition: (A) a description of the proposed Acquisition; (B) to the extent available, a due diligence package (including, to the extent available, a quality of earnings report); and (C) the most recent drafts (or, if available, executed counterparts) of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, any available schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and to the extent required under the related acquisition agreement, all required regulatory and third party approvals and copies of any environmental assessments and (ii) at the earlier of (A) the time of closing of the proposed Acquisition or (B) as early before the closing of the proposed Acquisition as available, in each case, final, fully executed copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated and all schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents executed or delivered in connection therewith;

(b) the Loan Parties (including any new Subsidiary to the extent required by Section 5.09 shall execute and deliver the agreements, instruments and other documents to the extent required by Section 5.09;

(c) no Event of Default or Default has occurred and is continuing, or would exist after giving pro forma effect to, the proposed Acquisition;

(d) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with applicable laws;

(e) the assets acquired in such Acquisition are for use in the same line of business as the Loan Parties are currently engaged or a line of business reasonably related thereto;

(f) such Acquisition shall not be hostile and, if applicable, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;

(g) no Indebtedness or Liens are assumed or created (other than Permitted Liens and Permitted Indebtedness) in connection with such Acquisition;

(h) all conditions to “Permitted Acquisition” (as defined in the Term Credit Agreement as of the Closing Date) have been satisfied and (i) during any Non-Third Party Agent Retention Period, Agent shall have received, subject to Section 5.20, any requested evidence showing satisfaction thereof and (ii) during any Third Party Agent Retention Period, the Third Party Agent shall have received any requested evidence showing satisfaction thereof; and

(i) the total consideration paid or payable (including without limitation, costs and expenses, deferred purchase price, seller notes and other liabilities incurred, assumed or to be reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries after giving effect to such Acquisition but excluding (A) any equity interests issued as consideration for such Acquisition and (B) the net proceeds of any issuance of equity interests made after the Closing Date that are used for purposes of such Acquisition) (such amounts, collectively, the “Acquisition Consideration”) shall be in an amount not to exceed $15,000,000 in the aggregate for all such Acquisitions during the term of this Agreement; provided, however, that, in the case of each Acquisition, (1) during any Non-Third Party Agent Retention Period, subject to Section 5.20, to the extent requested by Agent, Agent, and (2) during any Non-Third Party Agent Retention Period, the Third Party Agent, in each case, has received prior to the consummation of such Acquisition evidence satisfactory to Agent (or such Third Party Agent) that Borrowers have, immediately before and immediately after giving effect to the consummation of such Acquisition, unrestricted cash (it being understood and agreed that cash and Cash Equivalents shall not be considered “restricted” cash for purposes of this proviso solely due to compliance by the Loan Parties with the requirements set forth in Section 5.08) in one or more deposit accounts subject to a Control Agreement in an aggregate amount equal to or greater than the positive value of the product of (x) eighteen (18) multiplied by (y) the Monthly Cash Burn Amount, as determined as of the last day of the month immediately preceding such Acquisition.

Notwithstanding the foregoing, no Accounts, Inventory or Equipment acquired by a Loan Party in a Permitted Acquisition shall be included as Eligible Accounts, Eligible Equipment or Eligible Inventory until a field examination (and, if required by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent), an Inventory appraisal or an Equipment appraisal, as applicable) with respect thereto has been completed to the reasonable satisfaction of Agent (and, during any Third Party Agent Retention Period, the Third Party Agent), including the establishment of reserves required in Agent’s (or, during any Third Party Agent Retention Period, the Third Party Agent’s) reasonable discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Contingent Obligations” means:

(a) Contingent Obligations arising in respect of the Indebtedness under the Loan Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 6.05 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms adverse to the Lenders);

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $2,000,000 in the aggregate at any time outstanding;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 6.04;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract or Capped Call; provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate of Borrower for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and either (i) with respect to a Swap Contract or a Capped Call, are (or were) entered into in the Ordinary Course of Business or (ii) with respect to a Capped Call, are (or were) entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any refinancings thereof permitted hereunder or in connection with this Agreement or any of the other Loan Documents;

(h) guarantees by (i) one or more Loan Parties of the obligations of Foreign Subsidiaries up to $1,000,000 in the aggregate at any time outstanding, (ii) any Loan Party of the obligations of any other Loan Party (but, for the avoidance of doubt, excluding any Immaterial Subsidiary that may be a Loan Party where, before and immediately after giving effect to such guarantee (including any rights of contribution set forth in the Loan Documents or otherwise), the Loan Parties cannot represent and warrant that such Immaterial Subsidiary is Solvent on an individual basis) and (iii) any Foreign Subsidiary of the obligations of any other Foreign Subsidiary;

(i) Contingent Obligations arising in respect of the Indebtedness under, subject to the terms of the Intercreditor Agreement and this Agreement, the Term Debt Documents; and

(j) other Contingent Obligations not permitted by clauses (a) through (i) above, not to exceed $2,500,000 in the aggregate at any time outstanding.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) dispositions of inventory in the Ordinary Course of Business;

(b) dispositions of furniture, fixtures and equipment (excluding any Collateral included in the Borrowing Base) in the Ordinary Course of Business that the applicable Loan Party or Subsidiary determines in good faith is no longer used or useful in the business of such Loan Party and its Subsidiaries (or such Subsidiary and its subsidiaries);

(c) to the extent constituting a Disposition, Permitted Investments and Permitted Licenses;

(d) disposals of obsolete, worn out or surplus tangible personal property;

(e) without limiting transactions permitted under Article VI hereof, dispositions by any Loan Party to any other Loan Party so long as each Loan Party (other than, with respect to any transferring Person, an Immaterial Subsidiary) will remain Solvent after giving effect to the transfer;

(f) abandonment of Intellectual Property that does not constitute a Material Intangible Asset;

(g) the unwinding or terminating of Swap Contracts or any Capped Call permitted by clause (g) of the definition of “Permitted Contingent Obligations” either (i) with respect to a Swap Contract or a Capped Call, in the Ordinary Course of Business or (ii) with respect to a Capped Call, that were entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Loan Documents;

(h) dispositions of equipment (excluding any Collateral included in the Borrowing Base) or real property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i) the entering into of any Permitted License;

(j) Dispositions by any Foreign Subsidiary to any other Foreign Subsidiary or to any Loan Party;

(k) Dispositions approved by the Required Lenders in writing;

(l) to the extent constituting a Disposition, the payment of cash and Cash Equivalents in the Ordinary Course of Business; and

(m) other Dispositions (excluding dispositions of Intellectual Property) the proceeds of which, when aggregated with the proceeds of all other Dispositions made pursuant to this clause (m) are less than $2,500,000 during the term of this Agreement; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the applicable Loan Party that owned such assets), (ii) no less than 75% thereof shall be paid in cash, and (iii) no Default or Event of Default then exists or would arise therefrom; provided, that, with respect to any such Disposition not in the Ordinary Course of Business under this clause (m) involving Collateral that is included in the Borrowing Base, Borrower Representative shall have provided (x) during a Non-Third Party Agent Retention Period, Agent with a certificate from an Authorized Officer of the Borrower Representative at least five (5) Business Days prior to such Disposition certifying that such Disposition shall not result in an Overadvance, together with, subject to Section 5.20, such evidence thereof that is reasonably requested by Agent, and (y) during a Third Party Agent Retention Period, the Third Party Agent with a Borrowing Base Certificate (Third Party Agent) at least five (5) Business Days prior to such Disposition evidencing to Agent’s (and, during any Third Party Agent Retention Period, also the Third Party Agent’s) reasonable satisfaction that such Disposition shall not result in an Overadvance; and

(n) to the extent constituting Dispositions, Recalls of Products (or components of Products) returned to suppliers in the Ordinary Course of Business as required by Applicable Law or the FDA with the consideration paid for such Products (or such components of Products) returned to the Loan Party or Subsidiary that purchased and returned such Product (or such components of Products); and

(o) (i) Recalls of Products (or components of Products) that are not included as Eligible Inventory and are not included in the Borrowing Base from customers to the extent required by Applicable Law or the FDA and (ii) the Dispositions of such Products that were Recalled in the Ordinary Course of Business and for fair market value and on fair market terms.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents;

(b) Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c) Capital Leases and purchase money Indebtedness not to exceed $5,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; provided that no such equipment shall be included as “Eligible Equipment” or in the Borrowing Base.

(d) Indebtedness existing on the Closing Date and described on Schedule 4.01(f) (but not including any refinancings, extensions, increases or amendments to such Indebtedness other than Permitted Refinancings);

(e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Indebtedness existing or arising under any Swap Contract or Capped Call; provided, however, that such obligations are (or were) entered into by a Borrower or an Affiliate of a Borrower for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and either (i) with respect to a Swap Contract or a Capped Call, are (or were) entered into in the Ordinary Course of Business or (ii) with respect to a Capped Call, are (or were) entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Loan Documents;

(f) Indebtedness in the form of insurance premiums financed through the applicable insurance company;

(g) trade accounts payable arising and paid within 120 days of the date when due and in the Ordinary Course of Business;

(h) Subordinated Debt;

(i) the Term Debt under the Term Credit Facility, in accordance with the terms of the Intercreditor Agreement and this Agreement;

(j) Indebtedness of the Loan Parties incurred under the 3.25% Convertible Notes in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Closing Date after giving effect to any repayments or prepayments thereon on the Closing Date, and, so long as no Event of Default has occurred and is continuing, any refinancing or extension thereof or new issuance in connection with the exchange thereof and/or a new issuance all or any portion of the proceeds of which will be used in connection with the repurchase or other refinancing of all or any portion thereof therewith that (i) has an aggregate outstanding principal amount not greater than $200,000,000 (when taking into account all such existing, refinanced, extended and newly issued Indebtedness), and does not provide for any amortization payments or other principal payments of any kind in advance of the date that is one year and one day after the Maturity Date, (ii) has a maturity no shorter than the date that is one year and one day after the Maturity Date (in the case of clause (i) and clause (ii), it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change in control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of Stock (other than Disqualified Stock) shall not violate the foregoing restrictions in clause (i) or clause (ii)), (iii) is unsecured, (iv) does not have one or more obligors that are not Loan Parties, (v) contains terms that are prevailing market terms at the time of issuing or initial borrowing for the type of financing and for the quality of issuer or borrower, as determined by Endologix and its advisors in their reasonable business judgment, (vi) does not have an All-in Yield greater than the lesser of (A) 6% per annum and (B) an All-in Yield that would result in more than $10,000,000 per annum being paid in interest thereunder, (vii) does not cause Endologix either on an individual basis or together with its Subsidiaries (on a consolidated basis), immediately before, at the time of and immediately after giving effect to such Indebtedness (and after giving effect to the use of the proceeds thereof), to be no longer be Solvent (or such Persons are not Solvent immediately prior to giving effect thereto), and (vii) if in existence at such time or on the same date, is permitted under the Term Debt Documents (collectively, a “Permitted 3.25% Convertible Note Refinancing”);

(k) Indebtedness of the Borrowers incurred under the 2.25% Convertible Notes in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Closing Date minus any prepayments, repayments, redemptions or payments thereon made on the Closing Date or from time to time thereafter;

(l) without limiting the provisions of Article VI with respect to any Investment by a Loan Party, Indebtedness consisting of unsecured intercompany loans and advances (i) incurred by any Loan Party owing to one or more other Loan Parties, (ii) incurred by any Foreign Subsidiaries owing to any Loan Party solely to the extent constituting a Permitted Investment made by such Loan Party, or (iii) incurred by any Foreign Subsidiaries owing to any other Foreign Subsidiary;

(m) Indebtedness related to commercial credit cards provided by Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account) that, in the aggregate outstanding at any one time, does not exceed $2,500,000, which Indebtedness may be secured by Liens permitted pursuant to clause (r) of the definition of Permitted Liens;

(n) to the extent constituting Indebtedness, any Permitted Contingent Obligations;

(o) unsecured Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the Ordinary Course of Business;

(p) unsecured earn-out obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition to the extent earned and payable and permitted pursuant to the definition of Permitted Acquisition and the other terms of this Agreement;

(q) any other unsecured Indebtedness incurred by the Loan Parties or any of their Subsidiaries in an aggregate outstanding amount not to exceed $2,500,000 at any one time; and

(r) unsecured Indebtedness in an amount not to exceed $4,280,500 pursuant to a promissory note dated on or around the Agreement Date, by the Borrower in favor of Japan Lifeline Co., Ltd. (the “Permitted Japan Lifeline Unsecured Debt”), so long as (i) no prepayments, repayment, redemptions or payments shall be made with respect to the Permitted Japan Lifeline Unsecured Debt at any time until ninety-one (91) days after all of the Obligations have been paid in full, (ii) the all-in interest rate and pricing charged thereon shall not exceed 2.5% per annum and such interest shall not be paid more frequently than annually in arrears, (iii) no fees shall be paid thereon, (iv) such unsecured Indebtedness shall not be assigned or otherwise transferred by Japan Lifeline Co., Ltd. without the consent of the Agent, (v) Japan Lifeline Co., Ltd. (and any successor or assign thereof) shall enter into a subordination agreement with the Agent, in form and substance reasonably satisfactory to the Agent and the Lenders, and (vi) subordination provisions are included in such promissory note and any related documents (collectively, the “Permitted Japan Lifeline Unsecured Debt Documents”) in a manner, and in form and substance, reasonably satisfactory to the Agent and the Lenders and such Permitted Japan Lifeline Unsecured Debt Documents shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

“Permitted Investments” means:

(a) Investments (i) shown on Schedule P-1 and existing on the Closing Date and (ii) Subsidiaries made prior to the Closing Date;

(b) Investments in cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Loan Party or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s board of directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $500,000 at any time;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Loan Parties in any Subsidiary;

(g) Investments consisting of (i) deposit accounts in which Agent has received a Control Agreement, and (ii) deposit accounts that are Excluded Accounts (subject to any caps and applicable restrictions set forth in such definition);

(h) Investments by any Loan Party in any Subsidiary now owned or hereafter created by such Loan Party, which Subsidiary is a Loan Party or has otherwise provided a Guarantee of the Obligations of the Loan Party which Guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in the Guaranty and Security Agreement and otherwise made in compliance with Section 5.09;

(i) Investments by (A) any Loan Party consisting solely of cash and Cash Equivalents in a Foreign Subsidiary; provided that at the time of the making of such Investment and immediately after giving effect thereto (i) no Event of Default has occurred and is continuing and (ii) Loan Parties have unrestricted (it being understood and agreed that cash and Cash Equivalents shall not be considered “restricted” cash for purposes of this proviso solely due to compliance by the Loan Parties with the requirements set forth in Section 7.01(b)) cash and Cash Equivalents in an aggregate amount of not less than $10,000,000, which cash and Cash Equivalents (x) are subject to a first priority perfected lien in favor of Agent for the benefit of Lender Group (subject to Permitted Liens), (y) are held in a deposit account that is subject to a Control Agreement or a securities account subject to a Control Agreement and (z) unless the same could not be reasonably expected to reduce the amounts in such accounts below $10,000,000 at the time of such Investment and immediately after giving effect thereto, do not include any drawn or committed but unpaid drafts, ACH or EFT transactions and (B) a non-Loan Party Foreign Subsidiary in another non-Loan Party Foreign Subsidiary; provided, that, Investments pursuant to clause (i)(A) above shall be subject to the proviso at the end of this definition;

(j) Investments by any Loan Party consisting solely of inventory in any wholly-owned Foreign Subsidiaries, to the extent (i) such Investments are made in the Ordinary Course of Business consistent with its customary practices as in effect on and immediately prior to the Closing Date and (ii) no Event of Default exists or would arise therefrom and (iii) no “Event of Default” (as defined in the Term Credit Agreement as in effect as of the Closing Date) then exists or would arise therefrom; provided, that (x) no such Investment shall result in an Overadvance and (y) such Investments shall be subject to the proviso at the end of this definition;

(k) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, Investments consisting solely of cash and Cash Equivalents in joint ventures or similar arrangements in an amount not to exceed $5,000,000 in the aggregate during the term of this Agreement; provided, that, such Investments shall be subject to the proviso at the end of this definition;

(l) Permitted Acquisitions;

(m) Investments deemed to exist under any Swap Contracts or Capped Calls; provided, however, that such obligations are (or were) entered into by a Borrower or an Affiliate of a Borrower for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and are (or were) entered into either (i) with respect to a Swap Contract or a Capped Call, in the Ordinary Course of Business or (ii) with respect to a Capped Call, in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Loan Documents; and

(n) other Investments in an amount not exceeding $5,000,000 in the aggregate; provided, that, such Investments shall be subject to the proviso at the end of this definition;

provided, that, that Investments pursuant to clauses (i), (j), (k), and (n) of this definition of “Permitted Investments” shall not exceed $12,000,000 in the aggregate in any calendar year and, provided, further, that with respect to clause (j) above, such Investments consisting solely of Inventory in Foreign Subsidiaries shall be valued at the lesser of cost and book value.

“Permitted Japan Lifeline Unsecured Debt” has the meaning specified therefor in clause (r) of the definition of “Permitted Indebtedness”.

“Permitted Japan Lifeline Unsecured Debt Documents” has the meaning specified therefor in clause (r) of the definition of “Permitted Indebtedness”.

“Permitted License” means (a) any non-exclusive license of patent rights of a Loan Party or its Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property, and have been granted in exchange for fair consideration, and (b) any exclusive license of patent rights of Borrower or its Subsidiaries so long as such Permitted Licenses do not result in a legal transfer of title to the licensed property, are exclusive solely as to discrete geographical areas outside of the United States, and have been granted in exchange for fair consideration.

“Permitted Liens” means:

(a) Liens set forth on Schedule 4.01(d); provided, that to qualify as a Permitted Lien, any such Lien described on Schedule 4.01(d) shall only secure the Indebtedness that it secures on the Closing Date;

(b) Liens in favor of the Secured Parties under the Loan Documents;

(c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(d) Liens for Taxes, assessments or governmental charges or levies not past due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

(e) (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default or Default and (ii) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and proceedings;

(f) Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ deposit accounts maintained in the Ordinary Course of Business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;

(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not materially affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;

(i) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or (ii) non-exclusive licenses and sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the Ordinary Course of Business not materially interfering with the business of the Loan Parties or any of their Subsidiaries;

(j) Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(k) Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under clause (c) of the definition of “Permitted Indebtedness”; provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(l) Liens securing Capital Leases permitted under clause (d) of the definition of “Permitted Indebtedness”;

(m) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(n) Liens arising out of consignment or similar arrangements for the sale of goods entered into by a Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (f) of the definition of “Permitted Indebtedness”;

(q) [reserved];

(r) Liens on assets of the Loan Parties and their Subsidiaries arising in connection with seller notes, earn-outs and other similar payment obligations constituting Acquisition Consideration in connection with Permitted Acquisitions so long as such Liens are subject at all times to a Subordination Agreement;

(s) Liens granted under the Term Credit Facility, to the extent subject to the terms of the Intercreditor Agreement and this Agreement (“Permitted Term Facility Liens”); and

(t) Liens in favor of Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account”) on the Bank of America Cash Collateral Account; provided that if Endologix is using credit card services from the Agent or a Lender that are required to be secured, Endologix shall promptly use commercially reasonable efforts to terminate the Liens in respect of the Bank of America Cash Collateral Account.

“Permitted Priority Liens” means (a) solely with respect to the specific assets or property covered thereby, the Liens granted pursuant to, and in accordance with, clause (u) of the definition of “Permitted Liens ,” (b) Permitted Liens granted over specific property pursuant to clauses (f) (solely with respect to such applicable deposit accounts), (i) (solely with respect to the interest in such applicable lease, sublease, license or sublicense or the assets owned by such lessor, sublessor, licensor or sublicensor underlying same), (k) (solely with respect to the property permitted to be secured by such Indebtedness permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”), (l) (solely with respect to the property that is part of the Capital Lease), (m) (solely with respect to the specific assets covered by such lease that are owned by such lessor), (n) (with respect to the goods permitted to be consigned thereby), (p) (solely with respect to such cash held by such insurance agency for such insurance premiums), and (t) (solely with respect to the Bank of America Cash Collateral Account) of the definition of “Permitted

Liens”, but, in each case, only to the extent only such Lien (i) attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) has prior priority to the Permitted Term Facility Liens, and (c) to the extent not otherwise covered by clause (b) above, non-consensual Permitted Liens that are solely provided by operation of (and in compliance with) Applicable Law.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness evidenced by the permitted under clause (d) of the definition of “Permitted Indebtedness” and that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to Loan Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Term Facility Liens” has the meaning provided therefor in clause (s) of the definition of “Permitted Liens”.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited liability partnership, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Prime Rate” means, at any time, the prime rate published in the “Money Rates” column of The Wall Street Journal at such time, and in the event that The Wall Street Journal is not available at such time, the prime rate published in another publication as determined by Agent in its discretion.

“Principal Market” means the NASDAQ Global Select Market (or any successor to the foregoing).

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) [reserved], or

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.07), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.01; provided, that if all of the Loans and other Obligations have been repaid in full in cash and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Loan Party or any of a Loan Party’s Subsidiaries.

“Protective Advances” has the meaning specified therefor in Section 2.02(c)(i).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action (e.g., seizure).

“Recipient” means (a) Agent, (b) any Lender, or (c) during any Third Party Agent Retention Period, the Third Party Agent, as applicable.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified therefor in Section 13.01(i).

“Registered Loan” has the meaning specified therefor in Section 13.01(i).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Required Permit” means any and all licenses, clearances, exemptions, approvals, registrations, and permits issued by the FDA, DEA or any other applicable Governmental Authority, including, without limitation, Drug Applications, any 510(k) premarket clearance, grant of a de novo request, premarket approval application (“PMA”), or investigational device exemption (“IDE”), or the foreign equivalent to any of the foregoing necessary for the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of any Product by any applicable Loan Party (or Loan Parties) and its (or their) Subsidiaries as such activities are being conducted by such Loan Party (or Loan Parties) and its (or their) Subsidiaries with respect to such Product at such time; and any device listings and device establishment registrations under 21 C.F.R. Part 807, and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product) and those issued by State governments for the conduct of the Loan Parties’ or any of their Subsidiaries’ business.

“Related Fund” means (a) any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender, or (b) any Approved Fund.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, attorneys, advisors and representatives of such Person and of such Person’s Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction or inspection.

“Required Lenders” means, at any time, Lenders the aggregate Pro Rata Shares of which (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%.

“Reserves” means, as of any date of determination, those reserves that Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.01(c), to establish and maintain (including reserves with respect to (a) sums that Borrowers or their Subsidiaries are required to pay under any Section hereof or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount. Without limiting the foregoing, to the extent that any Accounts, Inventory or Equipment are included in the most recently delivered Borrowing Base Certificate and such Accounts, Inventory or Equipment are no longer eligible in accordance with the definitions of “Eligible Domestic Accounts”, “Eligible Foreign Accounts”, “Eligible Inventory” and “Eligible Equipment”, as applicable, Agent (and, during any Third Party Agent Retention Period, the Third Party Agent) may establish Reserves against the Borrowing Base in the amount of any such Accounts, Inventory or Equipment prior to delivery of an updated Borrowing Base Certificate that removes such items.

“Restricted Payment” means, with respect to any Person, (i) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock, (ii) the purchasing, redemption or other acquisition for value of any of its Stock (other than, when no Default or Event of Default has occurred or is continuing (or would occur after giving effect to any such purchase, redemption or other acquisition) and to the extent there would be pro forma compliance with the financial covenants in Article VII (after giving effect to any such purchase, redemption or other acquisition), solely pursuant to Endologix’ stock option exchange program on the terms set forth, and specifically described (and without giving effect to any changes thereto that would be adverse to the Lender Group), in that certain proxy statement of Endologix filed with the SEC on April 20, 2018, Endologix shall have the ability to provide certain qualified employees of Endologix (which shall not include name executive officers or board of directors of Endologix and only with respect to “Eligible Participants” (as described therein)) the option to surrender certain “out-of-the-money” or “underwater” options with an exercise price of $6.50 or greater that are “Eligible Options” (as described therein) for cancellation in exchange for a grant of a lesser number of new restricted stock units of Endolgoix that may be settled for shares of Endologix’ common stock under Endologix’ amended and restated 2015 stock incentive plan of Endologix that is attached to such aforementioned proxy statement

(and without giving effect to any material changes thereto), all as further specifically described (and without giving effect to any material changes thereto) in such proxy statement) now or hereafter outstanding or (iii) the making of any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations as to right and time of payment or as to other rights and remedies thereunder. For the avoidance of doubt, the entry into, any payments or deliveries in respect of, and the performance, exercise and/or settlement of the Borrower’s 2.25% Convertible Notes, 3.25% Convertible Notes (including, for the avoidance of doubt, any Permitted 3.25% Convertible Note Refinancing), Capped Calls, or under the Term Debt Facility are not Restricted Payments.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.01. Notwithstanding anything to the contrary in this Agreement, the Revolver Commitment shall never be more than the Maximum Revolver Amount.

“Revolver Exit Payment” has the meaning specified thereof in Section 2.09(g).

“Revolver Usage” means, as of any date of determination, the amount of outstanding Revolving Loans (inclusive of Protective Advances).

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolver Commitments at such time.

“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.01(a).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Period” has the meaning specified in Section 2.09(d)(ii).

“Secured Parties” means Agent (including any Third Party Agent), the Lenders and all Indemnified Persons.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Securitization” has the meaning specified therefor in Section 13.01(h).

“Settlement” has the meaning specified therefor in Section 2.02(d)(i).

“Settlement Date” has the meaning specified therefor in Section 2.02(d)(i).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person at a “fair valuation”’ (as referenced in the Bankruptcy Code) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature, and (c) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of the Closing Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights (other than the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder, any Capped Call transactions, and the Warrants) to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness of the Loan Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent and the Lenders, all of which documents must be in form and substance acceptable to Agent and the Lenders in their sole discretion. As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Indebtedness governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent and the Lenders in their sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means any agreement between Agent and another creditor of one or more Loan Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Indebtedness owing from any Loan Party or Loan Parties and/or the Liens securing such Indebtedness granted by any Loan Party or Loan Parties to such creditor are subordinated in any way to the Obligations and the Liens created under the

Guaranty and Security Agreement, the terms and provisions of such Subordination Agreements to have been agreed to by, and be acceptable to, Agent in the exercise of its sole discretion.

“Subordination Provisions” has the meaning specified therefor in Section 8.19.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, not including Capped Calls.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Term Agent” has the meaning ascribed to such term in the definition of “Term Credit Agreement” herein.

“Term Credit Agreement” means that certain Amended and Restated Facility Agreement, dated as of August 9, 2018, by and among Endologix, the other Persons party thereto from time to time as “Loan Parties” (as defined therein), Deerfield Private Design Fund IV, L.P., in its capacity as “Agent” (as defined therein, in such capacity, the “Term Agent”) and the financial institutions or other entities from time to time party thereto, each as a “Lender (as defined therein, the “Term Lenders”), as amended, restated, supplemented or otherwise modified in accordance and in compliance with the Intercreditor Agreement and this Agreement.

“Term Debt” means the “Facility Obligations” as defined in the Intercreditor Agreement.

“Term Debt Documents” means the “Facility Documents” as defined in the Intercreditor Agreement.

“Term Lenders” has the meaning ascribed to such term in the definition of “Term Credit Agreement” herein.

“Third Period” has the meaning specified in Section 2.09(d)(ii).

“Third Party Agent” means any Person other than Deerfield Revolver and its Affiliates that (a) (i) becomes the Agent under the Loan Documents or (ii) is retained or hired as an agent or a subagent of the Agent to perform certain duties and responsibilities of (or receive certain rights and benefits provided to) the Agent under the Loan Documents, (b) Borrower Representative has been informed of as being a Third Party Agent, and (c) has not (i) been removed from such role or position of the type set forth in clause (a)(i) or clause (a)(ii) by Deerfield Revolver (or any such succeeding Agent to Deerfield Revolver”) or (ii) had such role or position be terminated pursuant to the terms of any agreement between the Third Party Agent and Agent (each of the events in clause (c)(i) and clause (c)(ii) above, a “Third Party Agent Termination Event”). It being understood and agreed that as of the Closing Date, Cortland shall be deemed to be a Third Party Agent so long as a Third Party Agent Termination Event has not occurred.

“Third Party Agent Retention Period” means any period of time when any Person is acting or performing as a Third Party Agent pursuant to the definition of “Third Party Agent.”

“Third Party Agent Termination Event” has the meaning specified therefor in the definition of “Third Party Agent”.

“Third Party Obligation” has the meaning provided therefor in the definition of “Contingent Obligation.”

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private health care insurers and managed care organizations.

“Third Party Payor Programs” means all private or governmental programs providing health care benefits, whether directly through insurance or otherwise, that are sponsored by a Third Party Payor.

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or could reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trademarks” has the meaning specified therefor in the Guaranty and Security Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Trigger Date” means the date that Borrowers shall have delivered quarterly financial statements to Agent (and, during any Third Party Agent Retention Period, also to the Third Party Agent) in accordance with Section 5.05(a) that demonstrate that Endologix and its Subsidiaries shall have achieved TTM EBITDA of $20,000,000 or greater.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“Trunk Inventory” means “trunk stock inventory” that is in the possession of sales personnel of the Borrowers.

“TTM EBITDA” means, as of any date of determination, EBITDA for the 12-month period most recently ended.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.09(b).

“Voidable Transfer” has the meaning specified therefor in Section 17.07.

“Withholding Agent” means any Borrower and Agent.

1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions prior to giving effect to such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred; provided, further, that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease obligation) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a capital lease obligation, to the extent that financial reporting shall not be affected hereby. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

1.03 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.04 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Unless expressly stated otherwise herein or in any other Loan Document, any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in cash of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued (or are owed) hereunder or under any other Loan Document and are unpaid, (b) [reserved], (c) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (d) the payment or repayment in full in cash of all other outstanding Obligations (other than unasserted contingent indemnification Obligations), and (e) the termination of all of the Commitments. Any reference herein to any Person shall be construed to include such Person’s successors and assigns; provided that no assign of any Loan Party of any of its rights or obligations under this Agreement or the other Loan Documents is permitted and any such assignment shall be absolutely void ab initio. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. The terms “shall” and “will” are used interchangeably in this Agreement and the other Loan Documents and mean for the Loan Parties and their Subsidiaries to have an absolute obligation to perform or do (or not perform or do) a certain action or event, as the context may require.

1.05 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent (including any Third Party Agent), any Lender or any other member of the Lender Group, such period shall in any event consist of at least one full day.

1.06 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

ARTICLE II.

LOANS AND TERMS OF PAYMENT.

2.01 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (all such loans, collectively, the “Revolving Loans”) to Borrowers under a revolving credit facility in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the Revolver Usage at such time, and

(B) the amount equal to (1) the Borrowing Base as of such date (based upon (x) during a Non-Third Party Agent Retention Period, the most recent Borrowing Base Certificate (Agent) delivered by Borrowers to Agent or (y) during a Third Party Agent Retention Period, the most recent Borrowing Base Certificate (Third Party Agent) delivered by Borrowers to Third Party Agent, less (2) the Revolver Usage at such time.

(b) Amounts borrowed pursuant to this Section 2.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Section 2.01, Agent may at any time establish one or more Reserves against the Borrowing Base or the Maximum Revolver Amount as Agent (or, during any Third Party Agent Retention Period, a Third Party Agent) may deem proper and appropriate in Agent’s (including, during any Third Party Agent Retention Period, a Third Party Agent’s) Permitted Discretion in its capacity as an asset based lender. A Reserve may limit the Availability, reduce the Borrowing Base (by reduction of an advance rate set forth in the Borrowing Base or otherwise), or otherwise restrict a Borrower’s ability to borrow hereunder. Agent (or, during any Third Party Agent Retention Period, a Third Party Agent) shall endeavor to notify Borrower Representative promptly after the establishment of any Reserve; provided, however, under no circumstance shall the delivery or receipt of any such notice constitute a condition to Agent’s (or, during any Third Party Agent Retention Period, a Third Party Agent’s) establishment of any Reserve. For the avoidance of doubt, Agent (or, during any Third Party Agent Retention Period, a Third Party Agent) may in Agent’s (including, during any Third Party Agent Retention Period, such Third Party Agent’s) Permitted Discretion (but Agent (or such Third Party Agent, as applicable) shall have no obligation in any circumstance to) increase, reduce or release any Reserve that was previously established under this Section 2.01(c).

2.02 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (and, during any Third Party Agent Retention Period, also to the Third Party Agent) and received by Agent (and, during any Third Party Agent Retention Period, also to the Third Party Agent) no later than 1:00 p.m. on the Business Day that is three (3) Business Days prior to the requested Funding Date, specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day.

(b) Making of Loans.

(i) After receipt of a request for a Borrowing pursuant to Section 2.02(a), Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) shall promptly notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one (1) Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing (or such lesser Availability amount) available to the Borrowers on the applicable Funding Date by transferring immediately available funds equal to such amount to the Borrowers; provided, that, subject to the provisions of Section 2.02(c)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Article III will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date. Agent shall charge to the Loan Account usual and customary fees for the wire transfer of each Borrowing.

(ii) Each Borrower and each Lender hereby authorizes Agent to make Revolving Loans on behalf of the Lenders, at any time in its sole discretion, to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Loan Party from time to time arising under this Agreement or any other Loan Document.

(c) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.02(c)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Article III are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (the Revolving Loans described in this Section 2.02(c)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, no Protective Advance shall be made which would cause (A) the aggregate amount of all Protective Advances outstanding at any one time to exceed 10% of the Maximum Revolver Amount unless the Required Lenders otherwise agree or (B) the aggregate amount of Revolver Usage outstanding at any one time to exceed the Maximum Revolver Amount.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.02(c)(iv), the Lenders hereby authorize Agent, and Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Maximum Revolver Amount (unless Required Lenders agree to a higher amount), and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that an Overadvance exists, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to eliminate the Overadvance within thirty (30) days. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section

2.03(e). Each Lender with a Revolver Commitment shall be obligated to make Revolving Loans in accordance with Section 2.02(b) in, or settle Overadvances made by Agent with Agent as provided in Section 2.02(d), as applicable) for, the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.02(c)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder. Prior to Settlement with respect to Extraordinary Advances, all payments on the Extraordinary Advances made by Agent, including interest thereon, shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans. The provisions of this Section 2.02(c) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.03(b).

(d) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent and the Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to any Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Solely when any Extraordinary Advances are outstanding, Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (A) for itself, with respect to the outstanding Extraordinary Advances, and (B) with respect to Borrowers’ or their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.02(g)): (1) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances), and (2) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances). Such amounts made available to Agent under clause (2) of the immediately preceding sentence shall be applied against the amounts of the applicable Extraordinary Advances and shall constitute Revolving Loans of such Lenders.

(ii) In determining whether a Lender’s balance of the Revolving Loans (including Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, solely to the extent Extraordinary Advances for the account of Agent are outstanding, may apply any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, to the Extraordinary Advances. During the period between Settlement Dates, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent, or the Lenders, as applicable.

(e) Notation. During any Third Party Agent Retention Period, Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Loans owing to each Lender and/or Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate. During any Non-Third Party Agent Retention Period, the Borrower Representative shall maintain such Loan Account and shall make such Loan Account available to Agent and the Lenders upon request therefrom. Upon the request of any Third Party Agent upon the commencement of any Third Party Agent Retention Period, the Borrower Representative shall share such Loan Account and any of its applicable books and records with the Third Party Agent, and with respect to any discrepancies between the books, records or Loan Account of the Borrower Representative, on the one hand, and the books, records or Loan Account of any Lender, the Agent or the Third Party Agent, on the other hand, the books, records and Loan Account of such Lender, Agent or Third Party Agent shall govern and control in the absence of demonstrable error.

(f) [Reserved].

(g) Independent Obligations. All Loans (other than Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.03 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to each Lender based on such Lender’s Pro Rata Share and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent (or, during any Third Party Agent Retention Period, any Third Party Agent) or any Lender later than 1:30 p.m. may be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing, all principal and interest payments shall be paid by the Borrowers (and any such amounts received by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) shall be apportioned) ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses shall be paid by the Borrowers (and any such amounts received by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) (other than fees or expenses that are for Agent’s or such Third Party Agent’s (as applicable) separate account) shall be apportioned) ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.03(b)(iv), all payments to be made hereunder by Borrowers shall be remitted to the Lenders (other than amounts owed specifically to Agent or any Third Party Agent (as applicable)) and all such payments, and all proceeds of Collateral paid by the Borrowers to the Lenders or received by Agent (or any Third Party Agent (as applicable)), shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Loans and other Obligations outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

(ii) At any time that an Application Event has occurred and is continuing, all payments remitted to Agent (or any Third Party Agent (as applicable)) or the Lenders and all proceeds of Collateral received by Agent (or any Third Party Agent (as applicable)) or the Lenders shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full in cash,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full in cash,

(C) third, to pay interest due in respect of all Protective Advances until paid in full in cash,

(D) fourth, to pay the principal of all Protective Advances until paid in full in cash,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full in cash,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full in cash,

(G) seventh, ratably, to pay interest accrued in respect of the Loans (other than Protective Advances) until paid in full in cash,

(H) eighth, ratably, to pay the principal of all Loans until paid in full in cash,

(I) ninth, to pay any other Obligations until paid in full in cash, and

(J) tenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

(iii) Agent (or the Third Party Agent, as applicable) promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive that have been delivered to Agent (or the Third Party Agent, as applicable) instead of such Lender, subject to a Settlement delay as provided in Section 2.02(d).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.03(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.03(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, any premium or prepayment penalty, Commitment Fee, Liquidated Damages and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.03 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid then the terms and provisions of this Section 2.03 shall control and govern.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. The Revolver Commitments may be reduced by the Borrower subject to payment of Liquidated Damages in accordance with Section 2.09(d), to an amount (which may be zero) not less than the sum of (i) the Revolver Usage as of such date, plus (ii) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.02(a). Each such reduction pursuant to clause (i) shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent (and, during any Third Party Agent Retention Period, the Third Party Agent) and the Lenders, and shall be irrevocable. Each such reduction of the Revolver Commitments shall be permanent, shall be accompanied by any payment of Liquidated Damages required pursuant to Section 2.09(d) and shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d) Optional Prepayments. Upon at least one (1) Business Day prior written notice the Borrowers may prepay the Loans at any time, in whole or in part, plus accrued and unpaid interest on the principal amount being prepaid to the prepayment date and all fees, costs, expenses and other amounts related thereto. No prepayment of Revolving Loans under this Section 2.03(d) shall result in a permanent reduction of the Revolver Commitments.

(e) Mandatory Prepayments.

(i) If, at any time, (i) the Revolver Usage on such date exceeds (ii) either (A) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Agent (or, during the Third Party Agent Retention Period, the Third Party Agent) (as adjusted by Agent (or the Third Party Agent, as applicable) for Reserves established by Agent (or the Third Party Agent, as applicable) from time to time) or (B) the Maximum Revolver Amount, then Borrower shall immediately prepay the Obligations in accordance with Section 2.03(f) in an aggregate amount equal to the amount of such excess. No prepayment pursuant to this Section 2.03(e) shall result in a reduction in the Maximum Revolver Amount.

(ii) If, at any time, a Maximum Decreased Market Capitalization Overadvance Event occurs, then Borrower shall immediately prepay the Obligations in accordance with Section 2.03(f) in an aggregate amount equal to the Maximum Decreased Market Capitalization Overadvance Amount.

(f) Application of Payments. Each prepayment pursuant to Section 2.03(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Revolving Loans until paid in full in cash, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.03(b)(ii).

2.04 Promise to Pay; Promissory Notes.

(a) Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in cash to Agent and the Lenders in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more Notes. In such event, Borrowers (on a joint and several basis) shall execute and deliver to such Lender the requested Notes payable to the order of such Lender in a form furnished by Agent. Thereafter, the portion of the Commitments and Loans evidenced by such Notes and interest thereon shall at all times be represented by one or more Notes in such form payable to the order of the payee named therein.

2.05 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.05(c), all Revolving Loans and other Obligations shall bear interest at a per annum rate equal to the LIBOR Rate plus 5.50%; provided, that, notwithstanding anything to the contrary in this Agreement, to the extent that the aggregate Revolver Usage was less than $9,750,000 for any month, then, on the interest payment date in respect of such month, additional Revolving Loans shall be deemed outstanding in order to increase Aggregate Revolving Usage for such month to $9,750,000 for purposes of this Section 2.05(a).

(b) [Reserved].

(c) Default Rate. Upon the occurrence and during the continuation of (i) an Event of Default described in Section 8.04, automatically, and (ii) any other Event of Default, at the election of Agent or the Required Lenders in its (or their) sole discretion, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder or thereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.09, (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable in cash, in arrears for the preceding calendar month, on the first Business Day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (B) the date on which demand therefor is made by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) or any Lender (it being acknowledged and agreed that (1) any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (B) and (2) Agent (and, during any Third Party Agent Retention Period, the Third Party Agent) and each Lender is authorized and directed to deduct and retain sufficient amounts from any deposits paid by Borrowers to Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) or any Lender on or prior to the Closing Date or pursuant to the terms hereof or of any other Loan Document, as applicable). Borrowers agree that (x) its obligations contained in the first sentence of this Section 2.05(d) shall survive payment or satisfaction in full of all other Obligations and a termination of all of the Commitments and (y) all payments of the Lender Group Expenses shall be non-refundable under all circumstances. Borrowers hereby authorize Agent (including, during any Third Party Agent Retention Period, the Third Party Agent), from time to time without prior notice to Borrowers, to charge to the Loan Account (I) on the first day of each month, all interest accrued during the prior month on the Loans hereunder, (II) [reserved], (III) as and when incurred or accrued, all fees and costs provided for in Section 2.09(a), (IV) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.05(b), (V) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (VI) [reserved], (VII) as and when incurred or accrued, all other Lender Group Expenses, and (VIII) as and when due and payable, all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g) Inability to Determine Interest Rate. If, at any applicable time, the basis for determining the LIBOR Rate ceases to be reported on the applicable page of the Bloomberg screen and if Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Lenders) that, by reason of circumstances affecting the relevant market, other adequate and reasonable means do not exist for ascertaining the interest rate applicable to the offering of Dollar deposits to major banks in the London interbank eurodollar market for the applicable period, then Agent shall forthwith give notice thereof to the Borrower Representative. If such notice is given, (i) the interest rate applicable to the Revolving Loans and other Obligations shall be the Prime Rate plus 4.50% determined and effective immediately, (ii) each reference herein to the “LIBOR Rate” shall be deemed thereafter to be a reference to the Prime Rate, and (iii) subject to Section 2.05(i), such substituted rate shall thereafter be determined by Agent in accordance with the terms hereof. Until notice contemplated by Section 2.05(i) is furnished by Agent, the LIBOR Rate shall not apply to any Loan or any other Obligations.

(h) LIBOR Rate Unlawful or Impractical. In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest at the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent, the other Lenders and the Borrower Representative and (i) in the case of any outstanding Loans of such Lender bearing interest at the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day such Loans shall bear interest at the LIBOR Rate, and interest upon the Loans of such Lender thereafter shall accrue interest at the Prime Rate, and (y) such Prime Rate shall continue to be applicable to the Obligations until such Lender determines that it would no longer be unlawful or impractical to fund or maintain Loans bearing interest at the LIBOR Rate.

(i) Reinstatement of LIBOR Rate. If there has been at any time an interest rate substituted for the LIBOR Rate in accordance with this Section 2.05 and if in the reasonable opinion of Agent, the circumstances causing such substitution have ceased, then Agent shall promptly notify Borrower Representative in writing of such cessation, and thereafter the LIBOR Rate shall be determined as originally defined hereby. Nevertheless, thereafter the provisions of Sections 2.05(a), (g) and (h) shall continue to be effective.

(j) Special Provisions Applicable to LIBOR Rate. The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Article XVI), in each case, due to changes in applicable law, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower Representative, Agent and the other Lenders notice of such a determination and adjustment and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower Representative a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the Loans of such Lender with respect to which such adjustment is made.

2.06 [Reserved].

2.07 Designated Account. Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) and the Lenders are authorized to make the Loans under this Agreement based upon written or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.05(d). Borrower Representative agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Loans requested by Borrowers and made by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) or the Lenders hereunder. Unless otherwise agreed by

Agent and Borrowers, any Loan requested by Borrowers and made by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) or the Lenders hereunder shall be made to the Designated Account.

2.08 Maintenance of Loan Account; Statements of Obligations. During any Third Party Agent Retention Period, the Third Party Agent, as a non-fiduciary agent for Borrowers, shall maintain an account on its books in the name of Borrower Representative (the “Loan Account”) on which Borrowers will be charged with the Loans (including Extraordinary Advances) made by Agent (including by such Third Party Agent, as applicable) or the Lenders to Borrowers or for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. During any Non-Third Party Agent Retention Period, the Borrower Representative shall maintain such Loan Account and shall make such Loan Account available to Agent and the Lenders upon request therefrom. Upon the request of any Third Party Agent upon the commencement of any Third Party Agent Retention Period, the Borrower Representative shall share such Loan Account and any of its applicable books and records with the Third Party Agent, and with respect to any discrepancies between the books, records or Loan Account of the Borrower Representative, on the one hand, and the books, records or Loan Account of any Lender, the Agent or the Third Party Agent, on the other hand, the books, records and Loan Account of such Lender, Agent or Third Party Agent shall govern and control in the absence of manifest error. In accordance with Section 2.12, the Loan Account will be credited with all payments received by Agent or any Lender from Borrowers or for Borrowers’ account (and, during any Third Party Agent Retention Period, that the Third Party Agent is aware of or has been notified of). During any Third Party Agent Retention Period, the Third Party Agent shall make available to Borrower Representative monthly statements regarding the Loan Account, including the principal amount of the Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower Representative, Borrower Representative shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.09 Fees, Changes, Damages and Revolver Exit Payment.

(a) Agent and Third Party Agent Fees. Borrowers shall pay in cash to Agent, for the account of Agent (or the Lenders set forth in such agreement), as and when due and payable under the terms of any agreement between the Borrowers and Agent (or such Lenders), the fees set forth in such agreement. At any time there is a Third Party Agent, Borrowers shall timely pay in cash (or timely reimburse in cash the paying Person for) such fees, costs and expenses of the Third Party Agent that are charged to (or incurred on behalf of) the Agent, any Lender, any other member of the Lender Group or any Loan Party (or any Agent-Related Persons or Lender-Related Persons).

(b) Unused Line Fee. Borrowers shall pay in cash to the Lenders, based on their Pro Rata Share of the Revolver Commitments, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.50% times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the greater of (A) $9,750,000 and (B) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first Business Day of each month from and after the Closing Date up to the first day of the month prior to the date on which all of the Obligations are paid in full in cash and all of the Revolver Commitments are terminated and on the date on which all of the Obligations are paid in full in cash and all of the Revolver Commitments are terminated.

(c) Field Examination and Other Fees. Borrowers shall pay in cash to Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) and the Lenders, field examination, appraisal, and valuation fees and charges as and when incurred or chargeable; provided, that for so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than (A) two field examinations in any twelve month period, (B) two Inventory appraisals, and (C) two Equipment appraisals; provided that any additional field examinations or appraisals required by Agent in any given twelve month period shall be performed at the expense of Agent; and, provided, further, that if a Default or Event of Default shall have occurred and be continuing, Agent may conduct additional field examinations and appraisals at Borrowers’ sole expense. For the avoidance of doubt, the reimbursement limitations set forth in this Section 2.09(c) shall not apply to field examinations and appraisals conducted in connection with a Permitted Acquisition.

(d) Liquidated Damages.

(i) Borrowers shall pay in cash liquidated damages in connection with any termination or reduction of the Revolver Commitments prior to the third anniversary of the Closing Date or any acceleration (including in connection with an Insolvency Proceeding) of the Obligations, in each case in accordance with this Section 2.09(d) (“Liquidated Damages”).

(ii) If, prior to the third anniversary of the Closing Date, (A) the Commitments are terminated and the Obligations prepaid in full or (B) pursuant to the terms of this Agreement or any other Loan Document, either (1) Agent or the Required Lenders demand prepayment of the outstanding Obligations in whole or in part during the continuation of an Event of Default, or (2) repayment of the outstanding Obligations is otherwise accelerated in whole or in part (including in connection with an Insolvency Proceeding) under Section 9.01, then, at the time of such termination (in accordance with clause (A)) or the time of such demand or acceleration (in accordance with clause (B)), and in addition to the principal balance of the Loans, all accrued and unpaid interest thereon, all fees, costs, expenses, and other amounts payable to Agent and Lenders in connection with the Revolving Facility and all other Obligations paid to Agent and Lenders under this Agreement and the other Loan Documents, Borrowers shall pay in cash Liquidated Damages to the Lenders (or, during any Third Party Agent Retention Period, the Third Party Agent for the benefit of the Lenders), based on their Pro Rata Share, in an amount equal to the (y) Maximum Revolver Amount multiplied by (z)(I) 2.50% if such prepayment, demand or acceleration occurs prior to August 9, 2019 (the “First Period”), (II) 1.50% if such prepayment, demand or acceleration occurs on or after the First Period but prior to the August 9, 2020 (the “Second Period”), (III) 0.50% if such prepayment, demand or acceleration occurs at Second Period but prior to August 9, 2021 (the “Third Period”), and (IV) 0% if such prepayment, demand or acceleration occurs on or after August 9, 2021.

(iii) If, prior to the third anniversary of the Closing Date, Borrower Representative has sent a notice of partial reduction of the Revolving Facility pursuant to the provisions of Section 2.03(c), then on the date set forth as the date of reduction in such notice, Borrower shall pay to the Lenders (or, during any Third Party Agent Retention Period, the Third Party Agent for the benefit of the Lenders), in cash, the applicable Revolver Reduction Premium determined as of such date. For purposes of this Section, “Applicable Revolver Reduction Premium” means, as of any date of determination, an amount equal to (A) during the First Period, 2.50% times the amount of the reduction of the Revolving Commitments on such date, (B) during the Second Period, 1.50% times the amount of the reduction of the Revolving Commitments on such date, (C) during the Third Period, 0.50% times the amount of the reduction of the Revolving Commitments on such date and (D) 0% times the amount of the reduction of the Revolving Commitment on or after August 9, 2021.

(iv) Borrower acknowledges and agrees that it would be difficult or impractical to calculate Lenders’ actual damages from early termination of the Revolving Facility and Lenders’ compensation from Loans hereunder following such early termination or reduction, the Liquidated Damages provided in this Section 2.09(d) are intended to be fair and reasonable approximations of such damages, and that the Liquidated Damages are not intended to be penalties.

(e) Commitment Fee. On the Closing Date, Borrowers shall pay in cash to the Lenders (or, during any Third Party Agent Retention Period, the Third Party Agent for the benefit of the Lenders), based on their Pro Rata Share, an amount equal to $500,000 (the “Commitment Fee”), which shall be fully-earned on the Closing Date and payable on the following schedule: (i) $200,000 shall be payable in cash on the Closing Date, (ii) $200,000 shall be payable on the one-year anniversary of the Closing Date, and (iii) $100,000 shall be payable on the two-year anniversary of the Closing Date. Notwithstanding the foregoing, if (A) the Revolver Commitments are terminated and the Loans repaid or (B) the Revolver Commitments are terminated or the Obligations become due and payable, in each case of clause (A) and clause (B), on any date prior to the two-year anniversary of the Closing Date for any reason (such as an acceleration of the Loans following the occurrence of an Event of Default, an exercise of Agent’s (including, any Third Party Agent’s) or any Lender’s rights or remedies available under the Loan Documents or an exercise of any rights or remedies by the Term Agent, a Term Lender or any other party to the Term Debt Documents, upon the consummation of a Change in Control, by any optional prepayment or otherwise), then, on such date, any portion of the Commitment Fee that has not previously been paid shall be automatically, due and payable. The Commitment Fee shall be non-refundable upon any payment thereof. The parties hereto acknowledge and agree that Agent and the Lenders would not have entered into this Agreement and the Lenders would not provide the Revolver Commitments, the financial accommodations and other accommodations under this Agreement and the other Loan Documents without the Loan Parties agreeing to pay the Commitment Fee in the aforementioned instances. The parties hereto also acknowledge and agree that the Commitment Fee set forth in this Section 2.09(e) is not intended to act as a penalty or to punish any Borrower or any other Loan Party for any such payment, repayment, redemption or prepayment.

(f) Collateral Monitoring Fee. Borrowers shall pay in cash to the Lenders (or, during any Third Party Agent Retention Period, the Third Party Agent for the benefit of the Lenders), based on their Pro Rata Share, an amount equal to $5,000 (the “Monthly Collateral Monitoring Fee”) monthly in advance on the first Business Day of each month from and after the Closing Date, commencing with the first such date after the Closing Date, until all of the Revolver Commitments have been terminated, all of the Obligations have been repaid and this Agreement has terminated. The Monthly Collateral Monitoring Fee shall be fully-earned on each such date such amount is due or payable under this Agreement and is non-refundable upon being paid.

(g) Exit Payment. Notwithstanding anything to the contrary in the Loan Documents, on the date when the Revolver Commitments (in each case, whether before, at the time of or after the Maturity Date or any acceleration, bankruptcy, insolvency or otherwise) are reduced or terminated in an amount that causes (or such lesser amount of Revolver Commitments that are so reduced or terminated that the Lenders have agreed to cause) the remaining amount of outstanding Revolver Commitments to be less than $10,000,000, the Borrowers shall pay in cash at such time to the Lenders (based on their Pro Rata Share of such Revolver Commitments) a non-refundable exit payment (the “Revolver Exit Payment”) in a total amount equal to $1,000,000. The parties to this Agreement acknowledge and agree that the Agent and the Lenders would not have entered into this Agreement and the other Loan Documents without the Borrowers agreeing to pay the Revolver Exit Payment in the aforementioned instances. The parties to this Agreement further acknowledge and agree that the Revolver Exit Payment set forth in this

Section 2.09(g) is not intended to act as a penalty or to punish the Borrowers or any other Loan Parties for any such Revolver Commitment reduction or termination.

2.10 [Reserved].

2.11 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding companies’ capital as a consequence of such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which such Lender or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower Representative and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower Representative or any other Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.05(j) or amounts under Section 2.11(a) or sends a notice under Section 2.05(h) relative to changed circumstances (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.05(j) or Section 2.11(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Loans bearing interest at the LIBOR Rate and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.05(h) and 2.05(j) and this Section 2.11 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.12 Collections; Crediting Payments.

(a) The Loan Parties shall establish and maintain cash management services of a type, number, with a financial institution (the “Depositary Bank”) and on terms, in each case, reasonably satisfactory to Agent (including, during any Third Party Agent Retention Period, the Third Party Agent), and shall open a lockbox (the “Lockbox”) with the Depositary Bank. Collected funds in the Lockbox shall be deposited into an account with the Depository Bank established by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) and subject to Agent’s (or, during any Third Party Agent Retention Period, the Third Party Agent’s) sole dominion and control (including, but not limited to the sole power of withdrawal) (the “Blocked Account”). Each Loan Party shall take reasonable steps to (i) ensure that all of its Account Debtors forward payment of the amounts owed by such Account Debtors directly to the Lockbox or to the Blocked Account, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of the Loan Parties’ collections and proceeds of Collateral (including those sent directly by Account Debtors to any Loan Party) into the Blocked Account. Each Deposit Account (excluding any Excluded Account) of a Loan Party and each Securities Account (excluding any Excluded Account) of a Loan Party shall be subject to a Control Agreement among such Loan Party, the applicable bank or securities intermediary, Agent and Term Agent, and no Loan Party will permit any Investment consisting of cash, Cash Equivalents or amounts credited to a Deposit Account (excluding any Excluded Account) or a Securities Account (excluding any Excluded Account) to be maintained in a Deposit Account or Securities Account unless such Deposit Account or Securities Account, as applicable, is subject to a Control Agreement among such Loan Party, the applicable bank or securities intermediary, and Agent. The agreement(s) relating to the Blocked Account between Agent, such financial institution and Borrowers shall be in form and content satisfactory to Agent.

(b) The Loan Parties shall cause Persons processing or collecting any credit card payments or proceeds of receivables on behalf of the Loan Parties to deliver such payments or proceeds to the Blocked Account promptly, but not less frequently than once every week.

(c) On each Business Day, Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) shall withdraw available funds from the Blocked Account, deposit such funds in the Agent’s Account, and credit available funds received in the Agent’s Account to the payment of the Obligations. Agent shall credit to the payment of the Obligations any other form of funds received by Agent (or Third Party Agent, as applicable) in the Agent’s Account for which Agent (or Third Party Agent, as applicable) has received notice that such funds are collected and available to Agent (or Third Party Agent, as applicable) (i) on the same day of Agent’s (or Third Party Agent, as applicable) receipt of such notice if such notice is received by Agent (or Third Party Agent, as applicable) on or before 2 p.m. Eastern Time on a Business Day, and (ii) on the Business Day immediately following Agent’s (or Third Party Agent’s, as applicable) receipt of such notice if such notice is received by Agent (or Third Party Agent, as applicable) after 2 p.m. Eastern Time on a Business Day, or if such notice is received by Agent (or the Third Party Agent, as applicable) on a day that is not a Business Day. It is understood and agreed that transfer of funds from the Blocked Account to the Agent’s Account may take up to two (2) Business Days. Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s (or Third Party Agent’s, as applicable) separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Obligation or Commitment to which a particular fee relates. All payments and proceeds of Collateral received by Agent (or the Third Party Agent, as applicable) shall be applied in accordance with Section 2.03(b).

(d) All funds credited to the payment of the Obligations in accordance with Section 2.12(a) above are conditional upon final payment to Agent (or the Third Party Agent, as applicable) in cash or solvent credits of the items giving rise to such funds. If any item credited to the payment of the Obligations is not paid to Agent (or the Third Party Agent, as applicable) (or payment thereof is rescinded or required to be returned by the Agent (or the Third Party Agent, as applicable)), the amount of any credit given for such item shall be charged to the balance of the Obligations whether or not the item is returned.

(e) For purposes of computing interest on the Obligations, Borrowers acknowledge that interest shall continue to accrue on the amount of any funds credited to the payment of the Obligations in accordance with this Section 2.12 for three Business Days after the date so credited. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.12(e) shall be for the exclusive benefit of Agent (and the Third Party Agent, as applicable) and the Lenders.

2.13 Appointment of Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans and other Obligations in the name or on behalf of such Borrower and any other Borrowers, deliver requests for Borrowings Notices of Borrowing, and Borrowing Base Certificates, give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Loan Documents. Agent (including any Third Party Agent, as applicable) and Lenders may disburse the Loans to such bank account or Deposit Account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.13. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent and/or Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e) No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent (and, during any Third Party Agent Retention Period, also to the Third Party Agent) and the Lenders. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” shall mean such successor Borrower Representative for all purposes of this Agreement and the other Loan Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

2.14 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by Agent (including any Third Party Agent), the Lenders or any other member of the Lender Group under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement) and the other Loan Documents. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent (including any Third Party Agent), the Lenders or any other member of the Lender Group at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent (including any Third Party Agent), the Lenders or any other member of the Lender Group in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent (including any Third Party Agent), any Lender or any other member of the Lender Group with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder and under the other Loan Documents remain unsatisfied and unpaid in full in cash and the Revolver Commitments have not been terminated, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, division, split, merger, consolidation or similar proceeding with respect to any Borrower or any other Loan Party or Agent (including any Third Party Agent), any Lender or any other member of the Lender Group.

(f) Each Borrower represents and warrants to Agent (including any Third Party Agent), the Lenders and the other members of the Lender Group that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent (including any Third Party Agent), the Lenders and the other members of the Lender Group that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of other Guarantors and Loan Parties, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent (including any Third Party Agent), any Lender or any other member of the Lender Group, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s (including any Third Party Agent’s), such Lender’s or such other member of the Lender Group’s rights of subrogation and reimbursement against any Borrower by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are or become secured by Real Property. This means, among other things:

(i) Agent (including any Third Party Agent), the Lenders and the other members of the Lender Group may collect from such Borrower without first foreclosing on any Real Property Collateral or personal property Collateral pledged by Borrowers.

(ii) If Agent (including any Third Party Agent), any Lender or any other member of the Lender Group forecloses on any Real Property Collateral pledged by any Borrower or any Guarantor:

(A) the amount of the Obligations may be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and

(B) Agent (including any Third Party Agent), the Lenders and the other members of the Lender Group may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes or Applicable Laws.

(i) The provisions of this Section 2.14 are made for the benefit of Agent (including any Third Party Agent), Lenders, the other members of the Lender Group and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent (including any Third Party Agent), any Lender, any other member of the Lender Group, any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full in cash, and all of the Commitments have been terminated, in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent (including any Third Party Agent), any Lender or any other member of the Lender Group upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Until the Obligations have been paid in full in cash and all of the Commitments have been terminated, each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent (including any Third Party Agent), any Lender or any other member of the Lender Group with respect to any of the Obligations or any collateral security therefor. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent (including any Third Party Agent), any Lender or any other member of the Lender Group hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and a termination of all of the Commitments, and, in the event of any Insolvency Proceeding or any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash and all Commitments shall be terminated before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations and a termination of all of the Commitments. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default and direction from Agent or the Required Lenders, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until all of the Obligations shall have been paid in full in cash and all of the Commitments have been terminated. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent (or, during any Third Party Agent Retention Period, the Third Party Agent), and such Borrower shall deliver any such amounts to Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) for application to the Obligations in accordance with Section 2.03(b).

ARTICLE III.

CONDITIONS; TERM OF AGREEMENT.

3.01 Conditions Precedent to the Initial Extension of Credit. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent (including any Third Party Agent) and each Lender, of each of the following conditions precedent:

(a) a Third Party Agent Retention Period shall exist with Cortland as the Third Party Agent;

(b) Agent shall have received appropriate financing statements on Form UCC-1 duly filed (or to be filed) in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral;

(c) Agent (including any Third Party Agent) and the Lenders shall have received each of the following documents, in form and substance satisfactory to Agent (including any Third Party Agent) and the Lenders, duly executed and delivered, and each such document shall be in full force and effect:

(i) this Agreement;

(ii) a completed Borrowing Base Certificate (Third Party Agent) dated as of July 31, 2018;

(iii) the Control Agreements required by Agent or the Lenders to be delivered on the Closing Date;

(iv) the Notes;

(v) the Guaranty and Security Agreement;

(vi) the Intercompany Subordination Agreement;

(vii) a Perfection Certificate;

(viii) the Copyright Security Agreement;

(ix) the Patent Security Agreement;

(x) the Intercreditor Agreement; and

(xi) the Trademark Security Agreement;

(d) Agent shall have received a certificate from an Authorized Officer of each Loan Party:

(i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party,

(ii) authorizing specific officers of such Loan Party to execute the same, attesting to the incumbency and signatures of such specific officers of such Loan Party,

(iii) attesting to copies of each Loan Party’s Organizational Documents, as amended, modified, or supplemented to the Closing Date, which Organizational Documents shall be (A) certified by an Authorized Officer of such Loan Party, and (B) with respect to Organizational Documents that are charter documents, certified as of a recent date (not more than thirty (30) days prior to the Closing Date) by the appropriate governmental official,

(iv) attesting to certificates of status with respect to each Loan Party, dated within ten (10) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificates shall indicate that such Loan Party is in good standing in such jurisdiction, and

(v) attesting to certificates of status with respect to each Loan Party, each dated within thirty (30) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which such Loan Party’s failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(e) after giving effect to any Loans funded on the Closing Date, the payment of all fees, costs and expenses required to be paid by Borrowers, Excess Availability plus Qualified Cash shall be greater than or equal to $22,500,000;

(f) since December 31, 2017, there shall not have occurred a Material Adverse Effect;

(g) [reserved];

(h) Agent and the Lenders shall have received all requested Collateral Access Agreements in favor of Agent, from all mortgagees, landlords and operators of warehouses in which a Loan Party operates or maintains any Collateral; provided that any locations not subject to such Collateral Access Agreements shall be subject to a Landlord Reserve at Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) Permitted Discretion;

(i) Agent and the Lenders shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.03, the form and substance of which shall be satisfactory to Agent and the Lenders;

(j) Agent and the Lenders shall have received an opinion of the Loan Parties’ counsel in form and substance reasonably satisfactory to Agent and the Lenders;

(k) Agent (including any Third Party Agent) and the Lenders shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrowers’ and their Subsidiaries books and records and verification of Borrowers’ representations and warranties to Agent (including any Third Party Agent) and the Lenders, the results of which shall be satisfactory to Agent (including any Third Party Agent) and the Lenders, (ii) an inspection of each of the locations where the Loan Parties’ and their Subsidiaries’ Inventory and Equipment is located, the results of which shall be satisfactory to Agent (including any Third Party Agent) and the Lenders, (iii) satisfactory review by Agent (including any Third Party Agent) and the Lenders of all contracts with Federal, state, municipal and governmental agencies, and (iv) a review of the Loan Parties’ and their Subsidiaries’ insurance, which shall in each case be satisfactory to Agent and the Lenders;

(l) Agent (including any Third Party Agent) and the Lenders shall have received completed reference and background checks with respect to Borrowers’ senior management, the results of which are satisfactory to Agent (including any Third Party Agent) and the Lenders in Agent’s (including any Third Party Agent’s) and each Lender’s sole discretion;

(m) Agent (including any Third Party Agent) and the Lenders shall have received an audit of Eligible Accounts, and an appraisal of the Eligible Inventory (and, if requested by Agent (or any Third Party Agent), Eligible Equipment), in each case the results of which shall be satisfactory to Agent (including any Third Party Agent) and the Lenders;

(n) Borrowers shall have paid in cash all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement or any other Loan Documents and paid all fees in cash required to be paid in accordance with the terms of this Agreement and the other Loan Documents;

(o) Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(p) Agent and the Lenders shall have received the Term Debt Documents, in form and substance reasonably satisfactory to Agent and the Lenders;

(q) the final corporate and capital structure of Borrowers and their Subsidiaries shall be reasonably satisfactory to Agent (including any Third Party Agent) and the Lenders;

(r) all other documents and legal matters in connection with the transactions contemplated by this Agreement or any other Loan Document shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent and the Lenders.

3.02 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Borrowers or their Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) the receipt by Agent (and/or the Third Party Agent, as applicable) from Borrower Representative of (A) a request for Borrowing pursuant to the requirements of Section 2.02(a), and (B) in the case of clause (i) (solely with respect to Revolving Loans or Revolver Commitments), (x) during a Non-Third Party Agent Retention Period, if requested by Agent within one Business Day of receipt of such request for Borrowing, an updated Borrowing Base Certificate (Agent), and (y) during a Third Party Agent Retention Period, an updated Borrowing Base Certificate (Third Party Agent) no later than 12:00 p.m. on the date of such request;

(d) after giving effect to the making of any such Loan, (i) the Revolver Usage on such date (after giving effect to any such proposed Loan or credit extension) does not exceed (ii) either (A) the Borrowing Base reflected in the Borrowing Base Certificate referred to in Section 3.02(c) above (as adjusted by Agent (or the Third Party Agent, as applicable) for Reserves established by Agent (or the Third Party Agent, as applicable) from time to time) or (B) the Maximum Revolver Amount; and

(e) after giving effect to the making of any such Loan, a Maximum Decreased Market Capitalization Overadvance Event shall not have occurred.

3.03 Effect of Maturity. On the Maturity Date, all commitments (including the Commitments) of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full in cash. No termination of the obligations of the Lender Group in accordance with this Agreement (other than payment in full in cash of all of the Obligations and termination of all of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full in cash and the Commitments have been terminated. When all of the Obligations have been paid in full in cash and the Lender Group’s obligations to provide additional credit under the Loan Documents (and all of the Commitments) have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.04 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.04 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent in its sole discretion, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an immediate Event of Default).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES.

In order to induce the Agent and the Lenders to enter into this Agreement, each of the Borrowers make the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.01 Due Organization and Qualification; No Event of Default; Solvency.

(a) Each Loan Party is (i) conducting its business in compliance with its Organizational Documents and (ii) not in violation of its Organizational Documents. Each Loan Party’s Organizational Documents are in full force and effect.

(b) No Default or Event of Default has occurred or will result from the transactions contemplated by the Loan Documents.

(c) Each Loan Party (i) is Solvent and (ii) has not taken action, and no such action has been taken by a third party, for its winding up, dissolution or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues; provided, however, that, for the avoidance of doubt, no such representation in this Section 4.01(c) is made in respect of any Immaterial Subsidiary.

(d) No Lien exists on any Loan Party’s assets, except for Permitted Liens.

(e) The obligation of the Loan Parties to make any payment under this Agreement or the other Loan Documents (together with all charges in connection therewith) is absolute and unconditional.

(f) No Indebtedness of any Loan Party exists other than Permitted Indebtedness.

4.02 Existence; Power and Authority. Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each Loan Party (i) has full power and authority (and all governmental licenses, authorizations, Permits, consents and approvals) to (A) own its properties and conduct its business (solely with respect to governmental licenses, authorizations, Permits, consents and approvals, except where the failure to have such governmental licenses, authorizations, Permits, consents and approvals could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect) and (B) to enter into, and perform its obligations under, the Loan Documents and consummate the transactions contemplated under the Loan Documents, and (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.03 Litigation.

(a) Other than as set forth on Schedule 4.03, there is no pending or, to the knowledge of the Loan Parrties, threatened, any action, suit or other proceeding before any Governmental Authority (i) to which any Loan Party is a party, (ii) which purports to affect or pertain to the Loan Documents, the Transactions or any other transaction contemplated hereby or thereby or (iii) which has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case which could reasonably be expected to result in monetary judgments or relief, individually or in the aggregate, in excess of $2,000,000.

(b) Other than as set forth on Schedule 4.03, there are no current or, to the knowledge of any of the Loan Parties, pending, legal actions, suits or other proceedings, in each case which could reasonably be expected to result in monetary judgments or relief, individually or in the aggregate, in excess of $2,000,000, to which any Loan Party or any of its Subsidiaries or any of their respective assets is subject. With respect to each action suit, proceeding, claim, event or disclosure listed on Schedule 4.03, none of them could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(d) Other than as set forth on Schedule 4.03, none of the current directors (or equivalent persons) or current officers of any of the Borrowers and their respective Subsidiaries have been involved as a defendant in securities-related litigation or other securities-related legal proceedings during the past five years.

(e) No Loan Party is subject to any proceeding, suit or, to any Loan Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services) which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on any Loan Party.

4.04 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party and no further consent or authorization is required by the Loan Party, the Loan Party’s board of directors (or other equivalent governing body) or the holders of the Loan Party’s Stock. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each of the Loan Parties and constitutes a valid, legal and binding obligation of each Loan Party, enforceable in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(b) The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party party thereto and the consummation of the transactions contemplated herein and therein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (i), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) result in any violation of or conflict with the provisions of the Organizational Documents, (iii) result in the violation of any Applicable Law, (iv) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority, or (v) violate, conflict with or cause a breach or a default under any agreement or instrument binding upon it, except, with respect to clauses (iii) and (v) only, as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No consent, approval, Authorization or order of, or registration or filing with any Governmental Authority is required for (x) the execution, delivery and performance of this Agreement or any of the other Loan Documents, and the issuance of the Securities hereunder and thereunder, and (y) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (A) the filings necessary to perfect the Liens created by the applicable Loan Documents and (B) any necessary filings with the SEC.

(c) Other than has been obtained, no Authorization is required for (i) the execution and delivery of this Agreement or the other Loan Documents, or (ii) the consummation of the Transactions and the other transactions contemplated hereby and thereby.

(d) Each Loan Party and its Subsidiaries are in compliance with Applicable Law except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.05 Permits and Authorizations. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) (i) each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and (ii) all Necessary Documents are valid and in full force and effect and (b) no Loan Party has (i) received written notice of any revocation, non-renewal, amendment, expiration, suspension, limitation, withdrawal, cancellation or other modification of any of the Necessary Documents and (ii) reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business.

4.06 Title to Assets; No Encumbrances. As of the Closing Date, the Real Property listed in Schedule 4.06 constitutes all of the Real Property of each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its assets and property free and clear of all Liens, except Permitted Liens. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

4.07 Intellectual Property. Each Loan Party owns, or, to the knowledge of the Loan Parties and their Subsidiaries, has the right to use pursuant to a valid and enforceable written license, all IP, in each case (and without any knowledge qualifier applicable thereto) free and clear of any Liens other than Permitted Licenses and Permitted Liens. All IP that is registered with or issued by a Governmental Authority that is currently in the name of a Loan Party is, to the knowledge of the Loan Parties and their Subsidiaries, valid and enforceable. Each patent constituting a Material Intangible Asset is, to the knowledge of the Loan Parties and their Subsidiaries, valid and enforceable and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part. Except as set forth on Schedule 4.07, as of the Closing Date, there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any Material Intangible Asset, the use thereof by any Loan Party, or other rights of any Loan Party in or to any Material Intangible Asset, and no Loan Party has received any written notice regarding any such action, suit, other proceeding or claim. At all times after the Closing Date when this representation is made or deemed made, there is no pending or, to the knowledge of the

Borrowers, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any Material Intangible Asset, the use thereof by any Loan Party, or other rights of any Loan Party in or to any Material Intangible Asset, and no Borrower has received any written notice regarding any such action, suit, other proceeding or claim, except that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. With respect to each action, suit, proceeding, claim, challenge, contest, event and disclosure listed on Schedule 4.07, none of them could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the conduct of the business of any Loan Party, nor any Loan Party, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Other than as set forth on Schedule 4.03, on the Agreement Date, there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person alleging that any Loan Party is infringing, misappropriating or violating, or otherwise using without authorization, any Intellectual Property of any Person, and no Loan Party has received any written notice regarding, any such action, suit, other proceeding or claim. With respect to each action, suit, proceeding, claim, event or disclosure listed on Schedule 4.03, none of them could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Other than as set forth in Section 3.b. of the Perfection Certificate dated as of (and delivered by the Loan Parties on) the Closing Date, no Loan Party is a party to, or bound by, any options, licenses, franchise or other agreements, written or oral, relating to trademarks, patents, copyrights, other know-how or IP (or granting any right, title or interest in or to any IP) that require annual payments in excess of $25,000 individually.

4.08 No Default. No Loan Party is, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject

4.09 Taxes. All U.S. federal, state and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no material Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for material Taxes. To the extent material, proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

4.10 Compliance with Laws. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect after the Closing Date, each Loan Party: (a) at all times has complied with all Applicable Laws; (b) has not received any warning letter or other correspondence or notice from the any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any Authorizations; (c) possesses and complies with the Authorizations, which are valid and in full force and effect; (d) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, cancel, withdraw, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; (e) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions, renewals and supplements or amendments as required by any Applicable Laws or Authorizations and (f) has not received any notice, and are not aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Loan Parties.

4.11 SEC Filings. Endologix has filed all of the SEC Documents, within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. Endologix has filed and made publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (including any successor thereto, “EDGAR”) on or prior to the date this representation is made, true, correct and complete copies of the SEC Documents. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR (and true, correct and complete copies of such amendment or supplement, if any, have been delivered to the Secured Parties or their respective representatives) on or prior to the date this representation is made. Endologix has not received any written comments from the SEC staff that have not been resolved, to the knowledge of Endologix, to the satisfaction of the SEC staff.

4.12 Financial Statements. As of their respective dates, the consolidated financial statements of Endologix and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of Endologix and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in Endologix’s most recently filed annual report on 10-K, and reviewed the consolidated financial statements included in the Endologix’s most recently filed quarterly report on 10-Q, was independent of Endologix pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was otherwise qualified to render such opinion under Applicable Law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between Endologix (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by Endologix in the SEC Documents that has not been so disclosed in the SEC Documents. Neither Endologix nor any of its Subsidiaries is required to file or will be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Borrower or any of its Subsidiaries is a party or by which Endologix or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Borrower’s reports filed or made with the SEC under the Exchange Act. Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Loan Documents and any fees and expenses in connection therewith, (ii) liabilities accrued for in the latest balance sheet included in Endologix’s most recent periodic report (on 10-Q or 10-K) filed prior to the date this representation is made (the date of such balance sheet, the “Latest Balance Sheet Date”), (iii) liabilities incurred in the ordinary course of business consistent with past practice since the later of the (A) Closing Date and (B) the Latest Balance Sheet Date and (iv) liabilities set forth on the Schedules to this Agreement, Endologix and its Subsidiaries do not have any other material liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any action, claim, suit or proceeding with respect thereto is instituted). Since December 31, 2016, there has been no Material Adverse Effect or any event or circumstance which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All financial performance projections delivered to any Secured Party, including the financial performance projections delivered on or prior to the Closing Date, if any, represent Endologix’s and its Subsidiaries’ good faith estimate of future financial performance and are based on assumptions believed by Endologix and its Subsidiaries to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

4.13 Internal Controls.

(a) Each Borrower and its respective Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences (such internal accounting controls (including clauses (i) – (iv) above), collectively, “Internal Controls”).

(b) Endologix and its Subsidiaries has timely filed and made publicly available on EDGAR all certifications, statements and documents required by Rule 13a-14 or Rule 15d-14 under the Exchange Act. Endologix and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by Endologix and its Subsidiaries in the reports that they file with or submit to the SEC (i) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to Endologix’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Endologix and its Subsidiaries maintain internal control (including Internal Controls) over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control (including Internal Controls) over financial reporting is effective and does not contain any material weaknesses.

4.14 ERISA. (i) No Loan Party has engaged, and to the knowledge of the Loan Parties, no other Person has engaged in any “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the IRC that is not exempt under ERISA Section 408 or Section 4975 of the IRC, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, except as for such transaction that could not be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) (A) at no time within the last seven years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any Liability with respect to, and (B) no Loan Party or any ERISA Affiliate has any Liability or obligation in respect of, any Title IV Plan, Multiemployer Plan or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur Liability under Section 4063 or 4064 of ERISA, (iii) each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including ERISA and the IRC, except for such failures to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (iv) (A) no ERISA Event has occurred and (B) no event or condition exists or existed that could reasonably be expected to subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or Liability imposed by ERISA, the IRC or other Applicable Law, except for any such ERISA Event or tax, fine, lien, penalty or liability that could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (v) no Loan Party maintains or has any obligation or Liability with respect to any Foreign Benefit Plan that, individually or in the aggregate, could be expected to have a Material Adverse Effect.

4.15 Subsidiaries. As of the Closing Date, the Borrower’s Subsidiaries are set forth in Schedule 4.15 and the information set forth in Schedule 4.15 is true, correct and complete.

4.16 No Dividends. Subsequent to December 31, 2015, the Borrower has not declared or paid any dividends or made any distribution of any kind with respect to its Stock, except as permitted hereunder.

4.17 Stock.

(a) All of the issued and outstanding shares of Stock of Endologix are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing.

(b) As of the Closing Date, all of Endologix’s authorized, issued and outstanding shares of Stock of Endologix and each of its Subsidiaries are set forth in Schedule 4.17, and, except as set forth in Schedule 4.17, there are no (i) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of Endologix or any of its Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (ii) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of Endologix or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which Endologix or any of its Subsidiaries is or may become bound to issue additional Stock of Endologix or any of its Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of Endologix or any of its Subsidiaries, (iii) agreements or arrangements under which Endologix or any of its Subsidiaries is obligated to register the sale of any of their securities or Stock under the Securities Act (except the Registration Rights Agreement), (iv) outstanding Stock, securities or instruments of Endologix or any of its Subsidiaries that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which Endologix or any of its Subsidiaries is or may become bound to redeem a security of Endologix other than under the Convertible Note Documents, (v) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of Endologix or any of its Subsidiaries other than under the Convertible Note Documents or (vii) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Endologix or any of its Subsidiaries is a party or by which Endologix or any of its Subsidiaries is otherwise subject or bound. There are no (X) stockholders’ agreements, voting agreements or similar agreements to which Endologix or any of its Subsidiaries is a party or by which Endologix or any of its Subsidiaries is otherwise subject or bound, other than in connection with clauses (i), (k) and (n) of the definition of “Permitted Investments”, (Y) preemptive rights or any other similar rights to which any Stock of the Endologix or any of its Subsidiaries is subject or (Z) any restrictions upon the voting or transfer of any Stock of Endologix or any of its Subsidiaries (other than restrictions on transfer imposed by U.S. federal and state securities laws and other than as set forth in the Loan Documents, the Term Debt Documents and, if such instrument is permitted hereunder to be secured, the documents governing the Permitted 3.25% Convertible Note Refinancing).

(c) Endologix has furnished to Agent and each Lender true, correct and complete copies of each Loan Party’s Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all documents, agreements and instruments containing the terms of all securities and Stock convertible into, or exercisable or exchangeable for, Common Stock or other Stock of any Loan Party or its Subsidiaries, and the material rights of the holders thereof in respect thereto.

4.18 Material Contracts.

(a) Except for the Operative Documents, the Convertible Note Documents and the agreements set forth on Schedule 4.18, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right to termination in favor of any party to any Material Contract (other than any Loan Party), except for such Material Contracts the noncompliance with which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) None of the Borrowers nor any of their respective Subsidiaries are in breach or default under any Material Contract, and, to the knowledge of the Borrowers, no other party to a Material Contract is in default or breach thereunder, except where any breach or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.19 Use of Proceeds. The proceeds of the Loans are intended to be and shall be used (a) on the Closing Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for general working capital and other corporate purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

4.20 Environmental Condition. Except as set forth in Schedule 4.20 and except where any failures to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and each Subsidiary of each Loan Party:

(a) is and has been in compliance with all applicable Environmental Laws, including obtaining and maintaining all permits, licenses, consents, Authorizations and registrations required by any applicable Environmental Law (“Environmental Permits”),

(b) is not party to, and no Real Property currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law,

(c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Property,

(d) does not currently (or to the knowledge of any Loan Party, did not previously) own, lease, sublease operate or otherwise occupy any Real Property that is contaminated by any Hazardous Materials and

(e) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

4.21 Governmental Regulation. None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is (a) a company registered or required to be registered as an “investment company,” or a company “controlled” by a “registered investment company” or a “principal underwriter” of an “investment company” within the meaning of the Investment Company Act, or otherwise registered or required to be registered, or subject to the restrictions imposed, by the Investment Company Act, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets, perform its obligations under the Loan Documents or which may otherwise render all or any portion of the Obligations unenforceable.

4.22 Employee and Labor Matters. There are no strikes, boycotts, grievances, work stoppages, slowdowns, lockouts or other job actions existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party, except for those that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 4.22, or except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the Closing Date, (a) there is no memorandum of understanding, collective bargaining or similar agreement, and there is no ongoing negotiation or duty to negotiate, with any union, labor organization, works council or similar representative covering any Employee or otherwise binding any Loan Party or any Subsidiary of any Loan Party, (b) to the Loan Parties’ knowledge, no petition for certification or election of any such representative is existing or pending with respect to any Employee, (c) to the Loan Parties’ knowledge, no such representative has sought certification or recognition with respect to any Employee, and (d) to the Loan Parties’ knowledge, no Employee or his or her representative is engaged in any organizing efforts. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all current and former Employees are and have been correctly classified as exempt or non-exempt under, and are and have been paid in accordance with, all applicable federal, state, and local wage and hour laws. Further, all individuals who perform or have performed services for any Loan Party or any Subsidiary of any Loan Party are or were correctly classified under each Employee Benefit Plan, ERISA, the Internal Revenue Code and other Applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Loan Party and Subsidiary of

any Loan Party are in material compliance with all Applicable Laws concerning employment, including without limitation hiring, background checks, compensation, benefits, wages (including payment of overtime), wage deductions and withholdings, classification, immigration, work authorization, employment eligibility verification, reporting, taxation, occupational health and safety, equal rights, labor relations, accommodations, breaks, notices, employment policies, paid or unpaid time off work, accessibility, privacy, and workers’ compensation, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.23 Name and Address; Properties. During five (5) years preceding the Closing Date, no Loan Party has been known by and has used any other name, whether corporate, fictitious or otherwise, except as set forth on Schedule 4.23. Schedule 4.23 also lists (a) each Loan Party’s jurisdiction of organization and legal name and (b) each Loan Party’s organizational identification number. Each Loan Party’s chief executive office or sole place of business, in each case as of the Closing Date, is at the chief executive office or sole place of business address identified as such in Schedule 4.23 and no Loan Party maintains any other offices or facilities except as described therein.

4.24 Sanctions. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all Sanctions laws as administered by OFAC and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of Sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is a Sanctioned Entity, (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a Sanctioned Entity such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law, (v) has its assets located in Sanctioned Entities., (vi) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.25 Anti-Money Laundering. Each Loan Party and each Subsidiary of each Loan Party is in compliance with all Anti-Money Laundering Laws. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party.

4.26 Anti-Corruption. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable Anti-Corruption Laws, including the FCPA. None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any Subsidiary thereof, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. No part of the proceeds of the Loans will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. The Loan Partiesand each Subsidiary of a Loan Party maintains and implements policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

4.27 Anti-Terrorism. To the extent applicable, each Loan Party and each of its Affiliates is in compliance, in all material respects, with all Anti-Terrorism Laws.

4.28 Sarbanes-Oxley. Each Borrower and its Subsidiaries are in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

4.29 Accounting Practices. No Borrower, any their respective Subsidiaries nor, to the Borrowers’ or such Subsidiaries’ knowledge, any director, officer or employee, of any of the Borrowers or any of their respective Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of such Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that such Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing any Borrower or any of its Subsidiaries, whether or not employed by such Borrower or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by such Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof or to any director (or equivalent person) or officer of such Borrower or any of its Subsidiaries pursuant to Section 307 of Sarbanes-Oxley, and the SEC’s rules and regulations promulgated thereunder. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of any Borrower or any of their respective Subsidiaries, any Borrower’s or any of their respective Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.

4.30 Common Stock. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and neither Endologix nor any of its Subsidiaries has taken, or will take, any action designed to terminate, or which to the knowledge of Endologix and its Subsidiaries is likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act, nor has Endologix or any of its Subsidiaries received any notification that the SEC is contemplating terminating such registration. Neither Endologix nor any of its Subsidiaries is in violation of any of the rules, regulations or requirements of the Principal Market, and, to the knowledge of Endologix and its Subsidiaries, there are no facts or circumstances that could reasonably lead to suspension or termination of trading of the Common Stock on the Principal Market. For not less than the five (5) years preceding the Closing Date, (i) the Common Stock has been listed or designated for quotation, as applicable, on the Principal Market, (ii) trading in the Common Stock has not been suspended or deregistered by the SEC or the Principal Market, and (iii) neither Endologix nor any of its Subsidiaries has received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or termination of trading of the Common Stock on the Principal Market.

4.31 DTC. The Common Stock is eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and Endologix is eligible for and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The transfer agent for the Common Stock is a participant in, and the Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and has not at any time been, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of transactions in shares of Common Stock through DTC.

4.32 Fees. The Borrowers and the other Loan Parties are solely and jointly and severally responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrowers and the other Loan Parties will pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment, other than those arising from the gross negligence or willful misconduct of Agent or any Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.

4.33 Products; Regulatory Required Permits.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and its Subsidiaries has made all notifications, submissions, and reports required by the FDA, any other Governmental Authority or any Healthcare Law, and all such notifications, submissions and reports were true, complete, and correct in all respects as of the date of submission to FDA, any other Governmental Authority or to such other Person required by any Healthcare Law. There has not been any violation of any Healthcare Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of each Loan Party and each of its Subsidiaries, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction or any off-label promotion or allegations of non-compliance with Healthcare Laws. Other than as expressly set forth on Section 4.33(a), as of the Agreement Date, no Loan Party nor any Affiliate thereof has received any material adverse notice (written or oral) from the FDA or any other Governmental Authority that has not been finally and fully resolved in accordance and compliance with Applicable Law and all FDA and other Governmental Authority standards, regulations and requirements regarding any Product or regarding (i) any actions or inactions of any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiaries of any Loan Party, including with respect to any off-label promotion or (ii) alleging non-compliance with Healthcare Laws. At all times after the Closing Date when this representation is made or deemed made, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Loan Party nor any Affiliate thereof has received (A) any notice (written or oral) from the FDA or any other Governmental Authority regarding (y) any Product or (z) any actions or inactions of any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiaries of any Loan Party, and (B) any material adverse notice (written or oral) from the FDA or any Governmental Authority (i) any actions or inactions of any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiaries of any Loan Party, including with respect to any off-label promotion or (ii) alleging non-compliance with Healthcare Laws.

(b) With respect to any Product, (i) the Loan Parties and their respective Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export or sale of such Product as currently being conducted by or on behalf of such Loan Parties or Subsidiaries, except where the failure to have such Regulatory Required Permits would not have a Material Adverse Effect, and (ii) such Product is being designed, tested, manufactured, processed, assembled, packaged, labeled, marketed, distributed, commercialized, imported, exported or sold, as the case may be, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in compliance with all Applicable Laws and Authorizations.

4.34 No Violation of Healthcare Laws.

(a) No Loan Party is in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and its Subsidiaries is in compliance with the written procedures, record-keeping and reporting requirements required by (or of) (i) the FDA or any comparable Governmental Authority pertaining to the reporting of adverse events involving the Products or concerning the actions or inactions of the Loan Parties and their Subsidiaries and the directors, officers and employees of the Loan Parties and their Subsidiaries, including with respect to off-label promotion, as applicable, and (ii) Healthcare Laws.

4.35 No Third Party Payor Program. No Loan Party is a participating provider under contract to provide health care services and receive payment or reimbursement for such services under any Third Party Payor Program.

4.36 Conduct of Business at Facilities. No Loan Party has received any written notice that any Governmental Authority, including, without limitation, the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any investigation or action against a Loan Party; or any action to enjoin a Loan Party, or any of its officers, directors, employees, equityholders, agents or Affiliates, from conducting their businesses at any facility owned or used by them or for any civil penalty, injunction, seizure or criminal action, in each case, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.37 No Adulteration; Product Manufacturing. Each Product, except as would not be reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) is not adulterated or misbranded within the meaning of the FDCA; (b) is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA; (c) has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed, and each service has been conducted, in accordance with all applicable Authorizations and Applicable Laws; and (d) has been and/or shall be manufactured in accordance with Good Manufacturing Practices.

4.38 FDA.

(a) To the knowledge of the Loan Parties’ Authorized Officers, neither any of the Loan Parties nor any of the Loan Parties’ officers, directors, employees, equityholders, agents or Affiliates has ever (i) made an untrue statement of material fact, fraudulent statement to the FDA or any other Governmental Authority or in any documents or records prepared or maintained to comply with the FDCA; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other comparable Governmental Authority for data or healthcare program fraud; or (iv) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(b) No Loan Party has received from the FDA a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws or regulations enforced by the FDA, or any comparable correspondence from any state or local authority responsible for regulating drug or device products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof, in each case, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) As of the Closing Date, none of the Loan Parties has engaged in any material Recalls, Market Withdrawals or other forms of product retrieval from the marketplace of any Products that has not been finally and fully completed prior to the Closing Date in accordance and compliance with Applicable Law and all FDA and other Governmental Authority standards, regulations and requirements. After the Closing Date on each date that this representation and warranty is made or deemed made, none of the Loan Parties has engaged in any Recalls, Market Withdrawals or other forms of product retrieval from the marketplace of any Products that has not been finally and fully completed prior to the date such representation and warranty is made of deemed made in accordance and compliance with Applicable Law and all FDA and other Governmental Authority standards, regulations and requirements, except to the extent any such engagement or action could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the Products (for the avoidance of doubt, including those in the immediately preceding two sentences that have been so finally and fully completed) have been subject to a Recall, Market Withdrawal, or other Correction or Removal, nor is any such action currently under consideration by Endologix or, to the knowledge of Endologix, any manufacturer or supplier of a Product, that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Endologix has not been restrained in its ability to manufacture, process, distribute, supply, import, export, market, or sell any of the Products, except to the extent that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.39 Margin Stock. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. No Loan Party nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.40 Complete Disclosure. None of the written information (financial or otherwise) (other than projections, other forward-looking information and industry information) furnished by or on behalf of any Borrower to Agent (including any Third Party Agent), any Lender or any other member of the Lender Group in connection with the consummation of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made.

4.41 Investments. The Loan Parties do not own any stock, partnership interests, limited liability company interest or other equity securities or Subsidiaries except for Permitted Investments. As of the Closing Date, set forth on Schedule P-1 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Stock of the Subsidiaries of the Loan Parties, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

4.42 Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which the

Loan Parties are requested to update such Schedules. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which the Loan Parties are requested to update such certificate.

4.43 Eligible Accounts. As to each Account that is identified by the Borrowers as Eligible Account in a Borrowing Base Certificate submitted to Agent (or to any Third Party Agent, as applicable), such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Loan Party’s business, (b) owed to a Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.44 Eligible Inventory. As to each item of Inventory that is identified by the Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent (or any Third Party Agent), such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.45 Location of Inventory and Equipment. The Inventory and Equipment of the Borrowers is located only at, or in-transit between, the locations identified on Schedule 4.45 (as such Schedule may be updated pursuant to Section 5.18). With respect to any Inventory and Equipment listed at locations that are outside the United States (and with respect to any Inventory and Equipment on consignment at any location (other than, with respect to clause (ii), in which case such clause shall not apply to all consignment locations but only those outside the United States)), (i) any failure of the Agent and the other Secured Parties to (A) be fully protected on the Inventory or be fully protected or perfected with respect to any Liens granted to the Agent (for the benefit of the Secured Parties) on any such Inventory, or (B) have absolute or full access to such locations when exercising rights and remedies after the occurrence and during the continuance of an Event of Default, in each case of clause (i)(A) and clause (i)(B), does not, individually or in the aggregate, cause a Material Adverse Effect to occur, and (ii) as of the Agreement Date, the cost paid by the Borrowers and its Subsidiaries for such Inventory and Equipment listed at such locations outside the United States, or on consignment at any location outside the United States, does not exceed $10,000,000.

4.46 Inventory and Equipment Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and their Subsidiaries’ Inventory and Equipment and the book value thereof.

4.47 No Violation of Usury Laws. The rate of interest paid on any of the Obligations, and the method and manner of the calculation thereof, do not violate any usury laws or other Applicable Laws, any of the Organizational Documents, or any of the Loan Documents.

4.48 Eligible Equipment. As to each item of Equipment that is identified by the Borrowers as Eligible Equipment in a Borrowing Base Certificate submitted to Agent (or any Third Party Agent), such Equipment is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Equipment.

ARTICLE V.

AFFIRMATIVE COVENANTS.

Borrowers covenant and agree that, until termination of all of the Commitments and payment in full in cash of the Obligations:

5.01 Existence; Permits.

(a) The Loan Parties shall and shall cause their Subsidiaries to (i) preserve and maintain in full force and effect its organizational existence and good standing under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, other than as permitted under Section 6.01, and (ii) preserve and maintain all qualifications to do business in each other jurisdiction not covered by clause (i) above that the failure to be so qualified could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, Authorizations and permits required to conduct their businesses, except where the failure to make and keep such licenses, certificates, approvals, registrations, clearances, authorizations and permits in full force and effect could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Each Loan Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.02 Compliance with Laws. The Loan Parties will, and will cause each of their Subsidiaries to, (a) comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws, Anti-Terrorism Laws and applicable Sanctions.

5.03 Insurance. The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent, the Lenders and the other members of the Lender Group, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates and endorsements of property and general liability insurance are to be delivered to Agent by the Loan Parties, with the lender’s loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation or any modification thereof; provided, however, that, for the avoidance of doubt, Agent need not be named on any workers compensation or D&O policies. If Loan Parties or their Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Loan Parties shall give Agent prompt written notice of any loss exceeding $500,000 covered by any of the Loan Parties’ or any of their Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided by the Loan Parties to Agent promptly following Agent’s request (or to the Third Party Agent promptly following the Third Party Agent’s request during any Third Party Agent Retention Period).

5.04 Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all Tax liabilities, assessments and governmental charges or levies upon it or its property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

5.05 Reports, Notices.

(a) Endologix and its Subsidiaries shall (i) timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file all reports required to be filed with the SEC pursuant to the Exchange Act, and Endologix and its Subsidiaries shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination, and (ii) deliver to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) a Compliance Certificate with each of its 10-Q and 10-K filings on the date such filings are made (or, if earlier, are required by the SEC to be made) with the SEC; provided that, with respect to clause (ii) only, solely to the extent any earnings or revenue report for the same period is publicly reported or is filed with the SEC prior to the time when any 10-Q or 10-K containing the applicable quarterly or annual financial statements is filed with the SEC and to the extent the earnings or revenue set forth in any such earnings or revenue report would result in a financial covenant default under Article VII, the Compliance Certificate shall instead be delivered by the Loan Parties to the Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) and the Lenders on the same day as such earnings or revenue report is publicly reported or is filed with the SEC. Each of such reports in clause (i) of the immediately preceding sentence will comply in all material respects with the applicable requirements of the Exchange Act and each of such reports and such Compliance Certificate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements included in such reports will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and will fairly present in all material respects the consolidated financial position of Endologix and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods presented (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). Each Borrower hereby agrees that the Borrower Representative shall send to each Secured Party copies of (A) any notices and other information made available or given to the holders of the Stock of Endologix generally, contemporaneously with Endologix making available or giving such notices and other information to such holders of Stock (it being understood and agreed that delivery shall be deemed to have occurred if such notices or other information is posted to EDGAR) and (B) all other documents, reports, financial data and other information not available on EDGAR that does not contain any material nonpublic information of the Borrower, that any Secured Party may reasonably request.

(b) Each of the Borrowers and their Subsidiaries will deliver to (x) during any Non-Third Party Agent Retention Period, subject to Section 5.20, Agent, and (y) during any Third Party Agent Retention Period, the Third Party Agent, each of the reports, certificates or other items set forth below at the following times in form satisfactory to Agent (or such Third Party Agent):

(i) (A) within five (5) Business Days after the filing of its 10-K or 10-Q, as the case may be, an updated Perfection Certificate (provided that Endologix shall include in the 10-K or 10-Q, as the case may be, any material nonpublic information included in the Perfection Certificate delivered during any Non-Third Party Agent Retention Period (or delivered to Agent (other than the Third Party Agent) or any Lender at any time) that would not otherwise be included in such 10-Q or 10-K); and (B) upon the reasonable request of any Secured Party, the such additional business, financial, corporate affairs, perfection certificates, items or documents related to creation, perfection or priority of Agent’s Liens in the Collateral and other information as any Secured Party may from time to time reasonably request;

(ii) promptly, but in any event within two (2) Business Days after the knowledge of the occurrence of (A) written notice of any Default or Event of Default and (B) so long as such type of notification would not be material nonpublic information of the Borrower (except during a Third Party Agent Retention Period, in which case, such material nonpublic information shall be provided but only to the Third Party Agent), written notice of any claims (other than in connection with the denial of plan claims in the ordinary course of business), litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against any Loan Party, or claims of infringement by any Person with respect to any Intellectual Property rights of a Loan Party, in each case of this clause (B), to the extent such claim, litigation, arbitration, mediation or administrative or regulatory proceeding could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(iii) during any Third Party Agent Retention Period, as soon as available, but in any event within thirty (30) days after the end of each fiscal month during each fiscal year, an unaudited consolidated and consolidating balance sheet and income statement of Endologix and its Subsidiaries’ operations during such month and for the portion of the fiscal year then ended, including comparisons to the figures in the corresponding month and year-to-date portion of the immediately preceding fiscal year of Endologix and its Subsidiaries.

(c) Further, if Endologix is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the Loan Parties will provide to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) and each Lender (A) quarterly financial statements for Endologix and its Subsidiaries within 45 days after the end of each fiscal quarter of Endologix, and an audited annual financial statements within 120 days after the end of each fiscal year of Endologix prepared in accordance with GAAP with a report thereon by Endologix’s independent certified public accountants, which accountants shall be reasonably acceptable to Agent, and (B) on the same day as delivery to Term Agent, any Term Lender or any other secured party under the Term Debt Documents, any additional financial statements, certificates, reports, notices, agreements, instruments and documents provided under (or in connection with) the Term Debt Documents. Any such annual audited financial statements, audit or report of Endologix’s independent certified public accountants (and any annual audited financial statements, audit or report of Endologix’s independent certified public accountants on any consolidated financial statements included in any SEC Document) shall (i) contain an unqualified opinion (subject to the exception set forth below in clause (ii) of this sentence), stating that such consolidated financial statements present fairly in all material respects the financial position and condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any such paragraph arising from the impending maturity of the Loans solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which the applicable maturity is scheduled).

(d) Endologix and its Subsidiaries shall, prior to making any prepayment pursuant to Section 6.18(a), deliver to Agent, subject to Section 5.20 (or, during any Third Party Agent Retention Period, the Third Party Agent), a budget and projections of cash flows for the one-year period following such prepayment reflecting such prepayment and showing sources and uses for all required repayments of Indebtedness coming due during such one-year period.

5.06 Inspection. The Loan Parties will, and will cause each of their Subsidiaries to, permit Agent (including any Third Party Agent), any Lender, and each of their respective duly authorized representatives or agents to, with respect to each owned, leased or controlled property, at all times and without notice, at the sole option of Agent or any Lender: (i) provide access to such property to Agent (including any Third Party Agent), the Lenders and their respective representatives and agents, as frequently as Agent or any Lender determines to be appropriate; and (ii) permit Agent (including any Third Party Agent) or any Lender to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent or any Lender considers advisable, in each instance, subject to Section 2.09(c), at the Loan Parties’ sole expense. Any Lender may accompany Agent (including any Third Party Agent) or its representatives in connection with such inspection. Notwithstanding the foregoing, the Loan Parties shall (and shall cause each of their respective Subsidiaries to) comply with (and coordinate with Agent and the Lenders and their representatives and agents to make sure of compliance with) Section 5.20 in connection with any such inspection, examination, audit or analysis.

5.07 Disclosure Updates. Each Loan Party shall ensure that all written information, exhibits and reports furnished to any Agent (including any Third Party Agent), any Lender or any other member of the Lender Group, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose, after knowledge of any defect of a material fact, untrue statement of material fact, material misstatement or error of a material fact, to Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) and the Lenders and correct any such defect, untrue statement of material fact, material misstatement or error of a material fact that has been discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof; it being acknowledged and agreed that any projections provided to the Lender Group are not to be viewed as facts, are not a guarantee of financial performance, and are subject to uncertainties and contingencies.

5.08 Cash Management. Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrowers’ employees and identified to Agent by the Borrower Representative as such, (ii) zero balance accounts; provided that such accounts have been identified to Agent by the Borrower Representative as such, (iii) such other petty cash deposit accounts, amounts on deposit in which do not exceed $100,000 in the aggregate at any one time, (iv) escrow, trust and fiduciary accounts, (v) each account of Excluded Foreign Subsidiaries, (vi) deposit account #XXXXX7912 of TriVascular Canada LLC at Bank of Montreal; provided the aggregate amount on deposit in such deposit account(s) does not exceed 1,000,000 Canadian dollars at any time, (vii) the Bank of America Cash Collateral Account (such accounts in clauses (i) through (vii), the “Excluded Accounts”)) as of and after the Closing Date; provided that (x) the Loan Parties shall have until the date that is forty-five (45) days following the closing date of any Permitted Acquisition (or such later date as may be agreed to by Agent in its sole reasonable discretion) to comply with the provisions of this Section 5.08) with regard to such accounts (other than Excluded Accounts) of the Borrowers acquired in connection with such Permitted Acquisition, and (y) for deposit accounts, securities accounts and commodities accounts opened after the Closing Date, the Loan Parties shall have until the date that is thirty (30) days following the opening of any such new account (or such later date as may be agreed to by Agent in its sole reasonable discretion) to comply with this Section 5.08.

5.09 Further Assurances. Promptly upon request by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent), the Borrowers shall (and, subject to the limitations set forth herein and in the other Loan Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Loan Documents on any of the assets or properties, rights or interests covered by any of the Loan Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby, and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. The Loan Parties will notify Agent in writing prior to (and on) (x) the date of formation or acquisition of any Subsidiary and (y) any division or split of any Loan Party into two or more Subsidiaries, limited liability companies, other entities or other Persons. Without limiting the generality of the foregoing, the Loan Parties shall cause (y) each of their Subsidiaries (other than Excluded Subsidiaries) promptly after (but, in any event, (A) within fifteen (15) days thereof for any Subsidiary that is not an Immaterial Subsidiary and (B) within thirty (30) days thereof for any Immaterial Subsidiary) after the date of the formation or acquisition thereof (and any Subsidiaries, limited liability companies, other entities or other Persons for which any Loan Party divides or splits itself into), to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Loan Documents, all of such Subsidiary’s (and, with respect to any such division or split of a Loan Party, all such Subsidiary’s limited liability company’s, other entity’s or other Person’s) assets and property (including any assets or property allocated, distributed, conveyed or otherwise transferred pursuant to any division or split of any Loan Party into any Subsidiaries, limited liability companies, other entities or other Persons for which any Loan Party divides or splits itself into) assets and property to secure such guaranty and (z) any holder (that is a Loan Party) of the Stock of such Subsidiary to provide, promptly after (but, in any event, (A) within fifteen (15) days thereof for any Loan Party or any Subsidiary that is not an Immaterial Subsidiary and (B) within thirty (30) days thereof for any Immaterial Subsidiary) the date (x) of the formation or acquisition of such Subsidiary or (y) any division or split of any Loan Party into two or more Subsidiaries, limited liability companies, other entities or other Persons, in each case, supplements and further pledges to the Loan Documents as are necessary (or requested by Agent) to evidence Agent’s Lien in such Stock of such Subsidiary. Furthermore, the Borrower shall notify Agent and the Lenders in writing promptly after (but, in any event, (A) within fifteen (15) days thereof for any Loan Party or any Subsidiary that is not an Immaterial Subsidiary and (B) within thirty (30) days thereof for any Immaterial Subsidiary) the date of the issuance by or to any Loan Party (other than by Endologix) of any Stock of any corporation or any other Person that has “opted into” Article 8 of the UCC (in each case, other than Excluded Property) to have its Stock constitute “securities” under Article 8 of the UCC and each Loan Party shall pledge, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries but including any Subsidiaries, limited liability companies, other entities or other Persons for which any such Loan Party divides or splits itself into) to pledge, all of the Stock of each of its Subsidiaries (other than Excluded Subsidiaries), and sixty-five percent (65%) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each Excluded Foreign Subsidiary and each Excluded Domestic Holdco, directly owned by a Loan Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition (or division or split) of such Subsidiary. The Loan Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organizational Documents and, if reasonably requested by Agent, legal opinions relating to the matters described in this Section 5.09 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to (1) each Loan Party or Subsidiary formed or acquired (and each Subsidiary, limited liability company, other entity or other Person for which a Loan Party divides or splits itself into), (2) and each Loan Party or Person (other than a Loan Party) whose Stock is being pledged, and (3) the assets and property that are allocated distributed, conveyed or otherwise transferred pursuant to any division or split of any Loan Party into any Subsidiaries, limited liability companies, other entities or other Persons for which any Loan Party divides or splits itself into, in each case of clauses (1) through (3), after the Closing Date. In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank.

5.10 Environmental. The Loan Parties will, and will cause each of their Subsidiaries to, comply with, and maintain its Real Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws and Healthcare Laws or that is required by orders and directives of any Governmental Authority, except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.11 ERISA. Promptly upon becoming aware that any of the following events has occurred, the Borrowers will provide written notice to the Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto: (i) any ERISA Event which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the IRC that is not exempt under ERISA Section 408 or Section 4975 of the IRC, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) the imposition of any Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

5.12 FDA; Healthcare Laws. Each Loan Party and its Subsidiaries will comply with (a) in all respects with all Healthcare Laws and their implementation by any applicable Governmental Authority, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) (i) in all respects with all lawful requests of any Governmental Authority applicable to its Products, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (ii) in all material respect with requests of any Governmental Authority applicable to its Products that is required by Applicable Law (or court order or proceeding) to be complied with. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all Products developed, manufactured, tested, distributed, promoted or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be (A) developed, tested, manufactured, distributed, promoted and marketed in compliance with the Healthcare Laws and each other Applicable Law, including Healthcare Laws and other Applicable Laws governing or relating to product approval or premarket notification, good manufacturing practices, promoting, labeling, advertising, record-keeping, and adverse event reporting, and (B) tested, investigated, distributed, labeled, promoted, marketed, and sold in compliance with Healthcare Laws and all other Applicable Laws.

5.13 Regulatory Required Permits. Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, Endologix shall, and shall cause each Loan Party to, (a) obtain all Regulatory Required Permits necessary for compliance in all respects with Applicable Laws with respect to the design, testing, manufacturing, developing, processing, assembly, packaging, labeling, distribution, commercialization, import, export, selling or marketing of Products, and (ii) maintain and comply fully and completely in all respects with all such Regulatory Required Permits.

5.14 Material Contracts. Each Loan Party will comply, and cause each Subsidiary to comply, with the requirements of all Applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) individually or in the aggregate, have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral (other than Permitted Liens).

5.15 Notices Regarding Indebtedness. Borrowers shall within two (2) Business Days after delivery by a Loan Party or receipt or knowledge thereof, provide written notice to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) of (a) any default or event of default under any of the Convertible Note Documents or any Term Debt Documents, and of any amendments, restatements, supplements, waivers or other modifications to (or any consents to any events or actions under) any of the Convertible Note Documents or any Term Debt Documents, and (b) any prepayment of any Indebtedness.

5.16 Reporting.

(a) Borrower Representative will deliver, on behalf of each of the Borrowers, each of the documents set forth below at the following times in form satisfactory to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent):

(i) (A) subject to Section 5.20, during any Non-Third Party Agent Retention Period, upon the request of Agent, to Agent, monthly (no later than the fifteenth (15th) Business Day of each month), and with each request for a Borrowing, an executed Borrowing Base Certificate (Agent), together with all supporting documentation that is not material nonpublic information unless expressly requested in writing by Agent; and (B) during any Third Party Agent Retention Period, to the Third Party Agent, monthly (no later than the fifteenth (15th) Business Day of each month), and with each request for a

Borrowing, an executed Borrowing Base Certificate (Third Party Agent), together with all supporting documentation;

(ii) during any Third Party Agent Retention Period, to the Third Party Agent, monthly (no later than the fifteenth (15th) Business Day of each month), and with each request for a Borrowing, (A) a detailed aging, by total, of each Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if such Borrower has implemented electronic reporting), (B) a general ledger trial balance and a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if such Borrower has not implemented electronic reporting, and (C) a summary aging, by vendor, of such Borrower’s accounts payable and any book overdraft (delivered electronically in an acceptable format, if each Loan Party has implemented electronic reporting) and an aging, by vendor, of any held checks;

(iii) during any Third Party Agent Retention Period, to the Third Party Agent, monthly (no later than the fifteenth (15th) Business Day of each month), and with each request for a Borrowing, an Account roll-forward from the previous Borrowing Base Certificate delivered or most recent request for a Borrowing, in a format acceptable to Agent and such Third Party Agent in their discretion, with supporting details supplied from sales journals, collection journals, credit registers and any other records, tied to the beginning and ending account receivable balances of each Loan Party’s general ledger;

(iv) during any Third Party Agent Retention Period, to the Third Party Agent, monthly (no later than the fifteenth (15th) Business Day of each month), (A) a detailed report regarding each Borrower’s and its Subsidiaries’ cash and Cash Equivalents, (B) a perpetual Inventory report and Equipment report, and a calculation of the net book value (calculated in accordance with GAAP on a basis consistent with such Borrower’s historical accounting practices) of Eligible Inventory and Eligible Equipment at the end of such period and (C) a determination of the Market Capitalization of Endologix as of the last day of the previous month;

(v) during any Third Party Agent Retention Period, to the Third Party Agent, monthly (no later than the thirtieth (30th) day of each month), a reconciliation of Accounts and trade accounts payable of each Loan Party’s general ledger accounts to its monthly financial statements including any book reserves related to each category;

(vi) during any Third Party Agent Retention Period, to the Third Party Agent, (A) on the last day of each fiscal quarter, (I) a report regarding each Borrower’s and its Subsidiaries’ accrued but unpaid, ad valorem taxes and (II) unless required to be provided under Section 5.05(b)(i) for the same fiscal quarter, a Perfection Certificate or a supplement to the Perfection Certificate, and (B) no later than the fifteenth (15th) Business Day after the end of each fiscal quarter, an updated report of the reserves established on the Borrowers’ books regarding excess and obsolete Inventory and excess and obsolete Equipment;

(vii) during any Third Party Agent Retention Period, to the Third Party Agent, on the last day of each fiscal year, a detailed list of each Borrower’s customers, with address and contact information;

(viii) during any Third Party Agent Retention Period, to the extent a Borrower conducts any physical inventory audits or physical equipment audits during the course of any fiscal year, it shall provide the Third Party Agent with a certified report of such audit within ten (10) Business Days after the completion thereof;

(ix) (A) promptly, and in any event within two (2) Business Days after the knowledge that Borrowers do not maintain Global Excess Liquidity in an amount of at least $22,500,000, notice thereof and (B) promptly within one (1) Business Day after written request by the Agent (or, during any Third Party Agent Retention Period, the Third Party Agent), to Agent (or such Third Party Agent, as applicable) written evidence reasonably satisfactory to the Agent (or such Third Party Agent, as applicable) demonstrating compliance with Section 7.01(b); and

(x) promptly, upon request by Agent, subject to (other than with respect to the Third Party Agent during any Third Party Agent Retention Period) Section 5.20, (A) an insurance claim report, (B) a detailed report describing accrued expenses or (C) such other reports as to the Collateral or the financial condition of each Borrower and its Subsidiaries, as Agent may reasonably request.

(b) Notwithstanding clause (a) above, to the extent (i) Borrowers do not have at least $22,500,000 of Global Excess Liquidity, or (ii) any Event of Default then exists, the items, certificates and information set forth in clause (a)(i), (a)(ii), (a)(iii) and (a)(iv) shall be delivered to the Agent (or Third Party Agent, as applicable) on a weekly basis (on the second (2nd) Business Day of such week).

5.17 Lender Meetings. Borrowers will, within ninety (90) days after the close of each fiscal year of Borrowers, at the request of Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) and any Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of Borrowers.

5.18 Location of Collateral. The Loan Parties will keep its Inventory and Equipment (other than Inventory or Equipment that is in-transit, Trunk Inventory or subject to consignment) only at the locations identified on Schedule 4.45 and their chief executive offices only at the locations identified on Schedule 4.23; provided, that Borrowers may amend Schedule 4.45 or Schedule 4.23 so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Inventory and Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

5.19 Updated Borrowing Base Certificate. Within three (3) Business Days of the written request of Required Lenders, Borrower Representative shall deliver an updated executed Borrowing Base Certificate reflecting changes in the Eligible Accounts availability since the last Borrowing Base Certificate.

5.20 Announcing Form 8-K. At or prior to 7:30 a.m. (New York City time) on the first (1st) Business Day following the Closing Date, Endologix shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Loan Documents and the Term Debt Documents and including as exhibits to such Form 8-K this Agreement (including the schedules, annexes and exhibits hereto), the other Loan Documents listed on Schedule 5.20 (other than the Perfection Certificated executed and delivered on the Closing Date to the Agent), the Term Credit Agreement and the other agreements and instruments required to be filed pursuant to Section 5.1(q) of the Term Credit Agreement (such Form 8-K, the “Announcing Form 8-K”). Subject to the foregoing, no Borrower or its Subsidiaries shall issue any press releases or any other public statements with respect to the transactions contemplated by any Loan Document or disclosing the name of Agent, any Lender or any other member of the Lender Group; provided, however, that Endologix shall be entitled, without the prior approval of Agent or any

Lender, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith and (ii) as is required by Applicable Laws (provided that each of the Agent and Lenders shall be consulted by Endologix in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof other than filings required by the Exchange Act to be made with the SEC, which Endologix may make without such consultation or notice). From and after Endologix’s filing of the Announcing Form 8-K, no member of the Lender Group shall be (or shall be deemed to be) in possession of any material nonpublic information received from the Borrowers or any of their respective Subsidiaries or Affiliates or any of its or their respective officers, directors, employees, attorneys, representatives or agents, except, during any Third Party Agent Retention Period, information provided solely to the Third Party Agent as and to the extent required hereby that is marked as material nonpublic information by the Borrower Representative in good faith at the time such information is provided to the Third Party Agent. Without limiting the foregoing, the Loan Parties represent and warrant that no Loan Document or other agreement, instrument, certificate, information or other document provided by any Loan Party or any of its Related Parties to any member of the Lender Group on or about the Closing Date that is not filed as an exhibit to the Announcing Form 8-K constitutes, or contains, reflects or references any information that constitutes material nonpublic information with respect to the Loan Parties or any of their Subsidiaries or Affiliates (except to the extent the same information is expressly set forth in the Announcing Form 8-K or an exhibit thereto). Notwithstanding any other requirement of this Agreement or other Loan Document, each Borrower shall not, and shall cause each of its Subsidiaries and Affiliates and its and each of their respective officers, directors, employees, attorneys, representatives and agents (it being understood and agreed that the Third Party Agent is not an agent, employee, attorney or representative of any Borrower, its Subsidiaries or its Affiliates) to not, provide any member of the Lender Group with any material nonpublic information regarding the Borrowers or any of their Subsidiaries or Affiliates from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of such member of the Lender Group; provided, however, that a Borrower may provide material nonpublic information to the Third Party Agent during any Third Party Agent Retention Period as and to the extent required hereby and to the extent such information is marked as material nonpublic information by the Borrower Representative in good faith at the time such information is provided to the Third Party Agent. Each of the parties hereto acknowledges and agrees that no member of the Lender Group nor any Affiliate of any member of the Lender Group (other than the Third Party Agent) shall be deemed to be in possession of any material nonpublic information provided to any Third Party Agent unless and until such Third Party Agent actually provides such information to such member of the Lender Group or Affiliate thereof (as applicable); and the Borrowers agree not to (and the Borrowers agree to not have their Subsidiaries or Affiliates) assert any contrary position. Each Borrower hereby acknowledges and agrees that no member of the Lender Group (nor any Affiliate thereof) shall have any duty of trust or confidence with respect to, or obligation not to trade in any securities on the basis of, any material nonpublic information regarding the Borrowers or any of their respective Subsidiaries or Affiliates (A) provided by, or on behalf of, the Borrowers or any of their respective Subsidiaries or Affiliates, or any of its or their respective officers, directors, employees, attorneys, representatives or agents, in breach or violation of any of the representations, covenants, provisions or agreements set forth in this Section 5.20 or otherwise or (B) otherwise possessed (or continued to be possessed) by any member of the Lender Group (or any Affiliate thereof) as a result of a breach or violation of any representation, covenant, provision or agreement set forth in this Section 5.20. Notwithstanding anything to the contrary herein or in any other Loan Document, in the event that a Borrower believes in good faith that a notice or communication to any member of the Lender Group contains material nonpublic information relating to the Borrowers or any other Loan Party or any of their Affiliates or Subsidiaries (other than material nonpublic information being contemporaneously publicly disclosed through the filing with the SEC of a Form 8-K, 10-K or 10-Q or issuance of a broadly disseminated press release, in any such case as identified to any member of the Lender Group, as applicable), such Borrower shall so indicate to such member of the Lender Group contemporaneously with delivery of such notice or communication, and such indication shall provide such member of the Lender Group (other than the Third Party Agent during any Third Party Agent Retention Period) the means to refuse to receive such notice or communication; and in the absence of any such indication, such member of the Lender Group shall be allowed to presume that all matters relating to such notice or communication do not constitute material nonpublic information relating to the Borrowers, any other Loan Party or any of their Affiliates or Subsidiaries, or any of their respective property or Stock. Upon receipt or delivery by any Loan Party or any of its Subsidiaries of any notice or other communication in accordance with the terms of the Loan Documents, unless the Borrower Representative has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Borrowers or any other Loan Party or any of their Affiliates or Subsidiaries or their respective property or Stock (and other than a notice or communication delivered to the Third Party Agent during any Third Party Agent Retention Period), Endologix shall, within one Business Day after any such receipt or delivery publicly disclose the material, nonpublic information contained in the notice or communication; provided, however, that Endologix shall in no event be obligated to make public disclosure of any material nonpublic information contained in any Borrowing Base Certificate (Agent) delivered solely at the written request of Agent or any Lender in accordance herewith at a time when the Borrower Representative notifies Agent or such Lender in writing in good faith that such Borrowing Base Certificate (Agent) would contain material nonpublic information and Agent or such Lender agrees in writing to accept such Borrowing Base Certificate (Agent) notwithstanding such material nonpublic information included therein (in each case, other than, for the avoidance of doubt, a Borrowing Base Certificate (Agent) delivered in connection with the filing of a 10-Q or 10-K or with respect to any other filing with the SEC)). In the event of a breach of any of the foregoing covenants by any Borrower or any of its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents (it being understood and agreed that the Third Party Agent is not an agent, employee, attorney or representative of any Borrower, its Subsidiaries or its Affiliates), in addition to any other remedies provided in the Loan Documents or otherwise available at law or in equity, the members of the Lender Group shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of the applicable material nonpublic information regarding the Borrowers or its Subsidiaries or Affiliates without the prior approval by any Borrower or its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and no member of the Lender Group shall have any liability to any Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, equityholders, attorneys, representatives or agents for any such disclosure.

5.21 Eligible Equipment. Each Borrower will use commercially reasonable efforts to at all times keep its furniture, fixtures and Equipment in good repair and physical condition. In addition to the foregoing, from time to time, Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) may require Borrowers to obtain and (a) subject to Section 5.20, deliver to Agent, or (b) during any Third Party Agent Retention Period, deliver to the Third Party Agent, in each case of clause (a) and clause (b), appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent (or, as applicable, the Third Party Agent) stating the then current fair market values of all or any portion of furniture, fixtures and equipment owned by each Borrower or any of its Subsidiaries.

5.22 Maximum Revolver Related Notices. Each Borrower will provide written notice to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) immediately upon the occurrence of: (a) any Maximum Revolver Decreased Market Capitalization Notice Trigger Event (including reasonable details related thereto) and (b) any Maximum Revolver Decreased Market

Capitalization Overadvance Event (including reasonable details related thereto and reasonable details and calculations of the Maximum Revolver Decreased Market Capitalization Overadvance Amount).

ARTICLE VI.

NEGATIVE COVENANTS.

Borrowers covenant and agree that, until termination of all of the Commitments and payment in full in cash of the Obligations:

6.01 Restrictions on Fundamental Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, (I) merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party (provided that, (w) to the extent such Subsidiary that is not a Loan Party has its equity pledged to Agent, then any Person it merges with must also have its equity pledged to Agent by at least the same percentage and (x) if such merger is with a Loan Party, such Loan Party must be the surviving entity of any such merger), (b) a Loan Party may merge into any other Loan Party (provided that, (y) to the extent such Loan Party being merged has its equity pledged to Agent, then any Person it merges with must also have its equity pledged to Agent by at least the same percentage and (z) to the extent the Borrower is part of such transaction, the Borrower must be the surviving Person), (c) any Subsidiary of Endologix may liquidate or dissolve if (i) the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and it is not materially disadvantageous to the Secured Parties and (ii) to the extent such Subsidiary is a Loan Party, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution, and (d) in connection with Permitted Acquisitions, or (II) divide (or otherwise split) itself or themselves into two or more limited liability companies or other entities or Persons. None of the Loan Parties shall establish or form any Subsidiary, unless such Subsidiary complies with Section 5.09, if applicable, and such Subsidiary (if not an Excluded Subsidiary) executes and/or delivers all other documents, agreements and instruments reasonably requested by Agent or the Required Lenders to perfect a Lien in favor of Agent (for the benefit of the Secured Parties and Lender Group) on such Subsidiary’s (if not an Excluded Subsidiary) assets and to make such Subsidiary (if not an Excluded Subsidiary) a Loan Party under the Loan Documents.

6.02 Joint Ventures; Restricted Payments. The Loan Parties will not, and will not permit any of its Subsidiaries to, (a) enter into any joint venture or any similar arrangement, other than as may be permitted under Permitted Investments, or (b) make any Restricted Payments, other than (i) dividends by any direct or indirect Subsidiary of any Loan Party (A) that are not Loan Parties to such Loan Party’s parent or parent entities or (B) that are Loan Parties, to such Loan Party’s parent or parent entities that are Loan Parties; (ii) dividends payable solely in common Stock; (iii) repurchases of Stock of former employees, directors or consultants so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $2,500,000 in the aggregate per fiscal year; (iv) any Restricted Payments made under Subordinated Debt Documents to the extent permitted under the terms of the applicable Subordination Agreement; and (v) any Restricted Payments made to the “Secured Parties” (as defined in the Term Credit Agreement) pursuant to the terms of the Term Debt Documents, the “Warrants” (as defined in the Term Credit Agreement) and the “Registration Rights Agreement” (as defined in the Term Credit Agreement).

6.03 Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to directly or indirectly make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens.

6.04 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Section 6.01, Borrowers will not, and will not permit any of their Subsidiaries to directly or indirectly Dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse).

6.05 Indebtedness; Contingent Obligations. The Loan Parties will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than Permitted Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

6.06 Investments. The Loan Parties will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) make or commit to make any Acquisitions, or any other acquisition of any of the assets of another Person other than (i) Permitted Investments or (ii) in the Ordinary Course of Business, or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise other than Permitted Investments, (c) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower or (d) enter into any joint venture or any similar arrangement (the items described in clauses (a), (b), (c) and (d) are referred to as “Investments”), except for Permitted Investments.

6.07 Transactions with Affiliates. Except as otherwise disclosed on Schedule 6.07, and except for transactions that contain terms that are no less favorable to the applicable Loan Party or any Subsidiary of a Loan Party, as the case may be, than those which might be obtained from a third party not an Affiliate of any Loan Party, no Loan Party will, or permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party that is not itself a Loan Party; provided that, Loan Parties may enter into and maintain written agreements between any Loan Party and any Foreign Subsidiary of a Loan Party for management services for compensation in the Ordinary Course of Business consistent with past practices that are customary and reasonably appropriate to do for companies in the same industry as the Loan Parties provided by management and officers of the Loan Parties to such Foreign Subsidiaries that do not have certain management or officers, and such transactions may result in non-interest bearing accounts payables for the unpaid compensation owed by such Foreign Subsidiaries to the Loan Parties for such management services in an amount not to exceed $40,000,000 (which payables may be equitized by the Loan Parties, provided that (y) equitization of such payables shall not reduce the outstanding amount of payables that count towards the $40,000,000 cap above for purposes of determining whether the Loan Parties have complied with this provisions (with such equitized amounts deemed to be outstanding at all times thereafter for purposes of the $40,000,000 capped amount) and (z) at the time of any such equitization, any such Stock received by any Loan Party in connection with such equitization shall be pledged, and a first priority security interest and Lien thereon shall be granted, to the Agent (for the benefit of the Lender Group) and such Loan Party shall take such perfection and priority actions reasonably requested by the Agent in accordance with the Loan

Documents), in each case of the foregoing in this proviso, so long as (a) any such management or officers of the Loan Parties involved in such transactions, agreements and arrangements will have sufficient and reasonable time, energy and resources to still represent and service such Loan Parties themselves after taking into such transactions, agreements and arrangements, (a) any such agreement, instrument, arrangement or document evidencing any of the foregoing transactions, equitization or actions shall be entered into (i) in good faith by such Loan Party, (A) in a manner to not contravene or impair the Collateral and benefits that are intended to be provided and afforded to the Lender Group under the Loan Documents, and (B) without (I) the intention of such Loan Party of causing (or resulting in) the Collateral to be taken from the Secured Parties and provided to Foreign Subsidiaries that are not Loan Parties at the detriment of the Secured Parties and for the benefit of such Foreign Subsidiaries, and (II) the effect of defrauding the Secured Parties, (C) the upstream economics received (or potentially to be received) by any applicable Loan Party in connection with any such transaction, agreement or arrangement described above in this proviso, when combined with the potential downstream economics, time, energy and recourses exhausted or disposed of in connection therewith shall be reasonably adequate and sufficient to enable the Loan Parties to timely satisfy all of the Obligations and all of their other obligations and agreements under the Loan Documents, (D) all cash, Cash Equivalents, other assets and proceeds received or provided to the Loan Parties in connection with the foregoing shall all be part of the (and constitute) Collateral and the Agent (for the benefit of the Lender Group) shall have a first priority security interest and Lien thereon, (E) at the reasonable request of the Agent, all such account payables will be evidenced by a promissory note issued to the applicable Loan Party by the applicable Foreign Subsidiary and pledged to the Agent and the original thereof delivered, along with an executed allonge to the Agent in form and substance satisfactory to the Agent, (F) no Default or Event of Default has occurred and is continuing or would result therefrom, and (G) no such agreement, arrangement, transaction or action could reasonable be expected, individually or in the aggregate, to result in a Material Adverse Effect.

6.08 ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Borrower with respect to any Title IV Plan or Multiemployer Plan, or (b) any other ERISA Event, which other ERISA Event could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.09 Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to engage in any line of business different from those lines of business carried on by it on the Closing Date and businesses reasonably related thereto.

6.10 Amendments to Organizational Documents and Material Contracts. Except as permitted under Section 6.01, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly amend or otherwise modify any of its Organizational Documents or, after the execution thereof, any agreements or documents evidencing or contemplating any Permitted Acquisition in any respect materially adverse to any Secured Party. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, amend, restate, supplement, change, waive or otherwise modify any Material Contract, which amendment, restatement, supplement, change, waiver or modification in any case: (a) is contrary to (or is in violation or breach of) the terms and provisions of this Agreement or any other Loan Document (including the Intercreditor Agreement); or (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same (it being understood that any modification that changes the stated maturity date of the 3.25% Convertible Notes to an earlier date shall be materially adverse to the Agent and the Lenders); provided, however, that the foregoing shall not restrict (x) any changes expressly required under the terms of the 2.25% Convertible Notes as of the Closing Date, the 3.25% Convertible Notes as of the Closing Date or any indenture governing any Permitted 3.25% Convertible Note Refinancing meeting the requirements set forth in the definition of “Permitted 3.25% Convertible Note Refinancing”, or (y) any modifications of the Term Credit Agreement expressly permitted by the Intercreditor Agreement and not otherwise materially adverse to Agent or the Lenders.

6.11 Changes to Fiscal Year; GAAP. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party, (c) change its name as it appears in official filings in its jurisdiction of organization or formation, or (d) change its jurisdiction of organization or formation, in the case of clauses (c) and (d), without, subject to Section 5.20, at least ten (10) days’ prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole reasonable discretion).

6.12 Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Affiliates to (A) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and permitted under the Subordination Agreement, (B) amend or otherwise modify the terms of any Subordinated Debt, except for amendments and modifications made in full compliance with the Subordination Agreement; or (C) declare, pay, make or set aside any amount for payment in respect of any Indebtedness hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and permitted under the subordination provisions applicable thereto.

6.13 Restrictions on Distributions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to any Loan Party or any other Loan Party, except for those in the Loan Documents and the Term Debt Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired or (b) create or otherwise suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay any Indebtedness owed to any Borrower or any of its Subsidiaries, (ii) make loans or advances to any Borrower or any of their Subsidiaries or (iii) transfer any of its property or assets to any Borrower or any of their Subsidiaries, except (A) those in the Loan Documents and the Term Debt Documents, (B) an encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses entered into in the Ordinary Course of Business, (C) customary provisions in joint venture agreement and other similar agreements that restrict the transfer of ownership interests in such joint ventures or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage) of the applicable joint venture, which limitation is applicable only to the assets that are the subject of such agreements; provided that such agreement was not entered into in contravention of the terms of this Agreement, and (D) limitations set forth in Subordinated Debt (if acceptable to the Agent in its sole discretion).

6.14 Sanctions; Anti-Corruption. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the Anti-Money Laundering Laws and Anti-Terrorism Laws. No Loan Party or Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (a) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a country or territory subject to comprehensive Sanctions, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto, or (d) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions pursuant to any Anti-Terrorism Laws. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the Transaction of any Sanctions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to directly or indirectly, knowingly enter into any Material Contracts with any Person on the SDN List.

6.15 Sale Leaseback Transactions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, including pursuant to a substantially contemporaneous transaction, whereby a Loan Party or one of its Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

6.16 Environmental. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Property that would violate or form the basis of Liability under any Environmental Law or Healthcare Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

6.17 Investment Company. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered, or be subject to the restrictions imposed by, the Investment Company Act.

6.18 Intercreditor Agreement; Term Debt. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) make any prepayment, payment, redemption or repayment or take any action, with respect to the Term Debt that is in violation or breach of the Intercreditor Agreement, (b) make any amendment, restatement, supplement or modification of any Term Debt Document in violation or breach of the Intercreditor Agreement or that is materially adverse to Agent or the Lenders; or (c) join any Subsidiary or any Affiliate of any Loan Party as a borrower, guarantor or obligor, or have such Person pledge or grant a Lien on any of its property or assets, under the Term Debt Documents, unless, in each case, the same Person becomes a Loan Party in the same capacity (and/or pledges and grants Liens on the same property or assets (and with the same Lien priority and which such Liens shall be subject to the terms of the Intercreditor Agreement) under the Loan Documents and such Person executes and delivers such agreements, instruments and documents reasonably requested by Agent to effectuate any of the foregoing in this clause (c) and such Subsidiary or Affiliate shall be subject to the terms of the Intercreditor Agreement.

6.19 Payment of Convertible Notes and Permitted Japan Lifeline Unsecured Debt. No Loan Party will, or will permit any Subsidiary to, declare, pay, make any payment in respect of (I) the

3.25% Convertible Notes or the 2.25% Convertible Notes, except for: (a) regularly scheduled payments of interest and principal as set forth in the applicable Convertible Note Documents (in addition to allowing any cash principal payments at maturity of the applicable 3.25% Convertible Notes and the 2.25% Convertible Notes, such amounts may also be paid in the applicable Stock of the Borrower or through any other conversion feature that does not effectively cause more payments to be made at maturity thereof than the cash principal payments currently provided for in the applicable Convertible Note Documents as of the Closing Date), (b) in connection with any Permitted 3.25% Convertible Note Refinancing, (c) the issuance of shares of common stock of the Borrower in connection with any conversion of the 3.25% Convertible Notes, the 2.25% Convertible Notes or any convertible notes that are not Disqualified Stock issued in a Permitted 3.25% Convertible Note Refinancing, and any cash solely in lieu of fractional shares (but no other cash settlement other than as otherwise permitted by this Section 6.19), (d) payments and conversions (other than for any Disqualified Stock) made in connection with the repurchase (whether for cash, upon exchange and/or for other consideration), redemption and retirement in respect of the 2.25% Convertible Notes or 3.25% Convertible Notes in a single or series of related transactions; provided that (i) no Event of Default exists at the time such payments are made or would exist immediately after giving effect thereto and (ii) such cash payments are made solely (A) with proceeds received by Endologix from the issuance of its common Stock after the Closing Date for the purpose of making such payment, and (B) regarding the 3.25% Convertible Notes, with the proceeds of Indebtedness raised in a Permitted 3.25% Convertible Note Refinancing, and (e) if the foregoing conditions do not otherwise permit such payment, then, with the express prior written consent of the Agent (which may be withheld in its sole discretion), payments in connection with the retirement, redemption and repurchase of the 2.25% Convertible Notes or the 3.25% Convertible Notes or (II) the Permitted Japan Lifeline Unsecured Debt, except with respect to any interest payments expressly permitted under the definition of “Permitted Japan Lifeline Unsecured Debt”.

6.20 Commingling of Assets. (a) No Loan Party will, or permit any Subsidiary to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person; and (b) no Loan Party will, or permit any Subsidiary to enter into or own any interest in a joint venture that is not itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law.

6.21 Limitation on Issuance of Stock. Endologix shall not issue any Stock (a) senior to its shares of Common Stock or (b) convertible into or exercisable or exchangeable for Stock senior to its Common Stock.

6.22 Use of Proceeds. The Loan Parties will not, and will not permit any of their Subsidiaries to use the proceeds of any Loan or other extension of credit made hereunder for any purpose other than as described in Section 4.19.

6.23 Anti-Layering. No Loan Party shall, or permit any Subsidiary to, create, incur or suffer to exist any Indebtedness which is subordinated or junior (either in respect of Lien priority or in right of payment or any combination thereof) to any of the Term Debt unless such Indebtedness is expressly subordinated or junior to the Obligations (both in terms of Lien Priority and in right of payment) on terms and conditions acceptable to Agent and the Lenders (it being understood and agreed that this Section 6.23 shall in no way limit the incurrence of unsecured Indebtedness otherwise permitted under this Agreement that is not payment subordinated to the Term Debt when not also payment subordinated to the same extent to the Obligations).

6.24 Convertible Notes Restrictions. No Loan Party shall, or shall permit any Subsidiary to, amend, restate, supplement, change, waive or otherwise modify the terms of any Indebtedness referred to in Section 6.19 above (other than with respect to 3.25% Convertible Notes, in connection with a Permitted 3.25% Convertible Note Refinancing) if the effect of such amendment, restatement, supplement, change, waiver or modification is to (a) increase the interest rate or fees on, or change the manner or timing of payment of, such Indebtedness if in any way adverse to the Agent or the Lenders, (b) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Indebtedness, (c) change in a manner adverse to any Loan Party, any of its Subsidiaries, Agent or any Lender any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (d) change the prepayment provisions of such Indebtedness or any of the defined terms related thereto in a manner adverse to Agent or the Lenders, or (e) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Loan Party, any of its Subsidiaries, Agent or the Lenders; provided, however, that (y) the foregoing shall not restrict any changes expressly required under the terms of the 3.25% Convertible Notes as in effect as of the Prior Agreement Date, the 2.25% Convertible Notes as in effect as of the Closing Date or any changes that are permitted to be made hereunder in connection with a Permitted 3.25% Convertible Note Refinancing or any changes expressly required under any indenture governing any Permitted 3.25% Convertible Note Refinancing that satisfies the conditions and requirements set forth in the definition of “Permitted 3.25% Convertible Note Refinancing” and (z) the exchange of the “Exchanged Deerfield Convertible Notes” (as defined in the Term Credit Agreement) for the “Last Out Waterfall Loans” (as defined in the Term Credit Agreement) under the Term Credit Agreement on the Closing Date shall not be restricted by this Section 6.24. The Loan Parties will, prior to entering into any such amendment, restatement, supplement, change, waiver or modification, deliver to Agent (and, during any Third Party Agent Retention Period, also the Third Party Agent) reasonably in advance of the execution thereof, any final or execution form copy thereof.

ARTICLE VII.

FINANCIAL COVENANTS.

7.01 Financial Covenants. Each of the Borrowers covenant and agree that, until termination of all of the Commitments and payment in full in cash of the Obligations, the Loan Parties will not permit:

(a) Fixed Charge Coverage Ratio. Commencing as of the Trigger Date, the Fixed Charge Coverage Ratio for any Measurement Period, tested quarterly beginning with the fiscal quarter ending September 30, 2018, to be less than 1.00:1.00.

(b) Minimum Global Excess Liquidity. On the (i) the last Business Day of each month and (ii) each date that a Borrowing Base Certificate is required to be delivered in accordance with Section 5.16, Global Excess Liquidity to be less than $22,500,000.

(c) TTM Minimum Net Revenue. Their consolidated Net Revenue for any Measurement Period, tested quarterly beginning with the fiscal quarter ending September 30, 2018, to be less than the amounts set forth below:

Measurement Period Ending	Minimum Net Revenue for Measurement Period
September 30, 2018	$155,000,000
December 31, 2018	$145,000,000

March 31, 2019 and the last day of each fiscal quarter ending thereafter through (and including) December 31, 2019	$130,000,000
March 31, 2020 and the last day of each fiscal quarter ending thereafter	$140,000,000

(d) Quarterly Minimum Net Revenue. Their consolidated Net Revenue for any fiscal quarter of Endologix, tested quarterly beginning with the fiscal quarter ending March 31, 2019 and on the last day of each fiscal quarter ending thereafter, to be less than $30,000,000.

(e) Maximum Consolidated Capital Expenditures. The aggregate amount of consolidated Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed the amounts set forth below:

Fiscal Year	Amount
2018	$2,500,000
2019	$3,000,000
2020	$5,000,000
2021	$2,000,000

(f) Maximum Consolidated Operating Expenditures. The aggregate amount of Operating Expenditures made by the Loan Parties and their Subsidiaries for any Measurement Period, tested for the fiscal quarters of Endologix ending December 31 2018 and December 31, 2019, to exceed the amounts set forth below:

Fiscal Year	Amount
December 31, 2018	$160,000,000
December 31, 2019	$140,000,000

ARTICLE VIII.

EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.01 Payments. Any Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including Liquidated Damages or any remaining Commitment Fee, as applicable, and any portion of the Obligations that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding).

8.02 Covenants. If any Loan Party or any of their Subsidiaries shall have failed to comply with or observe (a)(i) Section 3.04, 5.01(a)(i), 5.01(b), 5.02, 5.03, 5.04, 5.05, 5.06, 5.08, 5.09, 5.10, 5.13, 5.14, 5.15, 5.16, 5.17, 5.19, 5.20, 5.21 or 5.22 of this Agreement, Article VI of this Agreement, Article VII of this Agreement, (ii) Sections 5.2(a), 5.2(c), 5.2(d), 5.3, 5.4, 5.5, 5.7, 5.9 and 5.10 of the Guaranty and Security Agreement or (iii) any provision of any Note, (b) Section 5.1 of the Guaranty and Security Agreement and such failure, with respect to this Section 8.02(b) only, shall not have been cured within ten (10) days after the earlier to occur of (y) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (z) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party or (c) any covenant contained in any Loan Document (other than the covenants described in Section 8.01, Section 8.02(a) or Section 8.02(b) above), and such failure, with respect to this Section 8.02(c) only, shall not have been cured within thirty (30) days after the earlier to occur of (y) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (z) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party.

8.03 Representations, etc. Any representation, warranty, or certification, made by any Loan Party in any Loan Document or delivered in writing to Agent (including any Third Party Agent), any Lender or any other member of the Lender Group in connection with this Agreement or any other Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made; it being acknowledged and agreed that any projections provided to the Secured Parties are not to be viewed as facts, are not a guarantee of financial performance, and are subject to uncertainties and contingencies.

8.04 Insolvency; Bankruptcy. (a) Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (b) any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) shall declare a moratorium on the payment of its debts; (c) the commencement by any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (d) the commencement against any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any of the following events occur: (i) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) calendar days of the date of filing thereof, or (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary; (e) the making by any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (f) any other event shall have occurred which under any Applicable Law would have an effect analogous to any of those events listed above in this Section 8.04.

8.05 Judgments. One or more judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $1,000,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) there shall be any period of twenty (20) consecutive days during which such judgment, order or decree shall not have been vacated or discharged or there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof.

8.06 No Governmental Authorization. Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given or is withdrawn or ceases to remain in full force or effect.

8.07 Agreement Invalid Under Applicable Law. Any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Loan Party or any of its Subsidiaries of the Obligations (which, for the avoidance of doubt, shall not apply to the process of SEC comments in respect of share registration).

8.08 Cross-Default. Any Loan Party or any Subsidiary of any Loan Party (a) shall fail to make any payment in respect of any Indebtedness having an individual principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $3,000,000 or having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $8,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; or (b) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness of the type covered in Section 8.08(a) above, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; provided however that, notwithstanding the foregoing, any event or condition that occurs that permits holders of convertible Indebtedness permitted hereunder to convert such Indebtedness into Stock (other than Disqualified Stock) or such other consideration permitted pursuant to Section 6.19 pursuant to the terms of the applicable indenture shall not constitute a Default or Event of Default hereunder on such basis alone.

8.09 Loan Documents; Security Interests. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party party thereto or any Loan Party or any Subsidiary of any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder or otherwise contest the validity, binding effect or enforceability of the Loan Documents; or any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any of the Collateral in excess of such Collateral that has a fair market value of $50,000 as determined by the Agent in its sole reasonable discretion (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (subject only to the prior priority of the Permitted Priority Liens).

8.10 ERISA. (a) The occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

8.11 Product Withdrawal. The voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin a Loan Party, such Loan Party’s Subsidiaries or any representative of a Loan Party or its Subsidiaries from testing, manufacturing, processing, assembly, packaging, labeling, marketing, importing, exporting, selling or distributing any Product or Product category that has, individually or in the aggregate, resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect, (ii) the institution of any action or proceeding by the DEA, the FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by a Loan Party, its Subsidiaries or any representative of a Loan Party or its Subsidiaries, which, in each case of this clause (ii), has, individually or in the aggregate resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect, (iii) the commencement of any enforcement action against a Loan Party, a Loan Party’s Subsidiaries or any representative of a Loan Party or its Subsidiaries (with respect to the business of a Loan Party or its Subsidiaries) by the DEA, the FDA, or any other Governmental Authority which has, individually or in the aggregate, resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product which has, individually or in the aggregate, resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect.

8.12 Change in Law. The introduction of, or any change in, any law or regulation governing or affecting the healthcare industry, including any Healthcare Laws, that has or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.13 Material Contract Default. Any Loan Party defaults under or breaches any Material Contract (after any applicable grace period contained therein), or a Material Contract shall be terminated by a third party or parties party thereto prior to the expiration thereof (other than in accordance with its terms), the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing, the 2.25% Convertible Notes, any Term Debt Document or any Permitted Japan Lifeline Unsecured Debt Documents or there is a loss of a material right of a Loan Party under any Material Contract to which it is a party, in each case which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

8.14 Other Default or Breach. The occurrence of any breach or default under any terms or provisions of any Convertible Note Document, any Term Debt Document, any Permitted Japan Lifeline Unsecured Debt Documents or any Subordinated Debt Document or the occurrence of any event requiring the prepayment or mandatory redemption of any 3.25% Convertible Note (or any Permitted 3.25% Convertible Note Refinancing thereof or any indenture or related document governing any Permitted

3.25% Convertible Note Refinancing), any 2.25% Convertible Note, any Term Debt Document, any Permitted Japan Lifeline Unsecured Debt Documents or of any Subordinated Debt; provided, however, that, notwithstanding the foregoing, any event or condition that occurs that permits holders of convertible Indebtedness permitted hereunder to convert such Indebtedness into Stock (other than Disqualified Stock) or such other consideration permitted pursuant to Section 6.19 pursuant to the terms of the applicable agreement shall not constitute a Default or Event of Default hereunder on such basis alone.

8.15 Criminal Proceedings. The institution by any Governmental Authority of criminal proceedings against any Loan Party.

8.16 Payment of Subordinated Debt. Any Loan Party makes any payment on account of any Indebtedness that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination.

8.17 Any Intercreditor Agreement Provisions Invalid. Any provisions of the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, other than in accordance with the terms thereof, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

8.18 Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement).

8.19 Subordination Provisions. (a) Any subordination provisions in respect of the documents evidencing or governing any Subordinated Debt (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (b) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Lender Group or (iii) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.20 Change in Control. A Change in Control shall occur.

8.21 Not Publicly Traded. The Common Stock shall cease to be registered under the Exchange Act or to be listed on the Principal Market.

8.22 Term Debt Defaults. Any Loan Party or any Subsidiary (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Term Debt, or (b) fails to observe or perform any other agreement or condition relating to the Term Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Term Debt or the beneficiary or beneficiaries of any Guarantee related thereto (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Term Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Term Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded.

ARTICLE IX.

RIGHTS AND REMEDIES.

9.01 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower Representative), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the principal of, and any and all accrued and unpaid interest and fees (including Liquidated Damages, as applicable) in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full in cash, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with any obligation of any Revolving Lender to make Revolving Loans; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

Notwithstanding anything to the contrary in this Agreement, and the other Loan Documents, each Borrower hereby irrevocably and unconditionally constitutes and appoints Agent and any of Agent’s Affiliates, attorneys, representatives or agents, with full power of substitution, as such Borrower’s true and lawful attorney-in-fact with full irrevocable and unconditional power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, for the purpose of carrying out the terms of this Agreement, and the other Loan Documents, to take any appropriate steps or actions and to execute and deliver (and perform under on such Borrower’s behalf) any agreement, document or instrument that may be necessary or desirable to accomplish the purposes and/or effectuate the items and actions set forth in this Agreement, and the other Loan Documents, in each case, (i) that any such Loan Party fails to take that are required under such documents, agreements or instruments or (ii) during the existence of any Event of Default.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.04, in addition to the remedies set forth above, without any notice to Borrower Representative or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees (including Liquidated Damages, as applicable) in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full in cash, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.02 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

ARTICLE X.

WAIVERS; INDEMNIFICATION.

10.01 Demand; Protest; etc. Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrowers may in any way be liable.

10.02 The Lender Group’s Liability for Collateral. Borrowers hereby agree that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.03 Indemnification. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all losses, claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses, joint and several, actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such claim, litigation, investigation or proceeding are brought by Borrowers or their equity holders, affiliates, creditors or any other person, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents, and to reimburse each Indemnified Person within thirty (30) days after written demand for any reasonable, actual documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (provided, that the indemnification in this clause (a) shall not extend to any Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans hereunder, or the use of the proceeds of the Loans provided hereunder (irrespective of whether any Loan Party or Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrowers or any of their Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to Borrowers, any of their Subsidiaries or any assets, properties, operations or actions of Borrowers or any of their Subsidiaries or any other violations of or liabilities arising under Environmental Law or Environmental Permits by or relating to Borrowers or any of their Subsidiaries or any assets or properties owned, leased or operated by Borrowers or any of their Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.03 with respect to any Indemnified Liability (A) that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Affiliates or any officers, directors, employees, controlling persons or members of the foregoing or (B) arising out of a material breach by such Indemnified Person of its obligations hereunder. This provision shall survive the termination of this Agreement, the termination of the Commitments and the repayment in full in cash of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. THE PROVISIONS OF THIS SECTION 10.03 SHALL SURVIVE THE RESIGNATION OR TERMINATION OF AGENT AND TERMINATION OF THIS AGREEMENT.

ARTICLE XI.

NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower Representative or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower

Representative:                           Endologix, Inc.

2 Musick

Irvine, CA 92618

E-mail: vmahboob@endologix.com

E-mail: jtejedor@endologix.com

Attn: Vaseem Mahboob, CFO

Attn: James Tejedor, Treasury Manager

with copies to:                            DLA Piper LLP

1251 Avenue of the Americas

New York, New York 10020-1104

Email: gregory.ruback@dlapiper.com

Attn: Greg Ruback, Esq.

Fax No.: (212) 884-8682

If to Agent:                                 Deerfield ELGX Revolver, LLC

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq

with copies to:                            Katten Muchin Rosenman LLP

2029 Century Park East, Suite 2600

Los Angeles, CA 90067-3012

Facsimile: (310) 788-4471

E-mail: kristopher.ring@kattenlaw.com and

mark.wood@kattenlaw.com

Attn: Kristopher J. Ring, Esq.

Attn: Mark D. Wood, Esq.

and, solely to the extent that Cortland Capital Market Services

LLC is the Third Party Agent during any Third Party Agent

Retention Period:

Cortland Capital Market Services LLC

225 W. Washington Street, 9th Floor

Chicago, IL 60606

E-mail: CortlandABLServices@cortlandglobal.com and

legal@cortlandglobal.com

Attn: ABL Services

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party (or, in the case of any Third Party Agent, in the notice delivered to Borrower Representative pursuant to clause (b) of the definition of “Third Party Agent” herein). All notices or demands sent in accordance with this Article XI, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

ARTICLE XII.

CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER;

JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR

WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COMMERCIAL DIVISION, NEW YORK STATE SUPREME COURT AND THE FEDERAL COURTS, IN EACH CASE, SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN (AND, IN EACH CASE, THE APPLICABLE STATE AND FEDERAL APPEALS COURTS SITTING IN THE CITY OF NEW YORK OR, IF NOT AVAILABLE OR APPLICABLE, THE STATE OF NEW YORK), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT (INCLUDING ANY THIRD PARTY AGENT), ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

ARTICLE XIII.

ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.01 Assignments and Participations.

(a) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more Eligible Assignee (each, an “Assignee”), without the prior written consent of any other Person (other than as expressly required in the definition of “Eligible Assignee”).

(i)	Assignments shall be subject to the following additional conditions:

(A) [reserved];

(B) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, (II) an assignment or delegation of all remaining Commitments held by such assigning Lender or (III) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000);

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until (1) such Lender and the Assignee have delivered Agent an Assignment and Acceptance, and (2) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and

(E) the assignee, if it is not a Lender, unless waived by Agent, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.03) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article XV and Section 17.08(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent (and, during any Third Party Agent Retention Period, the Third Party Agent) to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent (or the Third Party Agent, as applicable), by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.01(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent (any Third Party Agent), and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent (or any Third Party Agent), Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.08, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their Affiliates and their respective businesses and Stock and properties.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law. Notwithstanding anything to the contrary herein, (i) any Lender shall be permitted to pledge or grant a security interest in all or a portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (ii) Agent shall be permitted to pledge or grant a security interest in all or any portion of its rights hereunder or under the other Loan Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of Agent or any of its Affiliates to any Person providing any loan, letter of credit to or for the account of Agent or any of its Affiliates and any agent, trustee or representative of such Person; provided in each case, that no such pledge or assignment of a security interest shall release such Lender or Agent from its obligations hereunder or substitute any such pledgee or assignee for such Lender or Agent as a party hereto.

(h) The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all

Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder except in accordance with Section 13.01(a).

(i) During any Third Party Agent Retention Period, the Third Party Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Loans and/or Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). During any Non-Third Party Agent Retention Period, the Borrower Representative shall maintain such Register and shall make such Register available to any member of the Lender Group at any reasonable time upon reasonable prior notice to the Borrower Representative. Upon the request of any Third Party Agent upon the commencement of any Third Party Agent Retention Period, the Borrower Representative shall share such Register with the Third Party Agent, and with respect to any discrepancies between the records or Register of the Borrower Representative, on the one hand, and the records or Register of any Lender, the Agent or the Third Party Agent, on the other hand, the records and Register of such Lender, Agent or Third Party Agent shall govern and control absent manifest error. Other than in connection with an assignment by a Lender of all or any portion of its portion of the Loans and/or Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans and/or Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(j) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(k) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.02 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrowers and other Loan Parties may not assign this Agreement or any of the other Loan Documents or any rights, obligations or duties hereunder or thereunder without Agent’s and all the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Agent and/or the Lenders shall release Borrowers from their Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.01 and, except as expressly required pursuant to Section 13.01, no consent or approval by Borrowers is required in connection with any such assignment. For the avoidance of doubt, Agent may delegate any of its rights, duties and obligations to any Third Party Agent during any Third Party Agent Retention Period.

ARTICLE XIV.

AMENDMENTS; WAIVERS.

14.01 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Agent, the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.03(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees (including Liquidated Damages), or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (A) in connection with the waiver of applicability of Section 2.05(c) (which waiver shall be effective with the written consent of the Required Lenders) and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate 3.02,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to all or substantially all of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix) contractually subordinate any of Agent’s Liens,

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrowers or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrowers or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi) amend, modify, or eliminate any of the provisions of Section 2.03(b)(i) or (ii) Section 2.03(e), or

(xii) amend, modify, or eliminate any of the provisions of Section 13.01 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) [reserved], and

(ii) any provision of Article XV pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders.

14.02 [Reserved].

14.03 No Waivers; Cumulative Remedies. No failure by Agent (including any Third Party Agent), any Lender or any other member of the Lender Group to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent (including any Third Party Agent), any Lender or any other member of the Lender Group in exercising the same, will operate as a waiver thereof. No waiver by Agent (including any Third Party Agent), any Lender or any other member of the Lender Group will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent (including any Third Party Agent), any Lender or any other member of the Lender Group on any occasion shall affect or diminish Agent’s (including any Third Party Agent’s), each Lender’s and each other member of the Lender Group’s rights thereafter to require strict performance by Borrowers and the other Loan Parties of any provision of this Agreement or any other Loan Document. Agent’s (including any Third Party Agent’s), each Lender’s and each other member of the Lender Group’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent (including any Third Party Agent), any Lender or any other member of the Lender Group may have.

ARTICLE XV.

AGENT; THE LENDER GROUP.

15.01 Appointment and Authorization of Agent (and any Third Party Agent). Each Lender hereby irrevocably appoints and authorizes Agent (including any Third Party Agent) to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent (or such Third Party Agent) on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent (or such Third Party Agent) by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 14.01 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Article XV are solely for the benefit of Agent (including any Third Party Agent) and Lenders and neither any Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent (and any Third Party Agent) shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, subagents, servicers, trustees, investment managers or employees or any Third Party Agent. Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or the other Loan Documents a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

15.02 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, attorneys in fact or any Third Party Agent and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent, attorney in fact or Third Party Agent that it selects as long as such selection was made without a final, non-appealable binding decision of a court of competent jurisdiction to be from the gross negligence or willful misconduct of Agent.

15.03 Liability of Agent. Neither Agent nor any of its directors, officers, agents, subagents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, subagents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Loan Document; (c) the satisfaction of any condition specified in any Loan Document; (d) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Loan Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

15.04 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or any other Loan Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.05 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.04, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article IX; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrowers, their Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.07 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including with respect to due diligence expenses and periodic reviews of insurance and Collateral, court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers or the other Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from (a) any deposits paid on or prior to the Closing Date and any subsequent deposits paid by Borrowers or any other Loan Party to Agent hereunder or under any other Loan Document, or (b) payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrowers, any other Loan Party or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, (i) Agent is authorized and directed to deduct and retain sufficient amounts from any deposits paid on or prior to the Closing Date and any subsequent deposits paid by Borrowers or any other Loan Party to Agent hereunder or under any other Loan Document for the payment of the Indemnified Liabilities and (ii) each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a final, non-appealable and binding decision of a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers and the other Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent (and any resignation, replacement or termination of any Third Party Agent).

15.08 Agent in Individual Capacity. Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The terms “Lender” and “Lenders” include Agent in its individual capacity.

15.09 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may resign as Agent upon thirty (30) days’ notice to the Lenders (or such lesser period agreed to by the Required Lenders). If Agent resigns under this Agreement, Agent may appoint, with the consent of the Required Lenders, a successor Agent. If no successor Agent is appointed prior to the effective date of the resignation of Agent, the Required Lenders may appoint a successor Agent from among the Lenders or may appoint another Person as a successor Agent. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. If no successor Agent has accepted appointment as Agent by the date which is 30 days (or such lesser period agreed to by the Required Lenders) following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder (and all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly) until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

(b) Upon (i) an assignment permitted by Section 15.09(a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to Section 15.09(a) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section 15.09). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XV and Section 15.09 shall continue in effect for the benefit of such retiring Agent and its agents and subagents and its Third Party Agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

(c) Notwithstanding anything to the contrary in any of the Loan Documents, any Third Party Agent that becomes the Agent or a subagent of Agent and any delegation, assignment or other transfer of duties, responsibilities or rights of Agent to any Third Party Agent, in each case, does not require the consent of any Person (other than Agent) and shall be permitted at all times under the Loan Documents.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.

15.11 Collateral Matters.

(a) Lenders irrevocably authorize Agent, at its sole option and in its sole discretion, to release any Lien granted to or held by Agent under any Loan Document (a) upon termination of all of the Commitments and payment in full in cash of all Obligations; (b) constituting property sold or disposed of as part of or in connection with any disposition permitted by Section 6.04 that is not to another Loan Party (it being understood and agreed that Agent may (but is not required to) conclusively rely without further inquiry on a certificate of an Authorized Officer as to the sale or other disposition of property being made in full compliance with Section 6.04 and the other provisions of the Loan Documents); or (c) in connection with a credit bid or purchase authorized under this Section 15.11. Upon request by

Agent at any time, Lenders will confirm Agent’s authority to release particular types or items of Collateral pursuant to this Section 15.11.

(b) The Loan Parties and the members of the Lender Group hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (1) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Stock of the any entities that are used to consummate such credit bid or purchase), and (2) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (x) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (y) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers and the other Loan Parties in respect of) any and all interests retained by Borrowers and the other Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(c) Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Borrowers, the other Loan Parties or their Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers, the other Loan Parties or their Subsidiaries or any deposit accounts of Borrowers, the other Loan Parties or their Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrowers or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent and each other member of the Lender Group hereby appoint each other member of the Lender Group and any Third Party Agent as agent for the purpose of perfecting Agent’s security interest and Liens in the Collateral and assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any member of the Lender Group (other than Agent) obtain possession or control of any such assets, such member of the Lender Group shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each member of the Lender Group (other than Agent) agrees that it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any Collateral unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed by the members of the Lender Group that such rights and remedies may be exercised only by Agent.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent (or any Third Party Agent) to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent (or such Third Party Agent). Concurrently with each such payment, Agent (or, during any Third Party Agent Retention Period, the Third Party Agent with the approval of Agent) shall identify whether such payment (or any portion thereof) represents principal, premium, fees, interest or other amounts of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the members of the Lender Group.

15.16 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.07, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrowers, any other Loan Party, any of their Subsidiaries or Affiliates or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

15.17 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate Applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 15.07.

ARTICLE XVI.

WITHHOLDING TAXES.

16.01 Payments.

(a) All payments by or on account of any obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Taxes except as otherwise required by applicable law, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.01. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (a) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (b) if such Taxes are Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 16.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrowers will furnish to Agent (including any Third Party Agent) and the Lenders as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to Applicable Law, the original or certified copy of tax receipts issued by such Governmental Authority evidencing such payment by Borrowers, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent and the Lenders. Borrowers agree to pay any present or future stamp, value added or documentary Taxes or any other excise or property Taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(b) Borrowers shall reimburse and indemnify, within ten days after receipt of demand therefor, each Recipient for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 16.01(b)) paid or payable by such Recipient, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Recipient(s) setting forth the amounts to be paid thereunder and delivered to the Borrowers shall be conclusive, absent manifest error.

16.02 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement (a “Portfolio Interest Certificate”) of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrowers (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments). If such Lender or Participant is a partnership and one or more direct or indirect partners of such Lender or Participant are claiming the portfolio interest exemption, such Lender or Participant may provide a Portfolio Interest Certificate on behalf of such partners.

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments);

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax; or

(vi) a properly completed form or forms, and other required documentation (to be designated under Sections 1471 and 1472 of the IRC) to claim an exemption from any withholding tax imposed under FATCA.

(b) Each Lender or Participant shall provide new forms (or successor forms) to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation only), but only if such Lender or such Participant is legally able to deliver such forms, and shall promptly notify of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, and at the time or times reasonably requested by Agent, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.02(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) and shall promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers and the other Loan Parties to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers and the other Loan Parties to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.02(a) or 16.02(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.02(a) or 16.02(c), if applicable. Borrowers and the other Loan Parties agree that each Participant shall be entitled to the benefits of this Article XVI with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Article XVI with respect thereto.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.03 Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Article XVI, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Article XVI with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Article XVI shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers, the other Loan Parties, their Subsidiaries, their Affiliates or any other Person.

ARTICLE XVII.

GENERAL PROVISIONS.

17.01 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.02 Article and Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Article and Section applies equally to this entire Agreement.

17.03 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.04 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.05 Debtor-Creditor Relationship. The relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.06 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.07 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist. If, prior to any of the foregoing, any provision of this Agreement or any other Loan Document shall have been terminated or cancelled, such provision of this Agreement or such other Loan Document, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.08 Confidentiality.

(a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to the Agent-Related Persons and Lender-Related Persons (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person, the Agent-Related Persons or Lender-Related Persons (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any member of the Lender Group or any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 17.08, to (i) any Assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or the other Loan Documents or (ii) any actual or prospective party (or the Agent-Related Persons or the Lender-Related Persons or any Related Party) to any transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement, the other Loan Documents or payments hereunder or thereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of any Loan Party or any of its Affiliates, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 17.08(a) or (y) becomes available to any member of the Lender Group or any of its Affiliates on a nonconfidential basis from a source other than Endologix, or (j) as provided in Section 5.20. In addition, Agent (including any Third Party Agent) and the Lenders may disclose the existence of this Agreement and the other Loan Documents and information about this Agreement and the other Loan Documents to market data collectors, similar service providers to the lending industry and service providers to Agent (including any Third Party Agent) and the Lenders in connection with the administration of the Loans and other Obligations and this Agreement and the other Loan Documents

(b) For purposes of this Section, “Information” means all information received from a Loan Party relating to the Loan Parties or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any other member of the Lender Group on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary of such Loan Party; provided that, notwithstanding anything to the contrary in the Loan Documents, in the case of information received from the Borrowers, the Loan Parties or any of their Subsidiaries after the Closing Date, such Information is both (y) clearly identified at the time of delivery as confidential and (z) provided to Agent and the Lenders at a time when Agent and such Lenders have requested in writing to receive material nonpublic information. Any Person required to maintain the confidentiality of Information as provided in this Section 17.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

17.09 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the providing of the Commitments, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, any Third Party Agent, any Lender or any other member of the Lender Group may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents or any other Obligations are outstanding or unpaid and so long as all of the Commitments have not expired or been terminated.

17.10 Patriot Act. Agent (including any Third Party Agent) and each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, they are required to obtain, verify and record information that identifies the Loan Parties, which information includes the names, address and tax identification numbers of the Loan Parties and other information that will allow Agent (or such Third Party Agent) or such Lender to identify the Loan Parties in accordance with the Patriot Act. In addition, if Agent (including any Third Party Agent) or any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrowers and the other Loan Parties agree to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers and the other Loan Parties. This notice is given in accordance with the requirements of the Patriot Act and is effective for Agent.

17.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.12 No Setoff. All payments made by each Loan Party hereunder or under any note or other Loan Document will be made in immediately available funds and without setoff, counterclaim, or other defense.

17.13 Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Agent pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement, shall control, and (iii) each Lender hereunder authorizes and instructs Agent to execute the Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	ENDOLOGIX, INC., a Delaware corporation

	By:	/s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer

CVD/RMS ACQUISITION CORP., a Delaware corporation

	By:	/s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer and Secretary

NELLIX, INC., a Delaware corporation

	By:	/s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer and Secretary

TRIVASCULAR TECHNOLOGIES, INC., a Delaware corporation

	By:	/s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer and Secretary

TRIVASCULAR, INC., a California corporation

	By:	/s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer and Secretary

ABL Credit Agreement

TRIVASCULAR SALES LLC, a Texas limited liability company

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer and Secretary

ENDOLOGIX CANADA, LLC, a Delaware limited liability company

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer and Secretary

RMS/ENDOLOGIX SIDEWAYS MERGER CORP., a Delaware corporation

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer and Secretary

ABL Credit Agreement

DEERFIELD ELGX REVOLVER, LLC, a Delaware limited liability company, as Agent

By: Deerfield Management Company, L.P. (Series C), Manager

By: Flynn Management LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

ABL Credit Agreement

DEERFIELD PRIVATE DESIGN FUND IV, L.P., as a Lender

By: Deerfield Mgmt IV, L.P., General Partner

By: J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P., as a Lender

By: Deerfield Mgmt III, L.P., General Partner

By: J.E. Flynn Capital III, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P., as a Lender

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

ABL Credit Agreement

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                                                                           between                                                                               (“Assignor”) and                                                                       (“Assignee”). Reference is made to the Credit Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Article XIII of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I (the “Assigned Interest”).

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, encumbrance or other adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, its Subsidiaries or any Guarantor or the performance or observance by any Borrower, its Subsidiaries or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by the Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (including, without limitation, the requirements set forth in Section 13.01 of the Credit Agreement); (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the assigned interest and either it, or the person exercising discretion in making its decision to acquire such assigned interest, is experienced in acquiring assets of such type; (b) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article XV of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other electronic transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN ARTICLE XII OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]
as Assignor

By

Name:
Title

[NAME OF ASSIGNOR]
as Assignor

By

Name:
Title

[Signature Page to Assignment and Acceptance Agreement]

[ACCEPTED THIS          DAY OF

DEERFIELD ELGX REVOLVER, LLC,
as Agent

By:
Name:
Title:][2]

[2]	NTD: Agent’s consent to be provided solely to the extent required by Section 13.01 of the Credit Agreement

[Signature Page to Assignment and Acceptance Agreement]

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

Borrowers:

Endologix, Inc., a Delaware corporation

CVD/RMS Acquisition Corp., a Delaware corporation

Nellix, Inc., a Delaware corporation

TriVascular Technologies, Inc., a Delaware corporation,

TriVascular, Inc., a California corporation

TriVascular Canada, LLC, a Delaware limited liability company

TriVascular Sales, LLC, a Texas limited liability company

RMS/Endologix Sideways Merger Corp., a Delaware corporation

Name and Date of Credit Agreement:

Credit Agreement dated as of August 9, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Borrowers, the lenders party thereto as “Lenders”, and Deerfield ELGX Revolver, LLC, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”).

Date of Assignment Agreement:	__________

Amounts:

(a) Assigned Amount of Revolver Commitment	$__________

(b) Assigned Amount of Revolving Loans	$__________

Settlement Date:	__________

Purchase Price	$__________

Notice and Payment Instructions, etc.

Assignee:	Assignor:

Exhibit B-1
Agent
Borrowing Base Certificate

BBB Date: ______________
Name: Endologix

Borrowing Base
As of:

The lesser of

						CAP	
1	Maximum Revolver Amount						
		Market Capitalization	$ -			40,000,000	-

AND

2(a)	Eligible Accounts	Gross Accounts Receivable					
		Allowance for doubtful accounts					
		Net Accounts Receivable				85%	-
2(b)	Dilution Reserve						-
The lesser of			US Domestic				
2(c)(i)	Net Eligible Inventory	Finished Goods		50%	-		-
OR							
2(c)(ii)	Net Orderly Liquidation Value of Eligible Inventory			85%	-		-
OR							
2(c)(iii)	Inventory Cap					10,000,000	-
OR							
2(c)(iv)	Borrowing Base			40%	-		-

			Gross				
2(d)	Net Book Value of Eligible Equipments	Product Equipments, Molds, Office Furnitures					
		Computer Hardware and Software					
		Leasehold Improvements					
		CIP					
		TOTAL	-				
		Less, Accumulated Depreciation					
		NET PPE		50%	-	OR	2,000,000

LESS

3 Net Reserves

NET ELIGIBLE BORROWING ______________

[illegible]

[illegible]

[illegible]

[illegible]

____
Name: [illegible]
Title: CFO

EXHIBIT B-2

BORROWING BASE CERTIFICATE

Endologix, Inc.

GLOBAL EXCESS LIQUIDITY

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Compliance Certificate”) is given by                                     , an Authorized Officer of Endologix, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit Agreement dated as of August 9, 2018, by and among the Borrower Representative, the other Borrowers signatory thereto and any additional Borrower that may hereafter be added thereto, collectively, “Borrowers”), Deerfield ELGX Revolver, LLC, as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Authorized Officer hereby certifies to Agent and Lenders that:

(a) the financial statements delivered with this Compliance Certificate in accordance with Section 5.05 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof (or at any time during the term of the period covered by this Compliance Certificate), of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;

(c) except as noted on Schedule 2 attached hereto, (i) Schedule 4 to the Guaranty and Security Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all other information that is required to be included thereon in Section 4.4 of the Guaranty and Security Agreement (and without giving effect to any “Closing Date” qualifier therein) and (ii) Schedule 3 to the Guaranty and Security Agreement contains all legal names under of the Borrowers and Guarantors as they appear on their organizational documents and such other information that is required to be included thereon in Section 4.3 of the Guaranty and Security Agreement (and without giving effect to any “Closing Date” qualifier therein); and in each case of clause (i) and clause (ii) above, Schedule 2 specifically notes any changes in such locations, legal names and other information;

(d) except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state Tax Liens having been filed against any Borrower, any Guarantor or any Collateral, or (ii) any failure of any Borrower or any Guarantor to make required payments of withholding or other Tax obligations of any Borrower or any Guarantor during the accounting period to which the attached statements pertain or any subsequent period;

(e) [reserved];

(f) except as noted on Schedule 4 attached hereto, Schedule 4.03 to the Credit Agreement is true, correct and complete in all material respects as it relates to the representations and warranties set forth in Section 4.03 of the Credit Agreement (except that such materiality qualifier shall not be applicable to any such representation and warranty in Section 4.03 of the Credit Agreement that already is qualified or modified by materiality in the text thereof);

(g) [reserved];

(h) except as noted on Schedule 6 attached hereto, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments in excess of $250,000 in the aggregate, Documents or Investment Property (other than in the equity interests of Subsidiaries of the Borrowers) that has not previously been reported to Agent on any Schedule 6 to any previous Compliance Certificate delivered by Borrower Representative to Agent;

(i) except as noted on Schedule 7 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 7 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and

(j) Borrowers and any Guarantors are in compliance with the covenants contained in Article VII of the Credit Agreement, and in any Guarantee constituting a part of the Loan Documents, as demonstrated by the calculation of such covenants set forth in Schedule 8 hereto, except as expressly set forth in Schedule 8; in determining such compliance, the calculations set forth therein have been made: and such calculations and the certifications contained therein are true, correct and complete.

To the extent any schedule attached hereto contains updated information, such schedule shall be amended with respect to the Credit Agreement, Guaranty and Security Agreement or the Term Credit Agreement, as applicable.

The foregoing certifications are made as of the date hereof, and the foregoing computations are made and calculated as of                                 , 20     (end of the applicable period).

Sincerely,

ENDOLOGIX, INC.

By: ________________________________
Name: ______________________________
Title: ______________________________

SCHEDULE 2

BUSINESS LOCATIONS; LEGAL NAMES

SCHEDULE 3

TAX

SCHEDULE 4

LITIGATION

SCHEDULE 6

CHATTEL PAPER, LETTER OF CREDIT RIGHTS, INSTRUMENTS, DOCUMENTS AND

INVESTMENT PROPERTY

SCHEDULE 7

FINANCIAL COVENANTS

1. EXHIBIT P-1

2. FORM OF PERFECTION CERTIFICATE

August 9, 2018

Each of the parties signatory hereto hereby represents and warrants to (i) the Agent (as defined in the Facility Agreement defined below) and the Lenders (as defined in the Facility Agreement defined below) with reference to that certain Amended and Restated Facility Agreement dated as of the date hereof, by and among the Loan Parties (as defined in the Facility Agreement defined below), the Lenders (as defined in the Facility Agreement defined below) party thereto, and Deerfield Private Design Fund IV, L.P., as the Agent (as amended, restated, supplemented or otherwise modified, the “Facility Agreement”), and (ii) the Agent (as defined in the Credit Agreement defined below) and the Lenders (as defined in the Credit Agreement defined below) with reference to that certain Credit Agreement dated as of the date hereof, by and among the Borrowers (as defined in the Credit Agreement defined below; such Borrowers, collectively with the “Loan Parties” under the Facility Agreement, are referred to as the “Loan Parties” herein except in clause (i) above), the Lenders (as defined in the Credit Agreement defined below) party thereto, and Deerfield ELGX Revolver, LLC, as the Agent (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) (terms that are not defined herein but are defined in such Facility Agreement and/or such Credit Agreement have the same meanings herein as specified therein, as applicable), as follows:

3. 1. NAMES AND OTHER ORGANIZATIONAL RELATED INFORMATION OF LOAN PARTIES AND THEIR SUBSIDIARIES

a. The name of each Loan Party and each of its Subsidiaries, as it appears in such Loan Party’s or Subsidiary’s current Certificate of Incorporation, Certificate of Formation or similar organizational document as in effect on this date, is:

Entity Name	Parent/Subsidiary

Sub Parent of ________________

Sub Parent of ________________

Sub Parent of ________________

b. The federal employer identification number of each Loan Party and each of its Subsidiaries is:

Loan Party/Subsidiary	Federal Employer Identification Number

6

c. The Loan Parties and their Subsidiaries, respectively, are formed under the laws of the following jurisdictions:

Loan Party/Subsidiary	State/Country

d. The organizational identification number of each Loan Party issued by its respective jurisdiction of formation is:

Loan Party	Organizational Identification Number

e. Each Loan Party, respectively, transacts business in the following jurisdictions (list jurisdictions other than jurisdictions of formation):

Loan Party	Jurisdiction(s)

f. Each Loan Party, respectively, is duly qualified to transact business as a foreign entity in the following jurisdictions (list jurisdictions other than jurisdictions of formation):

Loan Party	Jurisdiction(s)

g. The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names and including former legal names (as defined in Section 9-503(a) of the UCC)) currently used by a Loan Party or any of its Subsidiaries or used by a Loan Party or any of its Subsidiaries within the past five years:

Loan Party/Subsidiary	Name	Period of Use

7

h. The following are the names of all entities which have been merged into any Loan Party or any of its Subsidiaries during the past five years:

Loan Party/Subsidiary	Name of Merged Entity	Year of Merger

i. The following are the names and addresses of all entities from whom any Loan Party or any of its Subsidiaries has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property

4. 2. LOCATIONS OF LOAN PARTIES AND THEIR SUBSIDIARIES

a. The chief executive offices of each Loan Party and each of the Loan Parties’ Subsidiaries, respectively, are presently located at the following addresses:

Complete Street and Mailing Address, including County and Zip Code	Loan Party/Subsidiary

b. The books and records of each Loan Party and those of their Subsidiaries, respectively, are located at the following additional addresses (complete this clause b only if different from clause a above):

Complete Street and Mailing Address, including Zip Code	Loan Party/Subsidiary

c. The following are all the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, owns or leases, or occupies any real property:

Complete Mailing Address, including Zip Code	Leased/ Owned/ Occupied	Loan Party/Subsidiary

8

d. The following are all of the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, maintains any inventory, equipment or other property:

Complete Address	Loan Party/Subsidiary

e. The following are the names and addresses of all warehousemen, bailees, or other third-parties who have possession of any of the Loan Parties’ inventory or equipment or the inventory or equipment of any of the Loan Parties’ Subsidiaries:

Name	Complete Street and Mailing Address, including Zip Code	Loan Party/Subsidiary

5. f.The following is a complete list of all other offices or other facilities (other than those described above) where a Loan Party or any of the Loan Parties’ Subsidiaries has done business in the past 5 years.

6.

Complete Address	Loan Party/Subsidiary
7.	8.
9.	10.

11. 3. INTELLECTUAL PROPERTY

a. Set forth below is a list of all patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of a Loan Party or any of the Loan Parties’ Subsidiaries, excluding those that are expired or abandoned to the extent permitted pursuant to clause (f) of the definition of “Permitted Dispositions” in each of the Facility Agreement and the Credit Agreement. Please include the name of such intellectual property, the grant date or application date, as applicable, the registration or application number, as applicable, and the country of such registration or application.

Loan Party/ Subsidiary	Name of Intellectual Property	Registered/ Application Pending	Grant/ Application Date	Registration/ Application Number	Country of Registration/ Application

9

b. Set forth below is a list of all licenses, franchise or other agreements relating to trademarks, patents, copyrights and other know-how to which a Loan Party or any of the Loan Parties’ Subsidiaries is a party and that require annual payments in excess of $25,000 individually.

12. 4. INVESTMENT PROPERTY; INSTRUMENTS; ACCOUNTS

a. The following is a complete list of all stocks, bonds, debentures, notes, commodity contracts and other securities (as defined in Article 8 of the Uniform Commercial Code), owned by a Loan Party or any of the Loan Parties’ Subsidiaries:

Name of Issuer	Description and Value of Security	Loan Party/Subsidiary

b. The following are all banks and other financial institutions, securities intermediary or commodity intermediary at which any Loan Party or any of the Loan Parties’ Subsidiaries maintains deposit, securities, commodities or similar accounts, which correctly identifies the name, address and any other relevant contact information with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor:

Bank Name	Address and Other Contact Information	Name in Which Account is Held	Purpose of Account	Complete Account Number

c. The following are all securities or commodity intermediaries at which a Loan Party or any of the Loan Parties’ Subsidiaries maintains securities accounts or commodities accounts:

10

Securities or Commodities Intermediary Name	Address and Other Contact Information	Name in Which Account is Held	Purpose of Account	Complete Account Number

d. Does any Loan Party or any of the Loan Parties’ Subsidiaries or is it contemplated that any Loan Party or any of the Loan Parties’ Subsidiaries will regularly receive letters of credit from customers or other third parties to secure payments of sums owed to such company?

e. The following is a list of letters of credit naming a Loan Party or any of the Loan Parties’ Subsidiaries as “beneficiary” thereunder:

LC Number	Name of LC Issuer	LC Applicant	Loan Party/ Subsidiary

f. The approximate aggregate total amount of funds, amounts, and other assets of any kind in the             Account is $                     .

13. 5. INDEBTEDNESS

Set forth below is a list and attached hereto are copies of, all agreements, promissory notes, indentures and other documents relating to any indebtedness for borrowed money of a Loan Party or any of the Loan Parties’ Subsidiaries, including without limitation loan agreements, note indentures, letters of credit, reimbursement agreements, mortgages and guaranties of the indebtedness for borrowed money of others.

Debtor	14.Creditor	15.Amount of Indebtedness Outstanding	16.Maturity Date
	17.	18.	19.
	20.	21.	22.

23. 6. ENCUMBRANCES

Other than the Liens already described in Section 1.j. above, the property of the Loan Parties and/or any of the Loan Parties’ Subsidiaries is subject to the following Liens or encumbrances:

Loan Party/Subsidiary	Name of Holder of Lien	Description of Property Encumbered

11

7.	LITIGATION; COMMERCIAL TORT CLAIMS

a. The following is a complete list of pending and threatened litigation or claims involving amounts claimed against a Loan Party or any of the Loan Parties’ Subsidiaries in an indefinite amount or in excess of $25,000 in each case:

b. The following are the only claims (including, without limitation, commercial tort claims) which a Loan Party or any of the Loan Parties’ Subsidiaries has against others (other than claims on accounts receivable), which such Loan Party or Subsidiary is asserting or intends to assert, and in which the potential recovery exceeds $25,000:

8. TAXES

The following tax assessments against any of the Loan Parties or any of the Loan Parties’ Subsidiaries are currently outstanding and unpaid:

Assessing Authority	Amount and Description

24. 9. INSURANCE BROKER

The following brokers handle the Loan Parties’ and the Loan Parties’ Subsidiaries’ property and liability insurance:

25. Broker	Contact	26. Telephone	27. Fax	28. Email
	29.	30.	31.	32.

[remainder of page intentionally left blank]

12

The Loan Parties agree to advise you of any change or modification to any of the foregoing information or any supplemental information provided on any continuation pages attached hereto, and, until such notice is received by you, you shall be entitled to rely upon such information and presume it is correct. The Loan Parties acknowledge that your acceptance of this Perfection Certificate and any continuation pages does not imply any commitment on your part to enter into a loan transaction with the Loan Parties, and that any such commitment may only be made by an express written loan commitment, signed by one of your authorized officers. The Loan Parties agree that this Perfection Certificate shall constitute a “Loan Document” under the Facility Agreement and a “Loan Document” under the Credit Agreement.

Dated as of the date first written above

LOAN PARTIES:	ENDOLOGIX, INC., a Delaware corporation

By:
Name:
Title:

CVD/RMS ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

NELLIX, INC., a Delaware corporation

By:
Name:
Title:

TRIVASCULAR TECHNOLOGIES, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Perfection Certificate]

LOAN PARTIES CONTINUED:	TRIVASCULAR, INC., a California corporation

By:
Name:
Title:

ENDOLOGIX CANADA, LLC, a Delaware limited liability company

By:
Name:
Title:

TRIVASCULAR SALES LLC, a Texas limited liability company

By:
Name:
Title:

RMS/ENDOLOGIX SIDEWAYS MERGER CORP., a Delaware corporation

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule A-1

Agent’s Account

Beneficiary Bank: The Northern Trust International Banking Corporation, New Jersey

SWIFT: CNORUS33

Fedwire ABA: 026001122

CHIPS ABA: 0112

Beneficiary Name: Deerfield ELGX Revolver

LLC Beneficiary account:143057-20010

Schedule A-2

Authorized Person

Vaseem Mahboob

Cindy Pinto

Tim Brady

James Tejedor

Schedule C-1

Commitments

Lender	Revolver Commitment
Deerfield Private Design Fund III, L.P.	$16,666,666.66
Deerfield Private Design Fund IV, L.P.	$16,666,666.67
Deerfield Partners, L.P.	$16,666,666.67

Total	$50,000,000

Schedule D-1

Designated Account

Wire Payment Instruction:

Beneficiary: Endologix, Inc.
Beneficiary Address: 2 Musick, lrvine, CA 92618, USA
Account Number: 1453531702

Bank Name: Bank of America
Bank Address: 333 South Hope Street, Los Angeles, CA 90071, USA
Domestic ABA/Routing Account Number: 026009593
International Swift Code: BOFAUS3N

Schedule E-1

Approved Account Debtors

Angiocor S.A.
Endo T&D Limited LTD
Japan Lifeline Co., Ltd

Schedule P-1

Existing Investments

Name of Issuer	Description and Value of Security	Loan Party/Subsidiary
Cianna Medical, Inc.	8,677 Shares of Series A Preferred Stock	Endologix, Inc.

Schedule 4.01(d)

Existing Liens

None.

Schedule 4.01(f)

Existing Indebtedness

None.

Schedule 4.03

Litigation

Vicky Nguyen v. Endologix, Inc., et al.: (Filed January 3, 2017 in the United States District Court, Central District of California; Case No. 2:17-cv-00017). A putative shareholder class action pending in the U.S. District Court for the Central District of California. Lead plaintiff in Nguyen asserts multiple causes of action for securities fraud based on allegations that Borrower and two of its executives misled investors by opining optimistically about Borrower’s prospects for FDA pre-market approval of the Nellix EVAS System. On December 5, 2017, the District Court granted Borrower’s motion to dismiss lead plaintiff’s First Amended Complaint, with leave to amend. On January 9, 2018, lead plaintiff filed a Second Amended Complaint. Borrower intends to move for dismissal of the Second Amended Complaint with prejudice. The hearing on Borrower’s Motion to Dismiss lead plaintiff’s Second Amended Complaint has been set for August 10, 2018.

Derivative Lawsuits: As of June 11, 2017, Four shareholders have filed derivative lawsuits on behalf of Borrower, the nominal plaintiff, based on allegations substantially similar to those alleged by lead plaintiff in Nguyen. Those actions consist of: Sindlinger v. McDermott et al., Case No. BC662280 (Los Angeles Superior Court); Abraham v. McDermott et al., Case No. 30-2018-00968971-CU-BT-CSC (Orange County Superior Court); and Green v. McDermott et al., Case No. 8:17-cv-01155-AB (PLAx), consolidated with Cocco v. McDermott et al., Case No. 8:17-cv-01183-AB (PLAx) (U.S. District Court for the Central District of California). Plaintiffs in the Sindlinger and Green derivative actions have agreed to stay litigation pending resolution of the Nguyen action. Endologix is currently negotiating a similar agreement with the Abraham plaintiff. A related case, Ahmed v. Endologix, Inc., et al. (Filed January 11, 2017 in the United States District Court, Central District of California; Case No. 8:17-cv-00061) was consolidated into Nguyen v. Endologix, Inc.

SEC Investigation: In July 2017, Borrower learned that the United States Securities and Exchange Commission (“SEC”) issued a Formal Order of Investigation to investigate, among other things, events surrounding the Nellix EVAS System and the prospect of its FDA pre-market approval. Borrower is fully cooperating with the investigation. Borrower continues to produce materials responsive to the SEC’s subpoenas.

Certain Notices: The Loan Parties have received three unrelated notices from individuals claiming that certain of our products read on certain issued patents held by such individuals. The Loan Parties, after consultation with independent patent counsel, strongly disagree with these claims; however, it is possible that should these claims proceed to litigation, that Borrower’s aggregate liability arising for monetary judgements or other reliefs arising out of these matters could exceed $2,000,000. Since it is presently not possible to determine the outcome of any future discussions with these individuals in regard to their patents, and whether or not litigation will ensue, or the outcomes associated with potential litigation, no provision has been made in Borrower’s financial statements for the ultimate resolution.

Schedule 4.06

Real Estate

Owned Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code
N.A.

Leased Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Landlord name and contact information
Endologix, Inc.	2 Musick, Irvine, County of Orange, California 92618 U.S.A.; 33 and 35 Hammond, Irvine, County of Orange, California 92618 U.S.A.	The Northwestern Mutual Life Insurance Company

Endologix International Holdings B.V.	Burgemeester Burgerslaan 40, 5245 NH Rosmalen, The Netherlands	N.A.

TriVascular Technologies, Inc.	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	Sonoma Airport Properties LLC

Endologix Singapore Private Limited	10 Anson Road #21-04 & #21-04A International Plaza Singapore 079903	Stamcorp International Pte Ltd.

Endologix International B.V.	Rahmannstraße 11, 65760 Eschborn, Germany	N.A.

Subleased Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Landlord and sublandlord name and contact information

Other Real Property Operated or Occupied:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Nature of use
ELGX South Korea Ltd.	A-311, M-Sate, 114 Beopwon-ro, Songpa-gu, Seoul, South Korea	Office

Schedule 4.07

Intellectual Property

The items disclosed in Schedule 4.03 with the lead-in “Certain Notices”.

On May 7, 2018, Borrower received notice from Medtronic, Inc. (“Medtronic”) that Medtronic believes Borrower’s Ovation product appears to use one or more claims of certain Medtronic patents. Borrower is assessing this claim. Medtronic has invited Borrower to engage in discussions to obtain a non-exclusive license to these patents. Borrower has a robust patent portfolio at its disposal, and after conducting analysis believes that one or more of Medtronic’s products appears to use one or more claims of Borrower’s patents. Since it is presently not possible to determine the outcome of any future discussions with Medtronic in regard to the respective parties’ patents, and whether or not litigation will ensue, or the outcomes associated with potential litigation, no provision has been made in Borrower’s financial statements for the ultimate resolution.

Schedule 4.15

Borrower’s Subsidiaries

Parent	Percentage ownership	Name of Subsidiary	Jurisdiction of Subsidiary	Date of formation of Subsidiary	Federal employer ID no. of Subsidiary	Organizational identification no. of Subsidiary
Endologix, Inc.	100%	Nellix, Inc.	Delaware	03/20/2001	94-3398416	3359980

Endologix, Inc.	100%	CVD/RMS Acquisition Corp.	Delaware	12/13/1998	33-0928438	2955166

Endologix, Inc.	100%	RMS/Endologix Sideways Merger Corp.	Delaware	05/30/2002	03-0512974	3530477

Endologix, Inc.	100%	Endologix Singapore Private Limited	Singapore	01/13/2015	N.A.	N.A.

Endologix, Inc.	100%	ELGX International Holdings GP	Cayman Islands	07/05/2011	N.A.	N.A.

Endologix, Inc.	100%	Endologix New Zealand Co.	New Zealand	05/31/2012	N.A.	N.A.

Endologix, Inc.	100%	ELGX South Korea Ltd.	South Korea	12/07/2017	N.A.	N.A.

Endologix, Inc. ELGX International Holdings GP	99% 1%	Endologix Bermuda L.P.	Bermuda	07/24/2012	N.A.	N.A.

Endologix International Holdings B.V.	100%	Endologix Poland spolkda z ograniczona odpowiedzialnoscia	Poland	03/26/2015	N.A.	N.A.

Endologix Bermuda L.P.	100%	Endologix International Holdings B.V.	The Netherlands	08/22/2011	N.A.	N.A.

Endologix International Holdings B.V.	100%	Endologix Italia S.r.l.	Italy	06/04/2012	N.A.	N.A.

Endologix International holdings B.V.	100%	Endologix International B.V.	The Netherlands	08/22/2011	N.A.	N.A.

Endologix, Inc.	100%	TriVascular Technologies, Inc.	Delaware	07/11/2007	87-0807313	4387054

TriVascular Technologies, Inc.	100%	TriVascular, Inc.	California	01/05/1998	68-0402620	C2065374

TriVascular, Inc.	100%	TriVascular Sales, LLC	Texas	08/23/2012	46-0859179	0801644988

Parent	Percentage ownership	Name of Subsidiary	Jurisdiction of Subsidiary	Date of formation of Subsidiary	Federal employer ID no. of Subsidiary	Organizational identification no. of Subsidiary
TriVascular, Inc.	100%	Endologix Canada, LLC	Delaware	11/25/2014	N.A.	5647226

TriVascular, Inc.	100%	TriVascular Germany GmbH	Germany	05/14/2012	N.A.	N.A.

TriVascular, Inc.	100%	TriVascular Switzerland Sarl	Switzerland	04/30/2010	N.A.	N.A.

TriVascular, Inc.	100%	TriVascular Italia S.R.L.	Italy	04/08/2010	N.A.	N.A.

Schedule 4.17

Borrower’s Outstanding Shares of Stock, Options and Warrants

Name of Issuer	Authorized Securities	Issued and Outstanding Securities	Certificated (Yes or No)	Loan Party/ Subsidiary Owner
Endologix, Inc.	170,000,000 Shares of Common Stock, $0.001 par value	84,946,471 Shares of Common Stock Issued and 84,557,225 Outstanding[3]	Yes	N.A.
	5,000,000 Shares of Preferred Stock, $0.001 par value, undesignated	Zero Shares of Preferred Stock	Yes, when issued	N.A.

Nellix, Inc.	1,000 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

CVD/RMS Acquisition Corp.	100 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

ELGX South Korea, Ltd.	20,000 Contribution Units, KRW 5,000 par value	20,000 Contribution Units	No	Endologix, Inc.

RMS/Endologix Sideways Merger Corp.	100 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

TriVascular Technologies, Inc.	1,000 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

ELGX International Holdings GP	Unspecified Number of Partnership Interests	Unspecified Number of Partnership Interests	No	Endologix, Inc.

Endologix Bermuda, L.P.	Unspecified Number of Partnership Interests	Unspecified Number of Partnership Interests	No	Endologix, Inc.

Endologix Singapore Private Limited	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix, Inc.

Endologix New Zealand Co.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix, Inc.

[3]	As of August 7, 2018. There have been no material changes to such amount as of the Agreement Date.

Name of Issuer	Authorized Securities	Issued and Outstanding Securities	Certificated (Yes or No)	Loan Party/ Subsidiary Owner
TriVascular, Inc.	100 Shares of Common stock, $0.01 par value	100 Shares of Common Stock	No	TriVascular Technologies, Inc.

Endologix International Holdings B.V.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix Bermuda, L.P.

Endologix Poland spolkda z ograniczona odpowiedzialnoscia	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

Endologix International B.V.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

Endologix Italia S.r.l	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

TriVascular Sales LLC	1,000 Units of Membership Interests	1,000 Units of Membership Interests	No	TriVascular, Inc.

Endologix Canada, LLC	1,000 Units of Membership Interests	1,000 Units of Membership Interests	No	TriVascular, Inc.

TriVascular Italia Sarl	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	TriVascular, Inc.

TriVascular Germany GmbH	Unspecified number of Company Interests	Unspecified number of Company Interests	No	TriVascular, Inc.

TriVascular Switzerland Sárl	Unspecified number of Company Interests	Unspecified number of Company Interests	No	TriVascular, Inc.

Options and Equity Incentive/Compensation Plans:

Equity Awards: Borrower’s 2015 Stock Incentive Plan as amended (the “2015 Plan”) authorizes the grant of equity awards to purchase up to 10.3 million shares of Common Stock. As of July 31, 2018, approximately 9.6 million shares were reserved for issuance under outstanding stock options, including stock options granted under equity compensation plans preceding the 2015 Plan, and 1.6 million shares were subject to unvested restricted stock awards. The outstanding stock options have exercise prices ranging from $1.64 to $17.58 and a weighted average exercise price of $7.28. There have been no material changes to the items discussed in this paragraph as of the Agreement Date.

Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”): As of July 31, 2018, approximately 0.7 million shares of Common Stock were available for issuance under the ESPP. There have been no material changes to such amount as of the Agreement Date.

2017 Inducement Stock Incentive Plan: The Board has reserved 2,000,000 shares of Borrower’s Common Stock for issuance pursuant to awards granted under the 2017 Inducement Stock Incentive Plan. As of July 31, 2018, approximately 1.5 million shares of Common Stock were available for issuance under this plan. There have been no material changes to such amount as of the Agreement Date.

Non-Plan Inducement Grants: In connection with its merger with TriVascular Technologies, Inc., on February 4, 2016 Borrower issued non-plan inducement stock options to purchase 1.4 million shares of Common Stock at an exercise price of $7.53 per share, and non-plan inducement restricted stock units for 0.3 million shares of Common Stock.

Warrants:

In connection with its merger with TriVascular Technologies, Inc. on February 3, 2016, Borrower assumed unexercised out-of-the-money warrants of TriVascular Technologies, Inc., which converted into warrants to purchase 35,094 shares of Common Stock, 24,272 at an exercise price of $12.58 per share and 10,822 at an exercise price of $28.21 per share.

Pursuant to the terms of the Prior Facility Agreement, Borrower issued warrants to Lenders to purchase an aggregate of 6,470,000 shares of Common Stock of Borrower at an exercise price of $9.23 per share. The number of shares of Common Stock of Borrower into which the warrants are exercisable and the exercise price of the warrants will be adjusted to reflect any stock splits, recapitalizations or similar adjustments in the number of outstanding shares of Common Stock of Borrower.

Pursuant to the Agreement, Borrower is issuing warrants to Lenders to purchase an aggregate of 8,750,000 shares of Common Stock of Borrower at an exercise price equal to the closing bid price on the date of grant. The number of shares of Common Stock of Borrower into which the warrants are exercisable and the exercise price of the warrants will be adjusted to reflect any stock splits, recapitalizations or similar adjustments in the number of outstanding shares of Common Stock of Borrower.

Convertible Notes:

2.25% Convertible Notes: On December 10, 2013, Borrower issued $86.3 million aggregate principal amount of 2.25% Convertible Notes. The initial conversion rate of the 2.25% Convertible Notes is 41.6051 shares of Common Stock per $1,000 principal amount of 2.25% Convertible Notes, which represents an initial conversion price of approximately $24.04 per share. On April 3, 2017, Borrower entered into the Prior Facility Agreement with Deerfield and used proceeds from the Deerfield loan to repurchase $68 million aggregate principal amount of outstanding 2.25% Senior Notes, plus the accrued but unpaid interest thereon, from the holders thereof in privately negotiated transactions. As of the Agreement Date, there is currently $18.278 million aggregate principal amount of 2.25% Convertible Notes outstanding.

3.25% Convertible Notes: On November 2, 2015, Borrower issued $125.0 million aggregate principal amount of 3.25% Convertible Notes. The initial conversion rate of the 3.25% Convertible Notes is 89.4314 shares of Common Stock per $1,000 principal amount of 3.25% Convertible Notes, which represents an initial conversion price of approximately $11.18 per share. Pursuant to the terms of the Facility Agreement with Deerfield, $40.5 million of the aggregate principal amount of the 3.25% Convertible Notes will be cancelled on the Agreement

Date, and $84.5 million aggregate principal amount of 3.25% Convertible Notes will remain outstanding thereafter.

Pursuant to this Agreement the Borrower may issue, upon exercise under the Notes by Lenders, Conversion Shares in accordance with the terms of the Notes and Interest Payment Shares in accordance with this Agreement.

Other Rights to Securities of Borrower:

In connection with its merger with Nellix, Inc. (“Nellix”), Borrower agreed to issue shares of Common Stock to the former stockholders of Nellix upon Borrower’s receipt of FDA approval to sell its Nellix EVAS System in the United States (the “PMA Milestone”). The number of shares of Common Stock issuable to the former stockholders of Nellix upon achievement of the PMA Milestone shall equal the quotient obtained by dividing $15.0 million by the average per share closing price of Common Stock on The Nasdaq Global Select Market for each of the 30 consecutive trading days ending with the fifth trading day immediately preceding the date of Borrower’s receipt of FDA approval to sell its Nellix EVAS System in the United States, subject to a stock price floor of $4.50 per share, but not subject to a stock price ceiling.

In June 2018, Borrower received the approval of its stockholders to conduct an exchange program (“Exchange Program”) in which eligible employee stock option holders would have the ability to exchange certain “out-of-the-money” stock options for restricted stock units (“RSUs”) of Borrower pursuant to fixed exchange ratios. Borrower intends to consummate this Exchange Program. The material terms of the Exchange Program are as set forth in proposal 6 of the Company’s definitive proxy statement in respect of its annual meeting of stockholders held on June 14, 2018.

Registration Rights

Registration Rights Agreements dated as of April 3, 2017 and the Agreement Date, respectively, by and among the Borrower the Lenders and Agent. .

Agreement and Plan of Merger and Reorganization, dated October 27, 2010, by and among Borrowerthe, Nepal Acquisition Corporation, Nellix, Inc., certain of Nellix, Inc.’s stockholders listed therein and Essex Woodlands Health Ventures, Inc., as representative of Nellix, Inc.’s stockholders (Section 6.12 contains registration obligation)

At-the-Market Equity Offering Sales Agreement, dated May 31, 2018, by and between Borrower and Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel has agreed to use commercially reasonable efforts to sell on the Company’s behalf up to $50,000,000 in aggregate gross process of the Company’s common stock pursuant to the terms instructed by the Company. The Company is obligated to pay Stifel at a fixed commission rate of up to 3.0% of the gross sales price of its common stock sold pursuant to the agreement.

Schedule 4.18

Material Contracts

•	Cross License Agreement dated as of October 26, 2011, by and between Borrower and Bard Peripheral Vascular, Inc.

•	Settlement Agreement, dated October 16, 2012 by and among Borrower, Cook Incorporated, Cook Group and Cook Medical, Inc.

•

Standard Industrial/Commercial Multi-Tenant Lease—Net, for 2 Musick, Irvine, California and 33 & 35 Hammond, Irvine, dated June 12, 2013, by and between Borrower and The Northwestern Mutual Life Insurance Company.

•

Lease for Santa Rosa facility for the building located at 3910 Brickway Boulevard, Santa Rosa, California as set forth in the Third Amendment to Lease, by and between Trivascular, Inc. and Sonoma Airport Properties LLC and the earlier agreements described herein.

Schedule 4.20

Environmental

None.

Schedule 4.22

Labor Relations

None.

Schedule 4.23

Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office

Loan Party	Jurisdiction of organization	All other jurisdictions of organization of Loan Party for 5 years preceding the Agreement Date	Legal name	All other legal names of Loan Party for 5 years preceding the Agreement Date	Organizational identification no.	Location of chief executive office or sole place of business: other offices or facilities
Endologix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	2338745	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

Endologix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	2338745	33 and 35 Hammond, Irvine, County of Orange, California 92618 U.S.A.

Nellix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	3359980	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

CVD/RMS Acquisition Corp.	Delaware	N.A.	Same as loan party name at left	N.A.	2955166	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

TriVascular Technologies, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	4387054	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

TriVascular, Inc.	California	N.A.	Same as loan party name at left	N.A.	C2065374	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

Endologix Canada, LLC	Delaware	N.A.	Same as loan party name at left	Trivascular Canada LLC	5647226	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

RMS/Endologix Sideways Merger Corp.	Delaware	N.A.	Same as loan party name at left	N.A.	3530477	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

Trivascular Sales LLC	Texas	N.A.	Same as loan party name at left	N.A.	801644988	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

Schedule 4.33(a)

Governmental Notices Regarding Products

Ovation® System

On August 2018, Borrower intends to issue a global field safety notice related to reinforce information contained within the IFU in order to reduce the occurrence of polymer leaks.

Schedule 4.41

See above Schedule 4.17.

Schedule 4.45

Inventory Location

The following are all of the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, maintains Inventory:

Complete Address	Loan Party/Subsidiary

2 Musick, Irvine, County of Orange, CA 92618 U.S.A.	Endologix, Inc.

33 & 35 Hammond, Irvine, County of Orange, CA 92618 U.S.A	Endologix, Inc.

3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	TriVascular Technologies, Inc. TriVascular, Inc.

10 Anson Road #21-04 & #21-04A International Plaza Singapore 079903	Endologix, Inc.

A-311, M-Sate, 114 Beopwon-ro, Songpa-gu, Seoul, South Korea	Endologix, Inc.

Burgemeester Burgerslaan 40, 5245 NH Rosmalen, The Netherlands	Endologix International Holdings B.V.

Rahmannstraße 11, 65760 Eschborn, Germany	Endologix International B.V.

The following are the names and addresses of all warehousemen, bailees, or other third parties who have possession of any of the Loan Parties’ Inventory or the Inventory of any of the Loan Parties’ Subsidiaries:

Name	Complete Street and Mailing Address, including Zip Code	Loan Party/Subsidiary
UPS	378 Commercial Street, Malden, MA 02148 165 Chubb Avenue, Lyndhurst, NJ 07071 1130 Commerce Blvd, Swedesboro, NJ 08085 2250 Outerloop Drive, Louisville, KY 40219	Endologix, Inc.

Rhenus	Centaurusweg 123, 5015 TC Tilburg, The Netherlands	Endologix International Holdings B.V.

Name	Complete Street and Mailing Address, including Zip Code	Loan Party/Subsidiary
STOK UK Limited	One Fleet Place, London EC4M 7Ws	Endologix International B.V.

TNT Express Korea	54 Yangcheon-ro, Gangseo-gu, Seoul 07522	Endologix, Inc.

In addition to the foregoing:

•

In the Ordinary Course of Business, the Loan Party or any of the Loan Parties Subsidiaries’ sales representatives hold Trunk Inventory in their possession for sales calls and procedures, which Trunk Inventory is not held at a specific location or locations.

•	Certain Inventory of the Loan Party or any of the Loan Parties’ Subsidiaries is held by numerous third parties on a consignment basis at various locations.

Schedule 6.05

Contingent Obligations

•	Base Capped Call Confirmation, dated December 4, 2013, between the Borrower and Bank of America, N.A.

•	Additional Capped Call Confirmation, dated December 5, 2013, between the Borrower and Bank of America, N.A.

The capped call transactions contemplated by the documents listed above relate to the 2.25% Convertible Notes. The capped call transactions are expected to reduce the potential dilution and/or offset the potential cash payments that the Borrower may be required to make in excess of the principal amount upon conversion of the 2.25% Convertible Notes in the event that the market price per share of the Borrower’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the $24.04 conversion price of the 2.25% Convertible Notes. The Borrower will not be required to make any cash payments to Bank of America, N.A. upon the exercise of the options that are a part of the capped call transactions, but rather will be entitled to receive from Bank of America, N.A. a number of shares of the Borrower’s common stock and/or an amount of cash based on the amount by which the market price per share of Common Stock of the Borrower, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period.

Schedule 5.20

Other Loan Documents to Be Form 8-K Exhibits

Each of the following agreements, instruments and documents, including the schedules, exhibits and annexes thereto:

•	the Agreement

•	the Notes;

•	the Guaranty and Security Agreement;

•	the Intercompany Subordination Agreement;

•	the Intercreditor Agreement;

•	the Patent Security Agreement; and

•	the Trademark Security Agreement.

Schedule 6.07

Transactions with Affiliates

Investments of Inventory pursuant to clause (j) of the definition of Permitted Investments